   As filed with the Securities and Exchange Commission on February 8, 1999.
                                                     Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                --------------

                            PERVASIVE SOFTWARE INC.
            (Exact Name of Registrant as Specified in its Charter)

         Delaware                    7372                    74-2693793
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification    Identification Number)
     incorporation or            Code Number)
      organization)

                    12365 Riata Trace Parkway, Building II
                              Austin, Texas 78727
                                (512) 231-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                                 RON R. HARRIS
                            Chief Executive Officer
                            Pervasive Software Inc.
                    12365 Riata Trace Parkway, Building II
                              Austin, Texas 78727
                                (512) 231-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------
                                  Copies to:

           Jay K. Hachigian                      Carmelo M. Gordian
            Brian K. Beard                        J. Matthew Lyons
           Anthony M. Allen                      David K. Richardson
       Gunderson Dettmer Stough            Brobeck, Phleger & Harrison LLP
 Villeneuve Franklin & Hachigian, LLP      301 Congress Avenue, Suite 1200
 8911 Capital of Texas Highway, Suite            Austin, Texas 78701
                 4240                              (512) 477-5495
          Austin, Texas 78759
            (512) 342-2300

                                --------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE

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
                                                              Proposed
                                           Amount              maximum        Proposed maximum
       Title of each class of               to be          offering price         aggregate          Amount of
    securities to be registered          registered         per share(1)      offering price(1)  registration fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value......       3,450,000            $17.94            $61,893,000           $17,206

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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 8, 1999

                  [LOGO OF PERVASIVE SOFTWARE APPEARS HERE]

                                3,000,000 Shares

                                  Common Stock

  We are offering 1,500,000 shares of our common stock and the selling stockholders are selling an additional 1,500,000 shares. Our common stock is traded on the Nasdaq National Market under the symbol "PVSW." The last reported sale price of our common stock on the Nasdaq National Market on February 5, 1999, was $19.88 per share.

                                --------------

                        This investment involves risks.
                    See "Risk Factors" commencing on page 6.

                                --------------

                                                          Per Share    Total
                                                          --------- -----------
Public offering price....................................  $19.88   $59,640,000
Underwriting discounts and commissions...................    1.09     3,270,000
Proceeds to Pervasive....................................   18.79    28,185,000
Proceeds to the selling stockholders.....................   18.79    28,185,000

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Pervasive has granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the shares of common stock to
purchasers on      , 1999.

                                --------------

BancBoston Robertson Stephens

                         Hambrecht & Quist

                                                              Piper Jaffray Inc.


                  The date of this prospectus is        , 1999

                              [Inside Front Cover]

[Graphic]

Web development as easy as one, two...

Web application development with Tango

[Graphic of screen shots of the Tango Development Studio]

Conventional development process

[Graphic of screen shots of a conventional web-development application]

Tango brings drag-and-drop simplicity to the Web application development process. The Tango Development Studio provides a sophisticated visual editing environment for creating Web-based applications quickly and efficiently. For deploying the applications, the multi-threaded Tango Application Server works in conjunction with an HTTP (Web) server and interacts with a database server to return dynamic content to a Web browser.

  Other Web development tools require combining CGI scripting code with HTML, determining how to connect the database to the application server, setting a complex set of individual parameters related to security and configuration, and more.

  Tango dramatically simplifies this process, giving Web developers a comprehensive suite of software for creating and deploying high-volume, high-performance Web-based applications quickly, easily and cost-effectively.

[Graphic of Pervasive Software logo]

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   6
Special Note Regarding Forward-Looking Statements........................  15
Price Range of Common Stock..............................................  16
Dividend Policy..........................................................  16
Use of Proceeds..........................................................  17
Capitalization...........................................................  17
Selected Consolidated Financial Data.....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  30
Management...............................................................  44
Certain Transactions.....................................................  52
Principal and Selling Stockholders.......................................  53
Description of Capital Stock.............................................  55
Shares Eligible for Future Sale..........................................  57
Underwriting.............................................................  58
Legal Matters............................................................  60
Experts..................................................................  60
Additional Information...................................................  60
Index to Consolidated Financial Statements............................... F-1

                             ---------------------

  Our logo and certain titles and logos of our products mentioned in this prospectus are either (1) our trademarks or (2) trademarks that have been licensed to us. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                    SUMMARY

  Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the consolidated financial statements and notes, before deciding to invest in shares of our common stock. Unless we indicate otherwise, all information in this prospectus assumes the underwriters will not exercise their over-allotment option.

                            Pervasive Software Inc.

  Pervasive Software Inc. is a leading provider of information management solutions that dramatically simplify the development, deployment and maintenance of Web-based and client/server applications. Our Pervasive.SQL data management products enable software developers to create sophisticated distributed applications that require minimal ongoing maintenance without having to master the technical aspects of traditional enterprise databases. Our Tango Web solutions enable the rapid development and deployment of robust and scalable Web-based applications with "point-and-click" simplicity. Together, these products offer a unique solution that masks the complexity of developing, deploying and maintaining Web-based applications and lowers the cost of ownership of Web-based distributed computing environments. Enhancing our solution is our value-added indirect sales channel of over 10,000 independent software developers and value-added resellers who target the large market of organizations that have limited information technology resources.

  Pervasive was founded in 1994 with the simple but powerful mission of dramatically simplifying distributed computing by developing "zero administration" database and information management products that reduce the need for scarce and expensive IT professionals. Today, Web-based applications are proliferating as organizations conduct electronic commerce, dynamically link partners, suppliers and vendors and generate other online business opportunities. Despite the many benefits of the Web as a distributed computing environment, the increasing sophistication of Web-based applications and their interactions with underlying databases present many of the same complexities as client/server computing, as well as additional challenges relating to security, user access and data integrity. These complexities, along with the competitive need to develop, deploy and modify applications in "Internet time," has created even more pressure on already strained IT professionals. As a result of these factors, organizations need Web-based solutions with zero administration features similar to those deployed in client/server systems.

  To take advantage of the opportunities presented by the Web's emergence as a distributed computing platform, we acquired EveryWare Development Inc. with its Tango product line in November 1998. By combining the Tango Application Server with the zero administration functionality of our Pervasive.SQL database, our integrated solution:

  . Minimizes the cost of ownership throughout the lifecycle of an application;

  . Reduces the time to develop and deploy Web-based and client/server applications;

  . Simplifies application development to appeal to a broad range of software developers; and

  . Offers a single vendor solution that seamlessly integrates the Web application server with the underlying database.

  We believe that the emergence of the Internet and the proliferation of hand-held computing and other embedded and smart devices will drive dramatic increases in the need for Web application servers integrated with underlying zero administration databases. We intend to enhance and extend our technologies and leverage our value-added channel to capitalize on these market opportunities.

                                  Our Address

  Our principal executive offices are located at 12365 Riata Trace Parkway, Building II, Austin, Texas 78727. Our telephone number is (512) 231-6000.

                                  The Offering

  The following information is based on 13,473,099 shares outstanding at December 31, 1998. This number excludes 3,148,683 shares of common stock issuable upon the exercise of stock options outstanding at December 31, 1998 at a weighted average exercise price of $4.61 per share. It also excludes 793,546 shares reserved for issuance under our stock option plans and employee stock purchase plan.

Common stock offered by  1,500,000 shares
 Pervasive..............
Common stock offered by  1,500,000 shares
 the selling stockhold-
 ers....................
Common stock to be out-  14,973,099 shares
 standing after the of-
 fering.................
Use of proceeds......... For covering expenses related to the offering and general corporate purposes. See "Use of Proceeds."
Nasdaq National Market   PVSW
 symbol.................

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

  The following tables summarize the financial data for our business. The consolidated balance sheet data has been adjusted for the sale of 1,500,000 shares of our common stock in this offering at an assumed public offering price of $19.88 per share and the application of the net proceeds. See "Use of Proceeds" and "Capitalization."

                            Period from                                     Six Months Ended
                          January 12, 1994  Fiscal Years Ended June 30,       December 31,
                           (inception) to  -------------------------------- -----------------
                           June 30, 1994    1995    1996     1997    1998     1997     1998
                          ---------------- ------  -------  ------- ------- -------- --------
Statement of Operations
  Data:
Revenues................      $   933      $8,601  $13,476  $24,481 $36,700 $ 16,141 $ 25,863
Charge for purchased
  research and
  development...........           --          --       --       --      --       --    1,800
Operating income
  (loss)................       (2,208)       (655)  (3,109)   2,255   3,344    1,151      889
Net income (loss).......      $(2,203)     $ (609) $(3,205) $ 1,590 $ 2,722 $    905 $    294
Diluted earnings (loss)
  per share.............      $(1,102)     $ (305) $(1,603) $  0.12 $  0.18 $   0.06 $   0.02
Shares used in computing
  diluted earnings per
  share.................            2           2        2   13,080  14,741   14,313   15,255

                                                              December 31, 1998
                                                             -------------------
                                                             Actual  As Adjusted
Balance Sheet Data:                                          ------- -----------
Cash and cash equivalents................................... $ 1,862   $29,518
Working capital.............................................   7,686    35,342
Total assets................................................  37,150    64,806
Total stockholders' equity..................................  25,425    53,081

                                  RISK FACTORS

  You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. Please see the "Special Note Regarding Forward-Looking Statements" elsewhere in this prospectus.

We Expect Our Financial Results May Vary Significantly from Quarter to Quarter

  Our operating results have varied significantly from quarter to quarter in the past and will continue to vary significantly from quarter to quarter in the future due to a variety of factors. Many of these factors are outside of our control. These factors include:

  .  Demand for our products;

  .  Seasonality and the timing of product sales;

  .  Unexpected delays in introducing new products and services;

  .  New product releases or pricing policies by our competitors;

  .  Lack of order backlog;

  .  Loss of a significant distributor;

  . Increased expenses, whether related to sales and marketing, product development oradministration; and

  .  The mix of domestic and international sales.

  In addition, we may experience fluctuations based on our past and future acquisitions of businesses and product lines. For example, we incurred a loss in the quarter ended December 31, 1998 as a result of a charge for purchased research and development associated with our acquisition of EveryWare Development Inc.

  We will continue to determine our investment and expense levels based on our expected future revenues, which may not grow at historical rates in future periods, if at all. A significant portion of our expenses are not variable in the short term and cannot be quickly reduced to respond to decreases in revenues. Therefore, if our revenues are below our expectations, our operating results and net income are likely to be adversely and disproportionately affected. In addition, we may reduce our prices or accelerate our investment in research and development efforts in response to competitive pressures or to pursue new market opportunities. Any one of these activities may further limit our ability to adjust spending in response to revenue fluctuations.

Seasonality May Contribute to Fluctuations in Our Quarterly Operating Results

  Our business has experienced, and is expected to continue to experience, seasonal customer buying patterns. In recent years, we have had relatively stronger demand for our products during the quarters ending December 31 and June 30, and relatively weaker demand in the quarters ending March 31 and September 30. We believe that this pattern may continue. In addition, to the extent international operations constitute a greater percentage of our revenues in future periods, we anticipate that demand for our products in Europe and Japan will decline because of reduced corporate buying patterns during the vacation season in the summer months.

We Currently Operate Without a Backlog

  We currently operate with virtually no order backlog because our software products are shipped and revenue is recognized shortly after orders are received. This lack of backlog makes product revenues in any quarter substantially dependent on orders booked and shipped throughout that quarter. As a result, if orders in the first month or two of a quarter fall short of expectations, it is likely we will not meet our revenue targets for that quarter. As a result, our quarterly operating results would be materially and adversely affected.

Our Success Depends on Our Management of Significant Growth and Change Within Our Business

  We have expanded our operations rapidly since inception, resulting in new and increased responsibilities for management and placing a strain upon our financial and other resources. During this period, we have experienced revenue growth, an increase in the number of our employees, an expansion in the scope of our operating and financial systems and an expansion in the geographic area of our operations. In particular, we had a total of 305 employees at December 31, 1998, as compared to 189 at December 31, 1997. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we fail to implement and improve these systems, our business, operating results and financial condition will be materially adversely affected.

Our Performance Depends on Our Successful Transition To and Market Acceptance of Pervasive.SQL

  Prior to the release of our Pervasive.SQL products, we derived substantially all of our revenues from the license of our Btrieve products. Although we expect to continue to derive a significant portion of our revenues from Btrieve licenses in the near term, our future operating results will become increasingly dependent on market acceptance of Pervasive.SQL. We cannot be certain that future sales of Pervasive.SQL will continue at initial rates. The pace and timing of market acceptance of Pervasive.SQL has depended largely on factors such as the product development cycles of developers and resellers who embed our products into packaged software applications. We cannot be certain whether or when Pervasive.SQL will become integrated into our customers' development, marketing and support infrastructure to the same extent as Btrieve. Although we recognized increased revenue from Pervasive.SQL in the first and second quarters of fiscal 1999, one-time upgrades from earlier versions of our products, our favorable upgrade pricing, or other factors may have contributed to such sales.

Our Future Success Will Depend on Our Ability to Successfully Market and Support Tango

  We acquired the technology for our Tango products in November 1998 and we recently began to market the Tango Application Server and Tango Development Studio both as stand-alone products and integrated with Pervasive.SQL. To date, we have not derived significant revenues from the Tango products. Our performance depends on our ability to generate demand for, gain market acceptance of and effectively support our Tango products in the near future. Because of our limited experience marketing the Tango products, we cannot be certain that we will achieve market acceptance for or generate significant revenue from the Tango products. Our ability to rapidly gain market acceptance and to effectively support our Tango products is subject to a number of factors, including:

  . Our ability to successfully integrate Pervasive.SQL with the Tango products;

  .  Our ability to recruit and train new and existing value-added resellers;

  . The success of our seeding promotion involving free downloads of our Tango development environment and our ability to ultimately receive Tango Application Server revenue from this promotion;

  . The time lag between adoption and deployment of the Tango product line;

  . Our ability to successfully market Tango products to our installed base of customers, independent software vendors and value-added resellers;

  . The extent of competitive pricing pressure from companies in our markets that are willing to accept losses in an attempt to gain market share; and

  . Continued growth in the market for Web-based development products.

We Must Successfully Integrate Our Recent Acquisition of EveryWare Development Inc.

  Our failure to successfully address the risks associated with our acquisition of EveryWare Development Inc. of Toronto, Canada could have a material adverse affect on our business, operating results and financial condition. We acquired EveryWare in November 1998. The success of this acquisition will depend on our ability to:

  . Successfully integrate and manage EveryWare's operations, which are based in Canada;

  .  Retain EveryWare's software developers; and

  .  Implement our business strategy.

We Have Significant Product Concentration

  We currently derive substantially all of our revenues from our Pervasive.SQL and Btrieve data management products. Data management-related revenue will continue to account for substantially all of our revenues for the foreseeable future. As a result, our future operating results will depend upon continued market acceptance of Pervasive.SQL and our ability to develop and market our Tango products. Pervasive.SQL may not achieve continued market acceptance, and Tango may not achieve market acceptance at all. Any decrease in demand or market acceptance for our Pervasive.SQL and Btrieve product would have a damaging effect on our business, operating results and financial condition.

Our Efforts to Develop Brand Awareness of Our Products May Not be Successful

  We believe that developing and maintaining awareness of the "Tango" and "Pervasive" brand names is critical to achieving widespread acceptance of our products. The importance of brand recognition will increase as competition in the market for Web-based development and deployment products increases. A key element of our business strategy is to commit significant resources to promote our brands. We have not obtained a United States registration of the trademark for these names, and we are aware of other companies that use these marks, in particular "Tango," in their marks alone or in combination with other words. We expect that it may be difficult or impossible to prevent third-party uses for competing goods and services. Competitors or others that use marks that are similar to our brand names may cause confusion among actual and potential customers, which could prevent us from achieving significant brand recognition. If we fail to promote and maintain our brands or incur significant related expenses, our business, operating results and financial condition could be materially adversely affected.

A Small Number of Distributors Account For a Significant Percentage of Our Revenues

  The loss of a major distributor or any reduction in orders by such distributor, including reductions due to market or competitive conditions, combined with the inability to replace the distributor on a timely basis, could materially adversely affect our business, operating results and financial condition. Many of our independent software vendors, value-added resellers and end users place their orders through distributors. A relatively small number of distributors have accounted for a significant percentage of our revenues. In the six months ended December 31, 1998, two distributors accounted for a combined 24% of revenues, and two distributors accounted for a combined 22% of revenues for the comparable period in the 1997 fiscal year. We expect that we will continue to be dependent upon a limited number of distributors for a significant portion of our revenues in future periods. Moreover, we expect that such distributors will vary from period to period. Our distributors have not agreed to any minimum order requirements. Although we forecast demand and plan accordingly, if a distributor purchases excess product, we may be obligated to accept the return of some products.

We Depend on Our Indirect Sales Channel

  Our failure to continue to grow our indirect sales channel or the loss of a significant number of members of our indirect channel partners would have a material adverse effect on our business, financial condition and operating results. We do not have a substantial direct sales force and derive substantially all of our revenues from indirect sales through a channel consisting of independent software vendors, value-added resellers, system integrators, consultants and distributors. Our sales channel could be adversely affected by a number of factors including:

  . The emergence of a new platform resulting in the failure of independent software vendors to develop and the failure of value-added resellers to sell our products based on our supported platforms;

  .  Pressures placed on the sales channel to sell competing products;

  .  Our failure to adequately support the sales channel; and

  . Competing product lines offered by certain of our indirect channel partners.

  We cannot be certain that we will be able to continue to attract additional indirect channel partners or retain our current partners. In addition, we cannot be certain that our competitors will not attempt to recruit certain of our current or future partners.

We May Face Problems in Connection With Future Acquisitions or Joint Ventures

  In the future, we may acquire additional businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand our business. Our negotiations of potential acquisitions or joint ventures and our integration of acquired businesses, products or technologies could divert time and resources. Any future acquisitions could require us to issue dilutive equity securities, incur debt or contingent liabilities, amortize goodwill and other intangibles, or write-off purchased research and development and other acquisition-related expenses. If we are unable to fully integrate acquired businesses, products or technologies with our existing operations, we may not receive the intended benefits of acquisitions.

We May Not Be Able to Develop Strategic Relationships

  Our current collaborative relationships may not prove to be beneficial to us, and they may not be sustained. Further we may not be able to enter into successful new strategic relationships in the future, which could have a material adverse effect on our business, operating results and financial condition. From time to time, we have collaborated with other companies, including Oracle, Novell and Macromedia, in areas such as product development, marketing, distribution and implementation. Maintaining these and other relationships is a meaningful part of our business strategy. However, many of our current and potential strategic partners are either actual or potential competitors with us. In addition, many of these relationships are informal or, if written, terminable with little or no notice.

We Depend on Third-Party Technology in Our Products

  We rely upon certain software that we license from third parties, including software that is integrated with our internally developed software and used in our products to perform key functions. These third-party software licenses may not continue to be available to us on commercially reasonable terms. The loss of, or inability to maintain or obtain any of these software licenses, could result in shipment delays or reductions until we develop, identify, license and integrate equivalent software. Any delay in product development or shipment could damage our business, operating results and financial condition.

We May be Unable to Protect Our Intellectual Property and Proprietary Rights

  Our success depends to a significant degree upon our ability to protect our software and other proprietary technology. We rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights. However, these measures afford us only limited protection. In addition, we rely in part on "shrink wrap" and "click wrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Although we believe software piracy may be a problem, we are unable to determine the extent to which piracy of our software products exists. In addition, portions of our source code are developed in foreign countries with laws that do not protect our proprietary rights to the same extent as the laws of the United States.

  We may increasingly be subject to claims of intellectual property infringement as the number of products and competitors in our industry segment continues to grow and the functionality of products in different industry segments increasingly overlaps. Although we are not aware that any of our products infringe upon the proprietary rights of third parties, third parties may claim infringement by us with respect to current or future products. Any infringement claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or the loss or deferral of sales or require us to enter into royalty or licensing agreements. If we are required to enter into royalty or licensing agreements, they may not be on terms acceptable to us. Unfavorable royalty and licensing agreements could seriously damage our business, operating results and financial condition.

We Must Adapt to Rapid Technological Change

  Our future success will depend upon our ability to continue to enhance our current products and to develop and introduce new products on a timely basis that keep pace with technological developments and satisfy increasingly sophisticated customer requirements. Rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards characterize the market for our products. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. As a result of the complexities inherent in client/server computing environments and the performance demanded by customers for embedded databases and Web-based products, new products and product enhancements can require long development and testing periods. As a result, significant delays in the general availability of such new releases or significant problems in the installation or implementation of such new releases could have a material adverse effect on our business, operating results and financial condition. We have experienced delays in the past in the release of new products and new product enhancements. We may not be successful in:

  . Developing and marketing, on a timely and cost-effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements;

  . Avoiding difficulties that could delay or prevent the successful development, introduction or marketing of these products; or

  . Achieving market acceptance for our new products and product enhancements.

We May be Affected by Unexpected Year 2000 Problems

  We are subject to potential "Year 2000" problems affecting our products, our internal systems and the systems of our vendors and distributors, any of which could have a material adverse effect on our business, operating results and financial condition. Many existing computer systems and software products do not properly recognize dates after December 31, 1999. This "Year 2000" problem could result in miscalculations, data corruption, system failures or disruptions of operations.

  The latest versions of Btrieve and Pervasive.SQL are designed to be Year 2000 compliant. An earlier release of the predecessor to Pervasive.SQL, Scalable SQL, and certain other discontinued products were not designed to be Year 2000 compliant; however, the product documentation described how to utilize the products in a manner that would support four digit date entries. We cannot be certain that our software products that are designed to be Year 2000 compliant contain all necessary date code changes. In addition, third party applications in which our products are embedded, or for which our products are separately licensed, may not comply with Year 2000 requirements, which may have an adverse impact on demand for our products. As a result, we may incur increased expenses and lose customers to competing products.

  Tango, when installed alone, does not involve data storage. Thus, the ability of a Web-based application built with Tango to comply with Year 2000 requirements is largely dependent on whether the database underlying the application is Year 2000 compliant. Therefore, we cannot ensure that Web-based applications developed using our products will comply with Year 2000 requirements. For example, if Tango, when installed alone, is connected to a database that is not Year 2000 compliant, the information received by a Tango application may be incorrect.

  Changing purchasing patterns of customers impacted by Year 2000 issues may result in reduced funds available for our products.

  In addition, there can be no assurance that Year 2000 errors or defects will not be discovered in our internal software systems and, if such errors or defects are discovered, there can be no assurance that the costs of making such systems Year 2000 compliant will not be material.

  Year 2000 errors or defects in the internal systems maintained by our vendors or distributors could require us to incur significant unanticipated expenses to remedy any problems or replace affected vendors and could reduce our revenue from our distribution channel.

Our Software May Contain Undetected Errors

  Errors or defects in our products may result in loss of revenues or delay in market acceptance, and could materially adversely affect our business, operating results and financial condition. Software products such as ours may contain errors or defects, sometimes called "bugs," particularly when first introduced or when new versions or enhancements are released. In the past, we have discovered software errors in certain of our new products after their introduction. Despite our testing, current versions, new versions or enhancements of our products may still have defects and errors after commencement of commercial shipments.

We May Become Subject to Product Liability Claims

  A product liability claim, whether or not successful, could damage our reputation and our business, operating results and financial condition. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, these contract provisions may not preclude all potential claims. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages.

We Compete with Microsoft while Simultaneously Supporting Microsoft
Technologies

  We currently compete with Microsoft in the market for data management and Web development and deployment products while simultaneously maintaining a working relationship with Microsoft. Microsoft has a longer operating history, a larger installed base of customers and substantially greater financial, distribution, marketing and technical resources than the Company. As a result, we may not be able to compete effectively with Microsoft now or in the future, and our business, operating results and financial condition may be materially adversely affected.

  We expect that Microsoft's commitment to and presence in both the database and Web development and deployment products markets will substantially increase competitive pressures. We believe that Microsoft will continue to incorporate Web application server or SQL Server database technology into its operating system software and certain of its server software offerings, possibly at no additional cost to its users. We believe that Microsoft will also continue to enhance its SQL Server database technology.

  We believe that we must maintain a working relationship with Microsoft to achieve success. Many of our customers use Microsoft-based operating platforms. Thus it is critical to our success that our products be closely integrated with Microsoft technologies. Notwithstanding our historical and current support of Microsoft platforms, Microsoft may in the future promote technologies and standards more directly competitive with or not compatible with our technology.

We Face Significant Competition From Other Companies

  We encounter competition for our database products primarily from large, public companies, including Microsoft, Oracle, Informix, Sybase and IBM. In particular, Sybase offers a small memory footprint database software product, Adaptive Server Anywhere, which directly competes with our products. In addition, because there are relatively low barriers to entry in the software market, we may encounter additional competition from other established and emerging companies.

  The Web development and deployment market is an emerging, intensely competitive environment, subject to rapidly changing products and new market participants. The market is also undergoing tremendous consolidation, which could result in the creation of a relatively few dominant players. In the last year, Netscape acquired Kiva Software, Sun Microsystems acquired NetDynamics and BEA Systems acquired WebLogic. Both Oracle and IBM entered the Web development and deployment market with internally developed solutions. The primary competitor for Tango is Allaire's Cold Fusion product. Additional competitors include Silverstream, HAHT Software, Bluestone and Microsoft. Another set of competitors could arise as traditional online transaction processing and database vendors expand their application server solutions to include Web-based application development software. We believe that, given the projected size of the market and strong trend towards distributed computing, it is likely that additional competitors may enter the market. This could lead to intense pricing pressure, particularly on front-end development tools, and result in higher research and development costs to compete on a feature-for-feature basis.

  Most of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of competitive products, than we can. There is also a substantial risk that announcements of competing products by large competitors such as Microsoft or Oracle could result in the cancellation of customer orders in anticipation of the introduction of such new products. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs and which may limit our ability to sell our products through particular distribution partners. Accordingly, new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share in our current or anticipated markets. We also expect that competition will increase as a result of software industry consolidation. Increased competition is likely to result in price reductions, fewer customer orders, reduced margins and loss of market share, any of which could materially adversely affect our business. We cannot be certain that we will be able to compete successfully against current and future competitors or that the competitive pressures that we face will not materially adversely affect our business, operating results and financial condition.

We Are Susceptible to a Shift in the Market for Client/Server Applications Toward Web-Based Applications

  We derive substantially all of our revenues from the use of our products in client/server applications. We expect to rely on continued market demand for client/server applications indefinitely. Although the market for client/server applications has been growing in recent years, other application platforms are emerging. In particular, we may see market demand shift from client/server applications to Web-based applications. This shift may occur before our Web-based product line achieves market acceptance. In addition, we cannot be certain that should such a platform shift occur, developers of Web-based applications would select our Web-based products. A decrease in client/server application sales coupled with an inability to derive revenues from the Web-based application market could have a material adverse effect on our business, operating results and financial condition.

We Increasingly Depend on the Growth of International Sales and Operations

  We anticipate that for the foreseeable future we will derive a significant portion of our revenues from sources outside North America. In fiscal 1998, we derived 39% of our revenues outside North America. Our international operations are generally subject to a number of risks. These risks include:

  .  Costs of translating products for foreign languages;

  . Foreign laws and business practices favoring local competition;

  .  Dependence on local channel partners;

  . Compliance with multiple, conflicting and changing government laws and regulations;

  .  Longer sales cycles;

  . Greater difficulty or delay in collecting payments from customers;

  .  Difficulties in staffing and managing foreign operations;

  . Foreign currency exchange rate fluctuations and the associated effects on product demand;

  .  Increased tax rates in certain foreign countries;

  .  Difficulties with financial reporting in foreign countries;

  .  Quality control of certain development activities; and

  .  Political and economic instability.

  We intend to continue expanding our sales and support operations internationally. Despite our efforts, we may not be able to expand our sales and support operations internationally in a timely and cost-effective manner. Such an outcome would limit or eliminate any sales growth internationally, which in turn would materially adversely affect our business, operating results and financial condition. Even if we successfully expand our international operations, we may be unable to maintain or increase international market demand for our products.

  We expect that planned expansion of international operations will lead to increased financial and administrative demands on us and our management, including increased operational complexity associated with expanded facilities, administrative burdens associated with managing an increasing number of relationships with foreign partners and expanded treasury functions to manage foreign currency risks.

Fluctuations in the Relative Value of Foreign Currencies Can Affect Our
Business

  To date, the majority of our transactions have been denominated in U.S. dollars. The majority of our international operation expenses, substantially all of our sales in Japan and certain other international sales have been denominated in currencies other than the U.S. dollar. Therefore, our operating results may be adversely affected by changes in the value of the U.S. dollar. As our international operations expand, our exposure to exchange rate fluctuations will increase as we use an increasing number of foreign currencies. We have entered into limited hedging transactions to mitigate our exposure to currency fluctuations. Despite these hedging transactions, exchange rate fluctuations have caused, and will continue to cause, currency transaction gains and losses. Although these transactions have not resulted in material gains and losses to date, similar transactions could have a damaging effect on our business, results of operations or financial condition in future periods.

We Must Continue to Hire and Retain Skilled Personnel in a Tight Labor Market

  Qualified personnel are in great demand and short supply throughout the software industry. Our success depends in large part on our ability to attract, motivate and retain highly skilled employees on a timely basis, particularly executive management, sales and marketing personnel, software engineers and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are essential to our product development, marketing, service and support teams may limit the rate at which we can generate revenue and develop new products or product enhancements. This could have a material adverse effect on our business, operating results and financial condition.

Our Executive Officers and Directors' Substantial Influence Over Stockholder Voting

  We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 38% of our outstanding common stock following the completion of this offering. These stockholders may be able to exercise substantial influence over matters requiring approval by our stockholders, such as the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our Company.

We Have Anti-Takeover Provisions

  Provisions of our Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock" for a more complete discussion of these matters.

Future Sales of Our Common Stock Could Cause the Price of Our Shares to Decline

  Upon completion of this offering, we will have 14,973,099 shares of common stock outstanding. Substantially all of these shares will be transferable either without restriction or registration under the Securities Act of 1933, as amended, or pursuant to the volume and other limitations of Rule 144 promulgated under the Securities Act. Following this offering, resales of a substantial number of shares of common stock into the public market could cause the price of our common stock to decline.

  Approximately 3,968,706 shares of common stock are subject to lock-up agreements between the holders of those shares and the representatives of the underwriters, pursuant to which the holders have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of common stock until 90 days after the date of this prospectus, subject to limited exceptions. Following the expiration of this period, substantially all of the shares subject to the lock-up agreements will become available for immediate resale in the public market subject to the volume and other limitations of Rule 144.

The Price of Our Stock Has Been Volatile and Could Continue to Fluctuate Substantially

  Our common stock is traded on the Nasdaq National Market. The market price of our common stock has been volatile and could fluctuate substantially based on a variety of factors outside of our control, in addition to our financial performance. Furthermore, stock prices for many companies, including our own, fluctuate widely for reasons that may be unrelated to operating results.

                             ---------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, investors can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terms. These statements are only predictions. Our actual results could differ from those anticipated in these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                          PRICE RANGE OF COMMON STOCK

  Our common stock is traded on the Nasdaq National Market under the symbol "PVSW." Public trading of the common stock commenced on September 26, 1997. Prior to that, there was no public market for the common stock. The following table sets forth, for the periods indicated, the high and low sale price per share of the common stock on the Nasdaq National Market.

     Fiscal Year Ended June 30, 1998:                             High     Low
     --------------------------------                            ------- -------
     First Quarter (from September 26, 1997).................... $11 5/8 $11
     Second Quarter.............................................  11 1/2   7
     Third Quarter..............................................  14 5/8   6 3/4
     Fourth Quarter.............................................  14 1/2  10 3/8
     Fiscal Year Ended June 30, 1999:
     --------------------------------
     First Quarter.............................................. $13 1/4 $ 7
     Second Quarter.............................................  20 1/2   7
     Third Quarter (through February 5, 1999)...................  21 5/8  16

  As of December 31, 1998, there were approximately 131 holders of record of our common stock. On February 5, 1999, the last sale price reported on the Nasdaq National Market for our common stock was $19.88 per share.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. We anticipate that we will retain all future earnings, if any, generated from operations to develop and expand our business. Any future determination with respect to the payment of dividends will be at the discretion of the Board of Directors and will depend upon, among other things, our operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and such other factors as the Board of Directors deems relevant. In addition, the terms of our credit facility prohibits the payment of cash dividends without the lender's consent.

                                USE OF PROCEEDS

  The net proceeds to us from our sale of common stock in this offering are estimated to be $27.7 million ($36.1 million if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

  We intend to use the proceeds of the offering for working capital and general corporate purposes. Although we may use a portion of the net proceeds for possible acquisition of businesses that are complementary to our business, there are no current plans in this regard. Pending such uses, we plan to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                 CAPITALIZATION

  The following table sets forth our actual capitalization as of December 31, 1998 and our capitalization as adjusted to reflect sale of the shares of common stock offered by this prospectus (assuming an offering price of $19.88 per share) and the application of the net proceeds. The outstanding share information excludes 3,148,683 shares subject to outstanding options as of December 31, 1998 at a weighted exercise price of approximately $4.61 per share, and also excludes 793,546 shares reserved for issuance under our stock plans. See "Use of Proceeds."

                                                                December 31,
                                                                    1998
                                                              -----------------
                                                                          As
                                                              Actual   Adjusted
                                                              -------  --------
                                                               (in thousands)
Long-term debt, net of current portion....................... $    --  $    --
Stockholders' equity:
 Common stock: $0.001 par value, 75,000,000 shares
  authorized, 13,473,099 shares issued and outstanding,
  actual; 75,000,000 shares authorized, 14,973,099 shares
  issued and outstanding, as adjusted........................  27,111   54,767
 Preferred stock: $0.001 par value, 5,000,000 shares
  authorized, none issued and outstanding, actual and as
  adjusted...................................................      --       --
 Retained deficit............................................  (1,686)  (1,686)
                                                              -------  -------
  Total stockholders' equity.................................  25,425   53,081
                                                              -------  -------
    Total capitalization..................................... $25,425  $53,081
                                                              =======  =======

                      SELECTED CONSOLIDATED FINANCIAL DATA

  In the table below, we provide summary historical consolidated financial data of Pervasive Software Inc. We have prepared this information using our audited consolidated financial statements for the period from January 12, 1994 (inception) through June 30, 1994, for the four fiscal years ended June 30, 1998 and the unaudited consolidated financial statements for the six-month periods ended December 31, 1997 and 1998. Investors should read this summary historical financial data along with the historical financial statements and related notes for the three fiscal years ended June 30, 1998 and the six-month periods ended December 31, 1997 and 1998, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The data for the six months ended December 31, 1998 includes results of EveryWare Development Inc. since November 12, 1998, charges relating to the acquisition of EveryWare for purchased research and development of $1.8 million, and amortization of the fair value of net assets acquired and purchased technology of $139,000. Investors should read the pro forma condensed statements of operations and related notes for the six months ended December 31, 1998, and for the year ended June 30, 1998, included elsewhere in this prospectus.

                          Period from
                          January 12,
                             1994                                         Six Months Ended
                          (Inception)   Fiscal Year Ended June 30,          December 31,
                          to June 30, ----------------------------------  ------------------
                             1994      1995     1996     1997     1998      1997      1998
                          ----------- -------  -------  -------  -------  --------  --------
                                      (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
Revenues................    $   933   $ 8,601  $13,476  $24,481  $36,700  $ 16,141  $ 25,863
Costs and expenses:
 Cost of revenues and
  technical support.....        424     1,997    2,605    3,310    5,292     2,394     3,806
 Sales and marketing....        216     3,864    6,998   10,034   15,438     6,632    10,514
 Research and
  development...........      2,303     2,399    4,477    5,996    9,556     4,543     6,481
 General and
  administrative........        198       996    2,505    2,886    3,041     1,421     2,218
 Amortization of excess
  of cost over fair
  value
  of net assets
  acquired..............         --        --       --       --       29        --       155
 Charge for purchased
  research and
  development...........         --        --       --       --       --        --     1,800
                            -------   -------  -------  -------  -------  --------  --------
Total costs and
 expenses...............      3,141     9,256   16,585   22,226   33,356    14,990    24,974
                            -------   -------  -------  -------  -------  --------  --------
Operating income
 (loss).................     (2,208)     (655)  (3,109)   2,255    3,344     1,151       889
 Interest and other
  income................          5        86       99       55      573       199       340
 Provision for income
  taxes.................         --      (129)    (170)    (593)  (1,101)     (404)     (932)
 Minority interest in
  (earnings) loss of
  subsidiary............         --        89      (25)    (127)     (94)      (41)       (3)
                            -------   -------  -------  -------  -------  --------  --------
Net income (loss).......    $(2,203)  $  (609) $(3,205) $ 1,590  $ 2,722  $    905  $    294
                            =======   =======  =======  =======  =======  ========  ========
Basic earnings (loss)
 per share..............    $(1,102)  $  (305) ($1,603) $  1.90  $  0.26  $   0.12  $   0.02
                            =======   =======  =======  =======  =======  ========  ========
Diluted earnings per
 share..................         --        --       --  $  0.12  $  0.18  $   0.06  $   0.02
                            =======   =======  =======  =======  =======  ========  ========
Shares used in computing
 basic earnings per
 share..................          2         2        2      835   10,468     7,681    13,404
                            =======   =======  =======  =======  =======  ========  ========
Shares used in computing
 diluted earnings per
 share..................         --        --       --   13,080   14,741    14,313    15,255
                            =======   =======  =======  =======  =======  ========  ========

                                          June 30,                 December 31,
                             ------------------------------------- ------------
                             1994   1995   1996    1997     1998       1998
                             ----- ------ ------  -------  ------- ------------
                                              (in thousands)
Consolidated Balance Sheet
 Data:
Cash and cash equivalents..  $ 831 $5,096 $2,739  $ 4,058  $15,587   $ 1,862
Marketable securities......     --     --     --       --    4,943     6,590
Working capital............  1,281  5,740  1,768    1,560   19,815     7,686
Total assets...............  2,937  8,480  7,471   10,445   32,643    37,150
Long-term liabilities, net
 of current portion........    958  1,006    621       --       --        --
Redeemable convertible
 preferred stock...........     --  4,026  4,026    4,026       --        --
Total stockholders' equity
 (deficit).................  1,562  1,061 (2,083)    (394)  23,979    25,425

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in the forward-looking statements. Please see the "Special Note Regarding Forward-Looking Statements" elsewhere in this prospectus.

Overview

  Pervasive Software Inc. is a leading provider of information management solutions that dramatically simplify the development, deployment and maintenance of Web-based and client/server applications. Our comprehensive, integrated suite of software products includes zero administration databases, Web application servers, Web development and deployment solutions and data management and reporting tools. Together, these products offer a unique solution that masks the complexity of developing, deploying and maintaining Web-based applications and lower the cost of ownership of Web-based distributed computing environments. Our business model leverages a value-added distribution channel of software developers, value-added resellers and system integrators around the world.

  On November 12, 1998, we acquired 93% of the outstanding stock of EveryWare Development Inc., and acquired the remaining outstanding shares in December 1998, for total consideration of $11.8 million, including cash paid to the EveryWare shareholders, transaction costs and the value of employee stock options assumed. The transaction was recorded using the purchase accounting method. The following table presents the allocation of the purchase price (in thousands):

   Software technology...............................................  $ 1,200
   Purchased research and development................................    1,800
   Excess of cost over fair value of net assets acquired.............    9,761
   Deferred tax adjustment related to intangible assets acquired.....     (600)
   Net fair value of tangible assets acquired and liabilities assumed
    .................................................................     (377)
                                                                       -------
                                                                       $11,784
                                                                       =======

  We derive our revenues primarily from shrink-wrap licenses through independent software vendors, value-added resellers and distributors and through OEM license agreements with independent software vendors. Shrink-wrap license fees are variable and based generally on user count, or in the case of Tango, number of applications served. Our OEM licensing program offers independent software vendors volume discounts and specialized technical support, training and consulting in exchange for embedding our products in packaged applications and paying us a royalty based on sales of the applications. Additionally, we generate revenues from user count upgrades as well as from upgrades to client/server environments from single user workstation or workgroup environments.

  We generally recognize revenues from software licenses when persuasive evidence of an arrangement exists, the software has been delivered, the fee is fixed or determinable and collectibility is probable. We generally recognize revenues related to agreements involving nonrefundable fixed minimum license fees when we deliver the product master or first copy if no significant vendor obligations remain. We recognize per copy royalties in excess of a fixed minimum amount as revenues when such amounts are reported to us. We operate with virtually no order backlog because our software products are shipped shortly after orders are received. This makes product revenues in any quarter substantially dependent on orders booked and shipped throughout that quarter. We enter into agreements with certain distributors that provide for certain stock rotation and price protection rights. These rights allow the distributor to return products in a non-cash exchange for other products or for credits against future purchases. We reserve for estimated sales returns, stock rotation and price protection rights, as well as for uncollectable accounts based on experience.

  We derive substantially all of our revenues from the license of our Pervasive.SQL and Btrieve products, and to date we have not derived significant revenues from our Tango products. Although we expect to continue to derive a significant portion of our revenues from Btrieve licenses in the near term, we expect that our future operating results will become increasingly dependent upon market acceptance of Pervasive.SQL released in February 1998, and anticipate that revenues from the license of Btrieve will decrease accordingly. Pervasive.SQL market acceptance is largely dependent upon factors such as the product development cycles of independent software vendors and value-added resellers who embed our products into packaged software applications. In February 1999, we launched a marketing program in which we are offering the Tango development environment for free for a limited time. This program is intended to encourage developers to build applications on the Tango platform as a "seeding" strategy for Tango Application Server licenses. We cannot be certain that we will successfully generate license revenue from our Tango products through this marketing program or otherwise.

  In December 1998, we granted Novell, Inc., a non-exclusive, perpetual, irrevocable license to reproduce and distribute a two-user version of Pervasive.SQL for distribution only in combination with other products distributed by Novell. We do not receive any royalties directly from Novell related to the deal. We do believe, however, that we will receive fees in the future by licensing multi-user upgrades for some of the two-user versions distributed by Novell. Novell has not yet begun to distribute our two-user version, but we believe Novell will do so in 1999.

Results of Operations

  The following table sets forth for the periods indicated the percentage of revenues represented by certain lines in our consolidated statements of operation. The results of EveryWare subsequent to November 12, 1998 are included in, but are not significant to, our consolidated statement of operations for the six months ended December 31, 1998, except for the effect of purchase accounting adjustments for purchased research and development and amortization of cost in excess of net assets acquired.

                                                                Six Months
                                                                   Ended
                                   Year Ended June 30,         December 31,
                                   -------------------------   ---------------
                                    1996      1997     1998     1997     1998
                                   ------    ------   ------   ------   ------
Revenues.........................     100%      100%     100%     100%     100%
Costs and expenses:
 Cost of revenues and technical
  support........................      19        14       14       15       15
 Sales and marketing.............      52        41       42       41       41
 Research and development........      33        24       26       28       25
 General and administrative......      19        12        9        9        8
 Amortization of excess of cost
  over fair value
  of net assets acquired.........      --        --       --       --        1
 Charge for purchased research
  and development................      --        --       --       --        7
                                   ------    ------   ------   ------   ------
Total costs and expenses.........     123        91       91       93       97
                                   ------    ------   ------   ------   ------
Operating income (loss)..........     (23)        9        9        7        3
 Interest and other income.......       1        --        1        1        1
                                   ------    ------   ------   ------   ------
Income (loss) before income taxes
 and minority interest...........     (22)        9       10        8        4
 Provision for income taxes......      (2)       (2)      (3)      (2)      (3)
 Minority interest in earnings of
  subsidiary.....................      --        (1)      --       --       --
                                   ------    ------   ------   ------   ------
Net income (loss)................     (24)%       6%       7%       6%       1%
                                   ======    ======   ======   ======   ======

 Revenues

  We generated revenues of $13.5 million, $24.5 million and $36.7 million for the fiscal years ended June 30, 1996, 1997 and 1998, respectively, an increase of 81% from fiscal 1996 to 1997, and 50% from fiscal 1997 to 1998. Our revenues were $16.1 million and $25.9 million for the six months ended December 31, 1997 and 1998, respectively, a 60% increase from this period in 1997 to 1998. We attributed this revenue increase in each period to increased market acceptance of our products operating on Windows NT, introduction of Pervasive.SQL and expansion of our worldwide sales organization. In addition, the revenue increase from 1996 to 1997 also was attributable to market acceptance of price increases in June 1996 for most of our products. Although our revenues have increased in recent periods, we cannot be certain that revenues will grow in future periods, that they will grow at past rates or that we will remain profitable on a quarterly or annual basis in the future.

  Licenses of our software operating on Windows NT or other Microsoft operating systems increased to approximately 45% of our revenues in fiscal 1998 from approximately 36% in the prior year. These same licenses represented 50% of our revenues in the six months ended December 31, 1998 compared to 43% in the comparable period in 1997. Licenses of our software operating on NetWare represented approximately 48% of revenues in fiscal 1998, as compared to 58% in the prior year. In the six months ended December 31, 1998, NetWare licenses represented 40% of our revenues compared to 52% in the comparable period in the prior year. We believe that the increase in the percentage of revenues attributable to licenses of our products operating on Windows NT and other Microsoft operating systems is due to two factors: (1) the increased market acceptance of our products operating on Microsoft platforms and (2) the increased market penetration of Microsoft platforms relative to other operating systems. We expect that the percentages of our revenues attributable to licenses of our software operating on particular platforms will continue to change from time to time. We cannot be certain that our revenues attributable to licenses of our software operating on Windows NT, or any other operating system platform, will grow in the future, or at all.

  International revenues, consisting of all revenues from customers located outside of North America, were $5.7 million, $8.3 million and $14.2 million in fiscal 1996, 1997 and 1998, representing 43%, 34% and 39% of total revenues, respectively. We recognized international revenues of $6.5 million and $10.2 million for the six months ended December 31, 1997 and 1998, representing 40% and 39% of total revenues, respectively. We attribute the increase in dollar amount in each period primarily to expansion of our international sales organization, particularly in Europe and Japan. International revenues decreased as a percentage of revenues from fiscal 1996 to 1997 primarily due to the increasing contribution to revenues from our domestic OEM licensing program and, to a lesser extent, from the June 1996 price increase. We believe that revenues from international markets represent a significant opportunity. Therefore, we expect that international revenues may account for an increasing portion of our revenues in the future as we expand internationally, primarily in Europe and Japan, but also in other areas of the world.

 Costs and Expenses

  Cost of Revenues and Technical Support. Cost of revenues and technical support consists primarily of the cost to manufacture and fulfill orders for our shrink wrap software products and the cost to provide technical support, primarily telephone support, which is typically provided within 30 days of purchase. Cost of revenues and technical support was $2.6 million, $3.3 million and $5.3 million in fiscal 1996, 1997 and 1998, representing 19%, 14% and 14% of revenues, respectively. Cost of revenues and technical support was $2.4 million and $3.8 million for the six months ended December 31, 1997 and 1998, representing 15% of revenues in both periods. Cost of revenues and technical support increased in each period due to increased sales volume and increased technical support personnel in the U.S., Europe and, for the six months ended December 31, 1998, in Japan. We anticipate that cost of revenues and technical support will continue to increase in dollar amount as we expand our international operations, particularly in Japan, and provide technical support for additional products. Cost of revenues and technical support may vary as a percentage of revenues in the future.

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, foreign sales office expenses, travel and entertainment, marketing programs and promotional expenses. Sales and marketing expenses were $7.0 million, $10.0 million and $15.4 million in fiscal 1996, 1997 and 1998, representing 52%, 41% and 42% of revenues, respectively. Sales and marketing expenses were $6.6 million and $10.5 million for the six months ended December 31, 1997 and 1998, representing 41% of revenues in both periods. We primarily attributed the increase in dollar amounts from fiscal 1996 to 1997 to increased costs associated with hiring additional sales and marketing personnel and, to a lesser extent, increased infrastructure costs associated with foreign sales office expansion. This increase was partially offset by a reduction of approximately $1.2 million in marketing costs associated with our shift away from advertising toward more direct mail oriented lead generation activities. Sales and marketing expenses decreased as a percentage of revenues in fiscal 1997 primarily because of significant revenue growth that outpaced sales and marketing expenditures. Sales and marketing expenses increased in dollar amounts from fiscal 1997 to 1998 and from the six months ended December 31, 1997 to the six months ended December 31, 1998 primarily due to increased costs associated with hiring additional sales and marketing personnel, the promotion of Pervasive.SQL and increased infrastructure costs associated with foreign sales office expansion. We expect that sales and marketing expenses will continue to increase in dollar amount as we continue to promote Pervasive.SQL and Tango, hire additional sales and marketing personnel and expand our international operations. Sales and marketing expenses are likely to continue to fluctuate as a percentage of revenues due to the timing of costs associated with new product releases, marketing promotions and international expansion.

  Research and Development. Research and development expenses consist primarily of personnel and related costs. Research and development expenses were $4.5 million, $6.0 million and $9.6 million in fiscal 1996, 1997 and 1998, representing 33%, 24% and 26% of revenues, respectively. Research and development expenses were $4.5 million and $6.5 million for the six months ended December 31, 1997 and 1998, respectively, representing 28% and 25% of revenues, respectively. Research and development expenses increased in dollar amount each period primarily due to the increased hiring of, and contracting with, additional research and development personnel. Research and development expenses decreased as a percentage of revenues in fiscal 1997 and for the six months ended December 31, 1998 compared to the comparable period in the prior year primarily because of significant revenue growth that outpaced research and development expenditures. We anticipate that we will continue to devote substantial resources to research and development and that such expenses will continue to increase in dollar amount.

  Software development costs that were eligible for capitalization in accordance with Statement of Financial Accounting Standards No. 86 were insignificant during these periods. Accordingly, we charged all software development costs to research and development expenses.

  In March 1998, we announced a joint development initiative with Oracle Corporation to enable application developers to create and deploy a single application for both small businesses and large corporations without substantial code changes. The joint development effort should also allow existing packaged application providers to migrate their solutions to Pervasive and Oracle databases. We have performed, and will perform, all of the development effort required to create the technology and will own the technology in its final form. Oracle has allowed us access to certain of their proprietary information to enable us to design and develop the resulting application programming interface. We have no financial arrangement with Oracle related to the initiative. Research and development expenses related to the joint development initiative with Oracle were not material for the year ended June 30, 1998, or for the six months ended December 31, 1998, and we do not expect these expenses to be material in the future.

  General and Administrative. General and administrative expenses consist primarily of the personnel and other costs of our finance, human resources, information systems and administrative departments. General and administrative expenses were $2.5 million, $2.9 million and $3.1 million in fiscal 1996, 1997 and 1998, representing 19%, 12% and 9% of revenues, respectively. General and administrative expenses were $1.4 million and $2.2 million for the six months ended December 31, 1997 and 1998, respectively, representing 9% of revenues in both periods. We attribute the increase in dollar amount in each period primarily to the increased staffing and associated expenses necessary to manage and support our increased scale of operations, both domestically and internationally. General and administrative expenses decreased as a percentage of revenue in fiscal 1997 and 1998 primarily because of significant revenue growth that outpaced general and administrative expenditures. We believe that our general and administrative expenses will increase in dollar amount in the future as our administrative staff expands to support our growing worldwide operations.

  Charge for Purchased Research and Development. We acquired 93% of the capital stock of EveryWare Development Inc. in November 1998, and acquired the remaining outstanding shares in December 1998, for total consideration of $11.8 million, including cash paid to the EveryWare shareholders, transaction costs and the value of employee stock options assumed. We accounted for the acquisition using the purchase method of accounting. We hired an independent third-party appraisal company to determine the valuation of the intangible assets acquired. The valuation allocated the purchase price as follows: $1.8 million attributed to purchased research and development; $1.2 million attributed to current technology; and $200,000 attributed to the assembled workforce. We charged to operations $1.8 million in purchased research and development in the quarter ended December 31, 1998, because the underlying research and development projects had not yet reached technological feasibility and had no alternative future uses.

  We are using the purchased research and development to complete new products that will become part of our product lines in fiscal 1999 and fiscal 2000. We believe these new products will include new technology which furthers the extensibility, ease-of-use, productivity and performance of our Web application server and Web development and deployment solutions, as well as new integrated tools and utilities for administration and analysis. We expect that substantially all the purchased research and development will reach technological feasibility, but there can be no assurance that the commercial viability of these products will actually be achieved. If commercial viability is not achieved, we would look to other alternatives to provide these solutions. We do not believe that a delay in providing such alternative solutions would have a significant adverse effect on our results of operations. At the time of the acquisition, we estimated the time to be incurred to transform the purchased research and development into commercially viable products as approximately 79 man months or approximately $400,000.

  The nature of the efforts required to complete development of the purchased research and development into commercially viable products principally relates to the completion of all designing, prototyping, verification and testing activities necessary to establish that the products can be produced to meet design specifications, including functions, features, and technical performance requirements.

  An independent third-party appraiser determined the value assigned to purchased research and development. This third-party appraiser projected cash flows related to future products expected to be derived once technological feasibility is achieved, including costs to complete the development of technology and the future revenues and costs which are expected to result from commercialization of the products. Cash flows recognized the contribution of core technology and other supporting assets and were discounted back to their present value at a rate of 25% for one project and 30% for another project. The resulting net cash flows from such projects are based on our estimates of revenues, cost of revenues and technical support, research and development expenses, selling, general and administrative expenses and income taxes resulting from such projects. Our estimates were based on expected trends in technology and the nature and expected timing of completion of purchased research and development. Nothing has come to our attention that would lead us to believe substantial changes need to be made to the underlying assumptions.

  Provision for Income Taxes. Provision for income taxes was approximately $170,000, $593,000 and $1.1 million in fiscal 1996, 1997 and 1998, respectively. Provision for income taxes was approximately $404,000 and $932,000 for the six months ended December 31, 1997 and 1998, respectively. Our effective tax rates were 26% and 28% for fiscal 1997 and 1998, respectively and 30% and 31% for the six months ended December 31, 1997 and 1998, respectively. Tax expense in fiscal 1996, and an insignificant portion of the tax expense in fiscal 1997 and 1998, represents withholding taxes paid or accrued to be paid to foreign countries on royalties we earned. Our effective tax rate for fiscal year 1998 and for the six months ended December 31, 1998 increased primarily due to foreign taxes associated with our increased operations overseas.

  We believe that, based on a number of factors, it is more likely than not that a substantial amount of our deferred tax assets may not be realized. These factors include:

  .  A limited history of profitability;

  .  Recent increases in expense levels to support our growth;

  .  The lack of carryback capacity to realize the deferred tax assets;

  . The potential impact of anticipated deductions due to exercise of employee stock options on deferred tax assets with limited carryforward periods; and

  . The intensely competitive market in which we operate and which is subject to rapid change.

  Accordingly, we have recorded a valuation allowance to the extent deferred tax assets exceed the potential benefit from carryback of deferred items to offset current or prior year taxable income. We expect our effective tax rate will increase in the future once our deferred tax asset is fully realized. See
Note 4 of Notes to Consolidated Financial Statements.

Quarterly Results from Operations

  The following table sets forth selected unaudited quarterly information for our last eight fiscal quarters. We believe that this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and believe that all necessary adjustments (consisting only of normal recurring adjustments) have been included in the amounts stated below and present fairly the results of such periods when read in conjunction with the audited consolidated financial statements and notes thereto. The data for the quarter ended December 31, 1998 includes results of EveryWare Development Inc. since November 12, 1998, charges relating to the acquisition of EveryWare's for purchased research and development of $1.8 million, and amortization of the fair value of net assets acquired and purchased technology of $139,000.

                                                    Quarter Ended
                          -----------------------------------------------------------------------
                          Mar. 31  June 30  Sept. 30 Dec. 31  Mar. 31  June 30  Sept. 30  Dec. 31
                           1997     1997      1997    1997     1998     1998      1998     1998
                          -------  -------  -------- -------  -------  -------  --------  -------
                                        (in thousands, except per share data)
Revenues................  $6,418   $7,297    $7,671  $8,470   $9,744   $10,815  $11,776   $14,087
Costs and expenses:
 Cost of revenues and
  technical support.....     861      971     1,164   1,230    1,277     1,621    1,620     2,186
 Sales and marketing....   2,651    2,997     3,112   3,520    4,243     4,563    4,979     5,535
 Research and
  development...........   1,691    1,981     2,251   2,292    2,511     2,502    2,960     3,521
 General and
  administrative........     672      790       630     791      782       838    1,025     1,193
 Amortization of excess
  of cost over fair
  value of net assets
  acquired..............      --       --        --      --       13        16       16       139
 Charge for purchased
  research and
  development...........      --       --        --      --       --        --       --     1,800
                          ------   ------    ------  ------   ------   -------  -------   -------
Total costs and ex-
 penses.................   5,875    6,739     7,157   7,833    8,826     9,540   10,600    14,374
                          ------   ------    ------  ------   ------   -------  -------   -------
Operating income
 (loss).................     543      558       514     637      918     1,275    1,176      (287)
Interest and other in-
 come (expense), net....      16       (3)      (19)    218      190       184      218       122
Provision for income
 taxes..................    (143)    (142)     (146)   (258)    (277)     (420)    (426)     (506)
Minority interest in
 (earnings) loss of
 subsidiary.............     (44)     (43)      (19)    (22)     (17)      (36)      14       (17)
                          ------   ------    ------  ------   ------   -------  -------   -------
Net income (loss).......  $  372   $  370    $  330  $  575   $  814   $ 1,003  $   982   $  (688)
                          ======   ======    ======  ======   ======   =======  =======   =======
Basic earnings per
 share..................  $ 0.36   $ 0.29    $ 0.16  $ 0.04   $ 0.06   $  0.08  $  0.07   $ (0.05)
Diluted earnings per
 share..................  $ 0.03   $ 0.03    $ 0.02  $ 0.04   $ 0.05   $  0.07  $  0.06   $ (0.05)
As a Percentage of Reve-
 nues:
Revenues................     100%     100%      100%    100%     100%      100%     100%      100%
Costs and expenses:
 Cost of revenues and
  technical support.....      13       13        15      15       13        15       14        16
 Sales and marketing....      42       41        41      42       44        42       42        39
 Research and
  development...........      26       27        29      27       26        23       25        25
 General and
  administrative........      11       11         8       9        8         8        9         8
 Amortization of excess
  of cost over fair
  value of net assets
  acquired..............      --       --        --      --       --        --       --         1
 Charge for purchased
  research and
  development...........      --       --        --      --       --        --       --        13
                          ------   ------    ------  ------   ------   -------  -------   -------
Total costs and ex-
 penses.................      92       92        93      93       91        88       90       102
                          ------   ------    ------  ------   ------   -------  -------   -------
Operating income
 (loss).................       8        8         7       7        9        12       10        (2)
Interest and other in-
 come (expense), net....      --       --        --       3        2         1        2         1
Provision for income
 taxes..................      (2)      (2)       (2)     (3)      (3)       (4)      (4)       (4)
Minority interest in
 (earnings) loss of
 subsidiary.............      --       (1)       (1)     --       --        --       --        --
                          ------   ------    ------  ------   ------   -------  -------   -------
Net income (loss).......       6%       5%        4%      7%       8%        9%       8%       (5)%
                          ======   ======    ======  ======   ======   =======  =======   =======

  Our operating results have varied significantly from quarter to quarter in the past and will continue to vary significantly from quarter to quarter in the future due to a variety of factors. For example, we incurred a loss in the quarter ended December 31, 1998 as a result of write-offs associated with our acquisition of EveryWare Development Inc.

Liquidity and Capital Resources

  In fiscal 1996, cash used in operations was $1.5 million. Cash provided by operations was $3.7 million and $3.0 million for fiscal 1997 and 1998, respectively. Cash provided by operations was $0.6 million and $2.5 million for the six months ended December 31, 1997 and 1998, respectively. The decrease in cash generated by operations from fiscal 1997 to 1998 resulted primarily from increases in accounts receivable consistent with the increased sales volume during fiscal 1998. The increase in cash generated by operations from the six months ended December 31, 1997 to the six months ended December 31, 1998 resulted primarily from increased earnings, excluding a non-cash charge for purchased research and development and amortization of acquisition related intangibles.

  During fiscal 1998, we invested $4.9 million in marketable securities, consisting of various taxable and tax advantaged securities. In addition, we purchased property and equipment totaling approximately $840,000, $2.2 million and $2.4 million in fiscal 1996, 1997 and 1998, respectively. This property consisted primarily of computer hardware and software for our growing employee base. We purchased property and equipment totaling approximately $1.2 million for the six months ended December 31, 1997 and $3.1 million for the six months ended December 31, 1998 including approximately $1.3 million for furniture and fixtures and improvements related to our new facility. We expect that our capital expenditures will increase as our employee base grows.

  In November 1998, we acquired 93% of the outstanding stock of EveryWare Development Inc., and acquired the remaining outstanding shares in December 1998. We financed the acquisition by using available funds of approximately $11 million during the quarter ended December 31, 1998 and, therefore, substantially reduced our liquidity position.

  In February 1998, we acquired Smithware, Inc. a developer of database development and reporting components for Pervasive products. We acquired Smithware for approximately $390,000 consisting of $170,000 in cash, 23,752 shares of our common stock valued at $160,000 and acquisition costs of $60,000, plus up to an additional $80,000 of cash and 47,502 shares of stock payable upon achievement of certain milestones in the future. In conjunction with the acquisition, we repaid Smithware's outstanding debts of approximately $110,000. In the six months ended December 31, 1998, we paid $80,000 in cash and issued 19,000 shares of our common stock valued at $155,000 to the former Smithware shareholders upon achieving the first of two milestones specified in the acquisition agreement.

  In February 1998, we purchased an additional 15% ownership interest in our majority owned subsidiary, Pervasive Software Co., Ltd. (formerly known as Btrieve Technologies Japan, Ltd.), by acquiring stock held by minority shareholders for approximately $266,000 in cash. Following this purchase, we hold 80.5% of the outstanding stock of Pervasive Software Co., Ltd.

  In September 1997, we completed an initial public offering in which we sold 2,000,000 shares of common stock for net proceeds of $17.4 million, after deducting the underwriter's discount and expenses of the offering.

  On December 31, 1998, we had $7.7 million in working capital including $1.9 million in cash and cash equivalents and $6.6 million in marketable securities. We have a $10.0 million revolving line of credit with a bank, but have at no time borrowed under such line. Our line of credit contains certain financial covenants and restrictions as to various matters including our ability to pay cash dividends and effect mergers or acquisitions without the bank's prior approval. We are currently in compliance with such financial covenants and restrictions. We have granted a first priority security interest in substantially all of our tangible assets as security for our obligations under our credit lines.

  We believe that the net proceeds from the offering, existing cash and cash equivalents and cash generated from operating activities will be adequate to meet our cash needs for at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and we may seek to raise additional funds through public or private equity financing or from other sources. There can be no assurance that additional financing will be available at all or that if available, such financing will be obtainable on terms favorable to Pervasive or that any additional financing would not be dilutive.

Recently Issued Accounting Standards

  In October 1997, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position 97-2, Software Revenue Recognition, which changes the requirements for revenue recognition. In March 1998, the AICPA issued SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, "Software Revenue Recognition." We adopted SOP 97-2 and SOP 98-4 in fiscal 1999. The effect of such adoption was not significant.

  In December 1998, the AICPA issued Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning March 15, 1999. We believe that the adoption of SOP 98-9 will not have a material effect on our results of operations or financial position.

  In June 1997, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, or Statement 130. This statement establishes standards for reporting and display of comprehensive income. We adopted Statement 130 in fiscal 1999.

  In June 1997, the FASB also issued Statement 131, Disclosures about Segments of an Enterprise and Related Information. Statement 131 establishes the standards for the manner in which public enterprises are required to report financial and descriptive information about their operating segments. We are required to adopt Statement 131 for the year ended June 30, 1999. We believe that the adoption of Statement 131 will not affect our results of operations or financial position, and will not significantly affect the disclosure of segment information in the future.

  In February 1998, the FASB issued Statement 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The Statement supersedes the disclosure requirements in Statements No. 87, Employers' Accounting for Pensions, No. 88, Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Statement 132 revises the required disclosures about pensions and other postretirement benefits. We believe that the adoption of Statement 132 will have no affect on our results of operations, financial position or disclosures in the future.

  In June 1998, the FASB issued Statement 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in fiscal 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of Statement 133 will have a significant effect on the Company's results of operations or the financial position of the Company.

Year 2000 Compliance

  The "Year 2000" issue results from an industry-wide practice of representing years with only two digits instead of four. Beginning in the year 2000, date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates (2000 or 1900). As a result, in less than one year, computer systems and/or software used by many companies may need to be upgraded to comply with such Year 2000 requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

  Our Year 2000 readiness plan for our current versions of Pervasive.SQL 7, Btrieve v6.15, ODBC Interface v2 and Tango v3.5 includes the following:

   . Assessment--Take an inventory of products to be tested, survey third-party programs utilized, generate compliance plan, and define what compliance will mean;
   . Implementation--Devise upgrades to correct any Year 2000 issues; . Validation--Test and debug current versions of products; and . Contingency Planning--Plan to implement in the event that we do not achieve Year 2000 compliance by January 1, 2000.

  We have completed all phases of our plan, except for contingency planning, with respect to the current versions of all of our products. Based on our review, each of the current versions of our products was found to have no known Year 2000 limitations, when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with or in the host machine are also Year 2000 compliant. An earlier release of Scalable SQL and certain other discontinued products were not designed to be Year 2000 compliant. However, the product documentation for these earlier products did describe how to utilize the products in a manner which would support four digit entries. Earlier versions of our products have not been tested for Year 2000 compliance as these earlier versions of our products are no longer supported by us. We recommend upgrading to the current version of our products if customers have any concerns.

  We have defined "Year 2000 Compliant" as the ability to:

   . Correctly handle date information needed for the transition from December 31, 1999 to January 1, 2000;
   . Function according to the product documentation provided for this date change, without changes in operation resulting from the approaching new century, assuming correct configuration;
   . Where appropriate, respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner;
   . If the date elements in interfaces and data storage specify the century, store and provide output of date information in ways that are unambiguous as to century; and
   .  Recognize Year 2000 as a leap year.

  We do not currently have any information concerning the Year 2000 compliance status of our customers or third-party vendors who embed or resell our products. Third-party applications that utilize our products may still be written in a manner that does not take advantage of the Year 2000 capabilities of our products. If our current or future customers fail to achieve Year 2000 compliance or if they divert technology expenditures away from software products such as those offered by us to address Year 2000 issues, our business, operating results, or financial condition could be materially adversely affected.

  We have not specifically tested software licensed from third parties that is marketed through our channel, but we have received warranties and representations from our vendors that the licensed software is Year 2000 Compliant. Despite testing by us and by our current and potential customers, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with Year 2000 date functions. Unknown errors or defects in our products could result in loss of revenues or delay in market acceptance, which could have a material adverse effect on our business, operating results and financial condition. Some commentators have predicted significant litigation regarding Year 2000 compliance issues. Because of the nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

  Our internal systems include both our information technology and non-IT systems (such as our security system, building equipment, and embedded microcontrollers). We have initiated an informal Year 2000 compliance project to assess our material internal IT systems and our non-IT systems. The project encompasses two major areas of our internal IT structure: the technical services area, including all hardware, operating system, and standard application issues; and the applications area, including all corporate database, accounting and custom applications. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from such vendors that their systems are Year 2000 Compliant. Although we are not currently aware of any material operational issues or costs associated with preparing our internal IT and non-IT systems for the Year 2000, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in such systems. We plan to formalize our internal IT and non-IT Year 2000 readiness plan beginning March 1999. We anticipate that a majority of the existing Year 2000 issues will be eliminated by this time, and we believe that this time frame will provide adequate time to resolve any remaining material issues. Nonetheless, undetected errors or defects in the technology used in our internal IT and non-IT systems could have a material adverse affect on our business, operating results, or financial condition.

  We have funded our Year 2000 plan from operating cash flows and have not separately accounted for these costs in the past, nor do we have specific dollars budgeted for the project as the costs are not considered to be material. We have not yet fully developed a comprehensive contingency plan to address situations that may result if we are unable to achieve Year 2000 compliance of our critical operations. The cost of developing and implementing such a plan may itself be material.

  Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. The costs associated with any such external forces could be material.

                                    BUSINESS

  This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in the forward-looking statements. Please see the "Special Note Regarding Forward-Looking Statements" elsewhere in this prospectus.

Company Background

  Pervasive was founded in 1994 with the simple but powerful mission to be the leading provider of database and information management solutions that dramatically simplify the development, deployment and maintenance of robust distributed computing applications. From our original Btrieve product, through several successor generations and now to Pervasive.SQL, we have devoted significant resources to the development of "zero administration" database and information management products that mask the complexity of client/server and other distributed computing environments. Our database technology spares software developers the time and expense of having to become experts in many technical aspects of distributed computing, such as data management, security management and network configuration. In addition, our databases are designed to require minimal ongoing maintenance, virtually eliminating the need for scarce and expensive database administrators and other IT professionals. As a result, developers who embed Pervasive databases into their applications can focus their resources on creating robust applications. Enhancing our solution is our unique value-added channel of over 10,000 independent software developers and value-added resellers who target the large market of organizations that have limited IT resources.

  Today, the dramatic growth in the use of the Internet as a new distributed computing platform is driving fundamental changes in business practices around the world. Web-based applications are proliferating as organizations conduct electronic commerce, dynamically link partners, suppliers and vendors and generate other online business opportunities. The evolution of Web-based development, from simple, static Web pages to dynamic, data-driven Web-based applications, has given rise to the Web application server, which has emerged as the platform for enabling Web users to interact with underlying database systems.

  Despite the many benefits of the Web as a distributed computing environment, the increasing sophistication of Web-based applications and their interactions with underlying databases present many of the same complexities as client/server computing, as well as additional challenges relating to security, user access and data integrity. These complexities, along with the competitive need to develop, deploy and modify applications in "Internet time," has created even more pressure on already strained IT professionals. As a result of these factors, organizations need Web-based solutions with zero administration features similar to those deployed in complex client/server environments.

  A robust, high performance Web application server is only one piece of a comprehensive solution to this problem. A complete solution for enabling dynamic, data-driven Web-based applications must seamlessly integrate the Web application server with a powerful and scalable underlying database that has zero administration features. The need for such zero administration solutions will continue to grow as the cost of bandwidth and computing power decreases. We believe these market forces will give rise to the proliferation of the next generation of distributed environments, such as mobile computing, smart cards, and Web appliances, creating a dramatic increase in new applications and users.

  To take advantage of these opportunities and capitalize on our skills and expertise in simplifying distributed computing, we purchased EveryWare Development Inc. and its Tango line of Web development and deployment solutions in November 1998. We believe the combination of our Tango Application Server with the zero administration functionality of our Pervasive.SQL database offers a unique, comprehensive solution that masks the complexity of developing, deploying and maintaining Web-based applications, lowers the cost of ownership of Web-based distributed computing environments and is extensible to new platforms and markets.

The Pervasive Solution

  Pervasive Software is a leading provider of information management solutions that dramatically simplify the development, deployment and maintenance of Web-based and client/server applications. Our comprehensive, integrated suite of software products includes high-performance, zero administration databases, Web application server, Web development and deployment solutions and data management and reporting tools. Our products:

  . Minimize the cost of ownership throughout the lifecycle of an application by reducing reliance on scarce and expensive database administrators and other IT professionals;

  . Reduce the time to develop and deploy Web-based and client/server applications;

  . Simplify application development to appeal to a broader range of software developers, including Web application developers, webmasters, desktop publishers and end users; and

  . Offer a single vendor solution that provides seamless integration of the Web application server with the underlying database.

  Our Pervasive.SQL and Btrieve database products, which combine the high performance associated with enterprise-class databases with our zero administration features, are uniquely suited for embedding in Web-based and client/server applications. Today, over 10,000 independent software vendors and value-added resellers have developed or deployed applications that use our databases.

  Our Tango products simplify the development and deployment of Web-based applications and allow a broad range of Web developers to:

  . Create dynamic, complex Web-based applications, such as e-commerce, customer support and document management applications, with "point and click" simplicity;

  . Integrate Web-based applications seamlessly with Pervasive.SQL or other databases that are compliant with open database connectivity standards;

  . Deploy highly scalable Web-based applications capable of handling high traffic volumes; and

  . Leverage our worldwide marketing, training and support organizations.

  Many organizations with limited IT resources rely on our value-added channel to help them develop, deploy and maintain business critical applications. Our products and our marketing approach are specifically tailored to meet the needs of our channel partners and their customers. In particular, we have designed sales, marketing, training and licensing programs to encourage independent software vendors to develop new Web-based applications with Tango and Pervasive.SQL. We believe that our sharp focus on independent software vendors and value-added resellers provides us with multiple sales opportunities, a cost-effective, value-added source of service and technical support and a large, loyal and well-educated channel that develops applications using our products.

The Pervasive Strategy

  Pervasive's goal is to be the leading worldwide provider of software for easily managing information and dramatically lowering the cost of ownership of applications across all distributed computing environments. Key elements of our strategy to attain this goal include:

  Pursuing Our Vision of "Zero Administration" Applications. We will continue to invest considerable research and development resources to further our vision of zero administration applications that simplify and lower the cost of ownership of complex distributed computing environments. We are extending our zero administration technologies to make applications built on our solutions self-tuning, self-diagnosing, and automatically configured and automatically updated. We also plan to provide pre-packaged templates and objects to make applications easier to develop and deploy by a broader range of professional and non-professional developers.

  Leveraging Our Technology Leadership into New Markets. We have excelled in developing small memory footprint and zero administration technologies for bringing client/server computing to a broad market of customers. Recently, we have expanded our product offering with the Tango suite of solutions that simplify the development, deployment and maintenance of Web-based applications. We believe that the proliferation of hand-held computing and other embedded and smart devices will dramatically increase the number of new software applications used by an even broader market of customers. To exploit these new market opportunities, we intend to:

  . Deploy our small memory footprint technologies on additional platforms, such as mobile computing, smart cards and Web appliances;

  . Deliver the leading Web application development and deployment solution by further integrating Tango with our database technologies; and

  . Extend Tango's leadership in enabling rapid deployment of Web-based applications.

  Broadening Our Brand Recognition. To gain market share in a variety of new markets, we intend to broaden recognition of our Pervasive and Tango brands beyond our traditional channels. In early 1999, we are launching a variety of marketing campaigns targeted at a broad range of developers and support professionals. Part of this effort is an aggressive promotion involving free downloads of our Tango development environment and various promotions around developing applications with Tango. This program is intended to encourage developers to build applications on the Tango platform as a "seeding" strategy for Tango Application Server licenses.

  Leveraging and Expanding Our Worldwide Value-Added Channels. We believe that our investments in training and educating our channel partners, our long-term relationships with independent software vendors and value-added resellers and our success in encouraging them to deploy applications using Pervasive products have given us a competitive advantage in the marketplace. Our channel approach is designed to further integrate our products into Web-based and client/server applications and to stimulate sales of the applications themselves. We believe that we can continue to leverage these loyal and well-educated channel partners and add additional channel partners with respect to our new Web development and deployment products and with future extensions to our product offerings. In addition, we will continue to identify and, where possible, secure additional complementary third-party software products for sale through our channel.

  Expanding Our Strategic Partnerships. We intend to build upon the relationships we have formed with current strategic partners, while expanding our alliances to include new partners with complementary products, technologies or business models. Our partnerships provide us with many benefits, including:

  .  Increased market recognition and visibility;

  .  Access to new customers and sales channels; and

  .  Valuable improvements to our product line.

  In particular, we intend to enhance our relationship with Oracle Corporation to enable the development of applications that can scale and inter-operate between our respective solutions. We also intend to strengthen and extend our existing relationships with Novell and Macromedia, in addition to building complementary marketing and technology relationships with other industry partners.

  Expanding Our Global Presence. Since 1997, we have expanded our global distribution capabilities by adding sales offices in Toronto and Hong Kong, additional sales personnel in Frankfurt, Paris, Brussels and Tokyo, and new technical support centers in Dublin and Tokyo. Our international offices provide additional support for and increase the productivity of our channel partners in these markets. We intend to continue to increase our international sales and marketing activities to capitalize on opportunities to increase our product sales in international markets.

Products

  Pervasive offers a wide range of information management solutions for client/server and Web-based applications that enable independent software vendors and value-added resellers to combine the sophistication of distributed computing with the low cost of ownership and convenience of zero administration applications. The resulting applications enable organizations in multiple industries to automate a wide range of business critical functions. The following tables describe our high performance, zero administration databases, Web application server, Web development and deployment solutions and data management and reporting tools:


  Product Name                           Description                        Platforms
--------------------------------------------------------------------------------------------
                               DATABASE PRODUCTS
--------------------------------------------------------------------------------------------
  Pervasive.SQL      High performance transactional and relational      Windows NT/98/95/3.1
                     database                                           Windows CE (beta)
                     engine targeted at high volume transaction         NetWare
                     applications and optimized for reporting, ad hoc   OS/2
                     query and decision support systems.                DOS
--------------------------------------------------------------------------------------------
  Pervasive.SQL      Single user version of Pervasive.SQL that allows   Windows NT/98/95
  Workstation        migration from single user to client/server with
                     little or no code changes.
--------------------------------------------------------------------------------------------
  Pervasive.SQL      Developer kit for Pervasive.SQL that provides      Windows NT/98/95
  Software           tight integration with leading development
  Developer Kit      tools.
--------------------------------------------------------------------------------------------
  Pervasive.SQL      Server that provides for the Internet enabling     Windows NT
  I*net Data Server  of existing Pervasive.SQL and Btrieve
                     applications with little or no code changes.
--------------------------------------------------------------------------------------------
  Btrieve            Record-oriented database software targeted at      Windows NT/95/3.1
                     high volume transaction applications.              NetWare
                                                                        OS/2
                                                                        DOS
--------------------------------------------------------------------------------------------
  Btrieve            Multi-user configuration of Btrieve for            Windows NT/98/95/3.1
  Workgroup          environments without a dedicated network server.   NetWare
                                                                        DOS
--------------------------------------------------------------------------------------------
                               WEB-BASED PRODUCTS
--------------------------------------------------------------------------------------------
  Tango              Web-based application server that enables the      Windows NT/98/95
  Application Server deployment of high performance Web-based           Sun Solaris
                     application across multiple platforms.             AIX
                                                                        MacOS
--------------------------------------------------------------------------------------------
  Tango              Integrated environment to create dynamic Web-      Windows NT/98/95
  Development Studio based applications, which includes the Tango       MacOS
                     Editor for development and Tango Personal Server   FileMaker Pro
                     for testing and validation.
--------------------------------------------------------------------------------------------
                     DATA MANAGEMENT AND REPORTING PRODUCTS

--------------------------------------------------------------------------------------------
  Seagate Software   Industry standard report writer that allows end    Windows NT/98/95
  Crystal Reports    users to generate sophisticated reports on their
                     Pervasive.SQL or Btrieve databases.
--------------------------------------------------------------------------------------------
  Data Junction      Easy to use data translation and migration         Windows NT/98/95
                     utility that allows data from other data sources
                     to be transferred into a Pervasive.SQL database.

Database Products

  Our line of database and information management software offers the high performance associated with enterprise databases combined with the simplicity of our zero administration technology. These products enable our independent software vendor and value-added reseller customers to more profitably develop, deploy and maintain Web-based and client/server applications that provide robust functionality and low overall cost of ownership in environments with minimal IT infrastructures. Pervasive's database and information management software simplifies development by enabling developers to write applications that are capable of running on multiple platforms and that can scale with little or no modification from single user workstation to client/server and Internet environments. Business critical applications built on our embedded databases enable organizations to implement client/server systems and automate critical business functions without the costs and complexities typically associated with enterprise-class client/server applications and databases.

  In addition to our database server products, we offer the Pervasive.SQL Software Developer Kit, which includes tools, documentation and licenses to enable programmers to quickly and easily develop, test and deploy applications that embed our databases. The Pervasive SQL Software Developer Kit, released in September 1998, is designed to attract new independent software vendors to the Pervasive.SQL development community. It provides tight integration with leading development tools such as Microsoft's Visual Basic and Visual C++, Symantec's Visual Cafe, and Inprise's Delphi to substantially reduce application development time.

Web-Based Products

  In November 1998, we expanded our product offerings to include solutions for Web-based application development and deployment through the acquisition of EveryWare Development Inc. and their Tango suite of products. Together, the Tango Application Server and the Tango Development Studio form a comprehensive Web development and deployment environment for the creation of robust, business critical Web-based applications. Our Tango products and associated services provide professional Web developers with the ability to create and deploy high-volume, high-performing Web sites and Web-based applications quickly, easily and cost-effectively. The ability to accept customer or corporate requests to make changes "on the fly" is critically important as competitive pressures do not allow companies to withstand the long development cycles that plague client/server environments. In addition, we believe Tango provides the lowest total cost of ownership for creating and maintaining Web-based applications on the market.

  The Tango Application Server enables developers to deploy Web-based applications on Windows NT/98/95, Macintosh, Solaris or AIX and enables applications running on Web browsers and other client devices to access dynamic content in underlying databases. The Tango Development Studio provides an efficient visual programming environment for prototyping and developing Web-based applications. The Tango Development Studio features include a visual "drag-and-drop" editor for easy development, industry-standard scripting language, and integration with a wide range of back-end corporate information systems, such as databases, mainframes, and even other servers, for easy, efficient data management. Our Tango products have been integrated with the zero administration functionality of our Pervasive.SQL database. We intend to incorporate Web personalization technology into the next release of Tango.

Data Management and Reporting Products

  In February 1998, we began marketing certain complementary third-party products through our value-added channel. Among these products is Crystal Reports, an industry standard report writer from Seagate Software that allows end users to generate sophisticated reports on their Pervasive.SQL or Btrieve databases. We also offer powerful data conversion tools from Data Junction Corporation, which enable software developers to migrate applications quickly and easily to run on the Pervasive.SQL database engine.

 Product Characteristics

  The following tables describe the principal characteristics and benefits of our Pervasive.SQL and Tango product offerings.

                                 Pervasive.SQL

    Product Characteristics              Description                      Benefits
--------------------------------------------------------------------------------------------
  Embedded                      Designed to be "hidden"        Allows broad deployment of
                                inside                         complex distributed
                                an application, permitting     applications into
                                development of a tightly       environments with minimal or
                                integrated application.        no IT infrastructure.
--------------------------------------------------------------------------------------------
  Small Memory Footprint        Internal memory requirements   Maximizes resources available
                                are 1.3 MB.                    to the application and
                                                               enables operation on a wide
                                                               range of hardware.
--------------------------------------------------------------------------------------------
  Zero Administration Features  Automates administrative       Requires low level of IT
                                functions, such as disk space  support making sophisticated
                                allocation, memory and index   systems and applications
                                management, which eliminates   cost-effective.
                                the need for ongoing
                                maintenance.
--------------------------------------------------------------------------------------------
  Reliability                   Based on industry-proven       Provides high degree of data
                                technology.                    integrity and stability to
                                                               business applications.
--------------------------------------------------------------------------------------------
  Configurability               Permits simultaneous access    Enables the storage and
                                to local and distributed       processing of databases to be
                                data.                          distributed throughout the
                                                               network.
--------------------------------------------------------------------------------------------
  Application Scalability       Applications can run in any    Offers cost savings for
                                configuration from single      developers and end users
                                user workstation environments  because a single application
                                to multiple user               can be deployed in multiple
                                client/server and Internet     configurations without
                                environments.                  modification.
--------------------------------------------------------------------------------------------
  Open Database Connectivity    Incorporates the industry      Allows ODBC-compliant
  ("ODBC")                      standard interface, which      applications to access data
                                enables any application to     stored in any Pervasive.SQL
                                communicate with any           or Btrieve database.
                                database.
--------------------------------------------------------------------------------------------
  Common MicroKernel            Allows transactional and       Allows developers to choose
  Database Engine               relational applications to     the appropriate data access
                                share common databases         method: transactional access
                                simultaneously.                for high volume and
                                                               relational access for
                                                               reporting, queries and
                                                               decision support.

                                     Tango

    Product Characteristics             Description                      Benefits
-------------------------------------------------------------------------------------------
  Rapid Development            Standards-based environment    Allows broad development and
                               using non-proprietary          deployment of complex Web-
                               languages and offering an      based applications into
                               extensive library of pre-      environments with minimal or
                               built meta-tags and business   no IT resources.
                               application files for common
                               functions.
-------------------------------------------------------------------------------------------
  Turnkey Solution             A fully integrated             Provides all of the tools
                               environment that includes      necessary to effectively
                               complete development tools, a  develop, test and deploy
                               powerful application server,   simple to complex Web-based
                               and robust reporting tools.    solutions.
-------------------------------------------------------------------------------------------
  Zero Administration Features Uses a visual language to      Requires low level of IT
                               represent the underlying       support making complex Web-
                               logic of the application,      based applications easily
                               separating out the business,   adaptable to meet ever-
                               presentation and database      changing business demands.
                               logic.
-------------------------------------------------------------------------------------------
  Multi-Platform               Runs across multiple           Leverages existing company
                               platforms while supporting     standards and
                               industry standards such as     infrastructures, decreasing
                               ODBC, Java, HTML, XML, SQL,    training time and increasing
                               CGI, JavaScript, JavaBeans     productivity, while allowing
                               and Com Objects.               the user to use the best tool
                                                              for the job.
-------------------------------------------------------------------------------------------
  Portability                  Development can be done on     Allows development and
                               Windows NT/98/95 or the        deployment to be done on the
                               Macintosh and be deployed on   most optimal platform that
                               any supported platform         meets the business and
                               (Windows NT, AIX, Sun Solaris  resource requirements.
                               and MacOS).
-------------------------------------------------------------------------------------------
  Extensibility                Works with any Web server      Leverages current technology
                               that supports CGI.             investments as well as
                               Dynamically generates all      developer expertise, while
                               HTML for the user. Java,       supporting the integration of
                               JavaScript, VRML, QuickTime    new technologies as business
                               and other multimedia tools     and technical requirements
                               can all be integrated easily   dictate.
                               into Tango applications.
-------------------------------------------------------------------------------------------
  Reliability                  Based on industry-proven       Provides high degree of data
                               technology.                    integrity and stability to
                                                              business applications.

Customers

  We license our database and Web development and deployment products to independent software developers, value-added resellers and, to a lesser extent, directly to end user customers. Our products have been deployed globally in a wide variety of markets. We believe that the following lists are representative of our customers and the markets into which our products are deployed:

                               Database Products
                               -----------------

Accounting
    AGRIS Corporation
    Computer Associates
    DBA Software
    Dexter & Cheney Inc.
    DITEC Informationstechnologie GmbH & Co. KG
    Exact International Development B.V.
    Great Plains Software, Inc.
    Macola Software, Incorporated
    Matrix International BV
    Logo Yazilim
    Platinum Software Corporation
    Real World
    Scala ECE Overseas Ltd.
    Solomon Software
    Systems Union Group, Ltd.

Document Imaging
    Cardiff Software, Inc.
    Document Solutions
    J&B Software
    MACESS Corporation

Finance
    Associated Software Consultants, Inc.
    basoft Neue Bankensoftware AG
    Fair Isaac and Company
    SD Sociaal

Healthcare Administration
    ComCotec Inc.
    HBOC
    IMPAC Medical Systems, Inc.
    Marquette Medical
    Per Se'
    Practice Works

Manufacturing
    Bergen Computer
    Expandable Software, Inc.
    Kewill

Other
    CAM Data Systems, Inc.
    Cheyenne Software
    Delphi Information Systems
    Dimasys
    La Societe de Programmation de COBA inc.
    Magic Software Enterprises, Ltd.
    Maximizer Technologies Inc.
    Optimal Robotics
    Rapattoni Corporation
    Smith, Abbott and Company, Inc.
    Synchronics, Inc.

                               Web-Based Products
                               ------------------

                Alcatel Network Systems, Inc.    colleges.com
                Apple Computer                   Harvard University
                Bank of Montreal                 Hewlett-Packard
                Baxter Healthcare Corporation    NASA
                Boeing Information Services      National Institutes of Health
                Chase Manhattan Bank             theglobe.com

Sales and Marketing

  Pervasive's sales and marketing organization focuses on value-added channels by targeting independent software vendors, including professional and non-professional developers, that build Web-based and client/server applications and the value-added resellers that sell and implement the applications to end users with minimal IT resources. In addition, with the expansion of our product suite to the Internet platform we are launching a variety of marketing and promotional campaigns designed to broaden recognition of our Pervasive and Tango brands. Our marketing group has primary responsibility for product direction and has developed a number of programs utilized by the sales organization to support the independent software vendor and value-added reseller channels, such as the OEM program for independent software vendors and other partner programs for value-added resellers and independent software vendors. These programs are worldwide in scope and capture leads from a variety of additional marketing programs including direct response marketing and advertising, joint marketing and public relations.

  Our OEM program focuses on recruiting independent software vendors to embed Pervasive's database, Internet development/deployment and information management products on an OEM basis. The OEM program is designed to generate mutually beneficial strategic relationships between Pervasive and our independent software vendors and ongoing royalties for Pervasive through licensing contracts, which are typically for three-year terms. This program offers our OEM partners volume discounts, specialized technical support, training and consulting, which enable delivery of tightly integrated solutions to end users.

  Our other sales and marketing programs recruit many value-added resellers and independent software vendors to develop applications that are designed to be deployed with shrink-wrap versions of Pervasive's database, information management and Web-based products. These programs further develop, support and train value-added resellers and independent software vendors to facilitate the deployment of packaged applications. The sales group works with these customer's and, when volumes become sufficient, recruits these independent software vendors into the OEM program.

  Our sales and marketing organization utilizes seeding strategies designed to stimulate high-volume deployment of Web-based and client/server products. Our database products seeding strategy enables our customers to develop client-based applications and to deploy them broadly with minimal incremental cost. We then work with our channel partners through a combination of promotional and lead referral programs to upgrade these applications to client/server environments. As a result, we generate upgrade revenues while enabling independent software vendors and value-added resellers to sell higher margin server products to end users upgrading from single user workstation, or peer-to-peer networks to client/server environments and customers ready to deploy Tango developed applications into a three-tier Web application server environment. In February 1998, we are launching an aggressive seeding promotion involving downloads of our Tango development environment and various promotions around developing applications for Tango.

  The international sales group utilizes more than 60 distribution partners covering more than 80 countries worldwide. The distribution partners implement sales and marketing programs for a particular region, typically using our business alliance, distributor or master distributor programs. In addition to managing these distributor relationships, the international sales group recruits and supports independent software vendors and value-added resellers with the same programs as the domestic sales groups. Pervasive currently has international sales offices in Toronto, Frankfurt, Paris, Brussels, London, Hong Kong and Tokyo.

Customer Service and Technical Support

  We offer multiple levels of worldwide customer services, including technical support, training, product maintenance and consulting services. First level, or front line, support responds to most customer inquiries that are routine in scope via telephone and email. Second level, or back line, support responds to escalated technical issues and supports our large partners. Self-help support is also available via our Web site, which includes a searchable knowledge base, answers to frequently asked questions and technical white papers.

  In order to provide a higher quality of customer support, we formed a specialized customer engineering group in June 1997. This group combines traditional technical support with an engineering development team to provide maintenance for all products, develop customer-driven enhancements to our products, issue regularly scheduled service packs and handle escalations of highly technical customer issues. The customer engineering group also offers worldwide fee-based training and consulting services to our channel and OEM partners.

  Customer service is provided at no charge for the first 30 days after initial purchase and at any time via email or our Web site. After 30 days, we offer contract and fee-based premium support programs. Worldwide customer support is provided through our corporate offices in Austin, Texas and through support and development centers in Dublin, Toronto and Tokyo.

Research and Development

  We have made substantial investments in research and development through both internal development and technology acquisition. As of December 31, 1998, we had 102 employees in research and development, and our research and development expenditures for fiscal 1996, 1997 and 1998 were $4.5 million, $6.0 million and $9.6 million, respectively. We will continue to invest considerable research and development resources to further our vision of zero administration applications that simplify and lower the cost of ownership of high performance distributed computing.

  We have devoted the majority of our research and development activity to developing feature extensions to our Pervasive.SQL product line. Our development efforts consists primarily of adding new competitive product features, expanding the number of computer and network operating systems on which the products can be installed and maintaining the ability to run in multiple operating system environments. Development activities continue to focus on two major product lines, our Pervasive.SQL database products and Tango. We continue to focus on enhancing Pervasive.SQL as database software characterized by a small memory footprint, high-performance and zero administration requirements, and extend these technologies to support mobile computing, smart cards and Web appliances. For Tango, our efforts center on improving the rapid development capabilities of the Tango Development Studio, increasing extensibility by augmenting support for industry-standard interfaces and extending multi-platform support and maintenance features for the Tango Application Server.

  In March 1998, we announced a joint development initiative with Oracle Corporation to enable application developers to create and deploy a single application for both small businesses and large corporations without substantial code changes. The joint development effort should also allow existing packaged application providers to migrate their solutions between Pervasive and Oracle databases.

  We are also investing in synchronization technology for integration into a future release of Pervasive.SQL. Once this integration is complete, future versions of Pervasive.SQL will be designed to enable developers of mobile and occasionally connected applications to deliver solutions featuring simple implementation and low administration requirements.

Technology

 Pervasive.SQL and Btrieve

  Pervasive.SQL and Btrieve utilize our MicroKernel Database Architecture Engine, or MKDE, architecture. A primary feature of the MKDE architecture is that it enables applications to have simultaneous transactional and relational access to data. Pervasive.SQL provides a number of advantages over other database management systems including:

  .Support for larger storage needs (up to 64 gigabytes per table);

  .Smart components for simplified installation and configuration;

  .Expanded programming language interfaces;

  .A file management utility to expedite data import, export and recovery tasks;

  .Enhanced automatic tuning designed to increase performance;

  .Simultaneous transactional and relational access to the same data; and

  .Built-in recovery capabilities.

  Applications based on Pervasive database engines can scale from single user workstation to client/server environments without relinking or changing code. Network environments can be customized to minimize network traffic and to balance resource loading by distributing database files and data processing throughout multi-platform computer networks.

  The configuration options for our database products include the following:

  . Single-User Workstation. The single-user workstation configuration provides mobile and stand-alone operation. All access modules and MKDE components reside locally, and data files are stored on the workstation's disk drive. This configuration is used when the workstation is not connected to a network or when data files do not need to be shared.

  . Workgroup. The Btrieve workgroup configuration enables shared access to data files by a small team of users. The workgroup technology is suited for environments that support peer-to-peer networking but do not have a dedicated database management server.

  . Client/Server. In a client/server configuration, database requests made by an application are typically processed on a server. A small requester module on the workstation routes requests from the application to a server database engine. Since all data processing and data files reside on the server, this configuration minimizes both network traffic and the use of workstation resources.

 Tango

  Tango is a Web application server development and deployment environment for generating dynamic Web-based applications and accessing databases. Tango consists of two main components: the Tango Development Studio, which is a sophisticated editing environment that features a complete graphical user interface for developing Web application files, and the Tango Application Server, which is an application server that executes application files created with the Tango Development Studio.

  The Tango Application Server, a multi-threaded engine, works in conjunction with an HTTP (Web) server to return HTML to a Web browser. Web pages viewed in a Web browser can contain forms or links that point to Tango application files created with the Tango Development Studio. When the user submits a form or clicks a link, the Web server receives the request and passes it to Tango CGI or one of the plug-ins that, in turn, sends it to the Tango Application Server. The Tango Application Server then executes the application file, which could involve performing multiple actions and interactions with a database server. A series of action results are merged by the Tango Application Server to create an HTML page. When execution is complete, the HTML results are returned through the CGI or plug-in to the Web server, and then to the user browser.

  The Tango Development Studio provides a point-and-click, drag-and-drop interface in which application files are created for use specifically in the Tango Application Server. The Development Studio works by querying the database schema and noting the tables and columns of the database. Columns can be dragged into specific actions within the application, thus defining the way in which the database is accessed. No knowledge of SQL or database specifics is required. Actions can include file access, mail, and general external actions (e.g., launching applications, accessing Java components, triggering events). Tango application files are built using a series of custom meta tags that describe control flow, data, and actions for dynamically generating HTML pages.

  Plug-ins supported by the Tango Application Server include NSAPI, an application programming interface used in conjunction with Netscape Web servers such as FastTrack or Enterprise server, and ISAPI, an application programming interface that is the plug-in interface supported by Microsoft's Internet Information Server. Plug-in access to the Tango Application Server is more efficient than CGI access as the plug-in runs as part of the Web server process and does not require starting up a separate process. Databases supported include Pervasive.SQL, Oracle, Microsoft Access, Microsoft SQL Server, and ODBC data sources.

Competition

  We encounter competition for our database products primarily from large, public companies, including Microsoft, Oracle, Informix, Sybase and IBM. In particular, Sybase offers a small memory footprint database software product, Adaptive Server Anywhere, which directly competes with our products. Microsoft has devoted resources to making its SQL Server product increasingly applicable to the market for our products and has a number of Web application development products. We believe that Microsoft will continue to incorporate SQL Server and Web application server technology into its operating system software and certain of its server software offerings, possibly at no additional cost to its users. Microsoft's activities could materially adversely effect sales of our products on the Windows NT platform. In addition, because there are relatively low barriers to entry in the software market, we may encounter additional competition from other established and emerging companies.

  The Web development and deployment market is an emerging, intensely competitive environment, subject to rapidly changing products and new market participants. The market is also undergoing tremendous consolidation, which could result in the creation of a relatively few dominant players. In the last year, Netscape acquired Kiva Software, Sun Microsystems acquired NetDynamics and BEA Systems acquired WebLogic. Both Oracle and IBM entered the Web development and deployment market with internally developed solutions. The primary competitor for Tango is Allaire's Cold Fusion product. Additional competitors include Silverstream, HAHT Software, Bluestone and Microsoft. Another set of competitors could arise as traditional online transaction processing and database vendors expand their application server solutions to include Web-based application development software. We believe that, given the projected size of the market and strong trend towards distributed computing, it is likely that additional competitors may enter the market. This could lead to intense pricing pressure, particularly on front-end development tools, and result in higher research and development costs to compete on a feature-for-feature basis.

  Most of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of competitive products, than we can. There is also a substantial risk that announcements of competing products by large competitors such as Microsoft or Oracle could result in the cancellation of customer orders in anticipation of the introduction of such new products. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs and which may limit our ability to sell our products through particular distribution partners. Accordingly, new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share in our current or anticipated markets. We also expect that competition will increase as a result of software industry consolidation. Increased competition is likely to result in price reductions, fewer customer orders, reduced margins and loss of market share, any of which could materially adversely affect our business. We cannot be certain that we will be able to compete successfully against current and future competitors or that the competitive pressures that we face will not materially adversely affect our business, operating results and financial condition.

Proprietary Rights

  Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights. We also believe that factors such as the technological and creative skills of our personnel, new research and developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot be certain that others will not develop technologies that are similar or superior to our technology or design around the copyrights and trade secrets owned by us. We license our database software products primarily under "shrink wrap" licenses (i.e., licenses included as part of the product packaging). Shrink wrap licenses are not negotiated with or signed by individual licensees, and purport to take effect upon the opening of the product package. We believe, however, that these measures afford only limited protection.

  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. Embedded software products, like those offered by us, can be especially susceptible to software piracy. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the U.S. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. We cannot be certain that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business, operating results and financial condition.

  We are not aware that we are infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by us of their intellectual property rights. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event of a successful claim of product infringement against us, should we fail or be unable to either license the infringed or similar technology or develop alternative technology on a timely basis, our business, operating results and financial condition could be materially adversely affected.

  We rely upon certain software that we license from third parties, including software that is integrated with our internally developed software and is used in our products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to us on commercially reasonable terms. The loss of or inability to maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated which could materially adversely affect our business, operating results and financial condition.

Employees

  As of December 31, 1998, we employed 305 full-time employees, including 104 in sales and marketing, 102 in research and development, 53 in technical support and 46 in general and administrative. We believe that our future success will depend in large part upon our continuing ability to attract and retain highly skilled managerial, sales, marketing, customer support and research and development personnel. Like other software companies, we face intense competition for such personnel, and we have at times experienced and continue to experience difficulty in recruiting qualified personnel. There can be no assurance that we will be successful in attracting, assimilating and retaining other qualified personnel in the future. We are not subject to any collective bargaining agreement and we believe that our relationships with our employees are good.

Facilities

  In October 1998 we moved our headquarters to a new facility in Austin, Texas of approximately 70,000 square feet. The new facility provides additional space and expansion options at rental rates per square foot consistent with our previous facility. This new facility is leased through September 2008. We currently lease other domestic offices in California, Illinois and Tennessee, as well as international offices in Toronto, Frankfurt, Paris, Brussels, Dublin, London, Hong Kong and Tokyo. We continue to be obligated under two leases for our prior headquarters facility in Austin, Texas. We have leased all space in our prior facility to two subtenants. The first lease and corresponding sublease expires in August 2000, and the second lease and corresponding sublease expires in December 2000.

                                   MANAGEMENT

Executive Officers and Directors

  Set forth below is a list of our executive officers and directors as of December 31, 1998:

          Name            Age                            Position
------------------------  --- --------------------------------------------------------------
Ron R. Harris...........   45 President, Chief Executive Officer and Director
James R. Offerdahl......   42 Chief Operating Officer, Chief Financial Officer and Secretary
Ramon D. Acosta,
 Ph.D. .................   39 Vice President, Development
Scott J. Bleakley.......   42 Vice President, Marketing
John E. Farr............   38 Vice President, Finance
Casey G. A. Leaman......   52 Vice President, Worldwide Sales
Marcus D. Marshall......   45 Vice President, Customer Engineering
Joseph C. Aragona(1)....   42 Director
David A. Boucher(2).....   47 Director
David R. Bradford.......   48 Director
Shelby H. Carter(1)(2)..   67 Director
Nancy R. Woodward(1)....   42 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Ron R. Harris has served as our President and Chief Executive Officer since our inception and as a director since June 1995. Prior to joining us, Mr. Harris served as a Vice President of Citrix Systems, Inc., a developer of thin-client/server software, from October 1990 to May 1993. Mr. Harris received his B.S. in Computer Science from Vanderbilt University and an M.B.A. from the University of Texas at Austin.

  James R. Offerdahl has served as our Chief Operating Officer, Chief Financial Officer and Secretary since September 1998. In addition, Mr. Offerdahl served as Chief Financial Officer, Vice President, Finance and Administration and Secretary from October 1996 to September 1998. From May 1993 to September 1996, Mr. Offerdahl served as Chief Financial Officer and Vice President of Administration of Tivoli Systems Inc., a provider of enterprise systems management solutions, acquired by IBM in March 1996. From April 1991 to May 1993, Mr. Offerdahl served as Vice President of Finance and Administration of InterFlo Medical, a medical device company that was acquired by Baxter Healthcare Corporation in April 1992. Mr. Offerdahl received a B.S. in Accounting from Illinois State University and an M.B.A. from the University of Texas at Austin.

  Ramon D. Acosta, Ph.D. has served as our Vice President, Development since December 1998. Previously, Mr. Acosta served as Director of Desktop and Server Products from June 1997 to November 1998, and as Engineering Project Manager from October 1995 to May 1997. Prior to joining us in 1995, Mr. Acosta held research, development and management positions with Scientific and Engineering Software, a system simulation company, International Software Systems Incorporated, a software development company and integrated systems solution provider, and Microelectronics and Computer Technology Corporation, a high technology consortium and small company incubator. Mr. Acosta received a B.S. in Computer and Systems Engineering from Renssalaer Polytechnic Institute and an M.S. and Ph.D. in Electrical Engineering from Cornell University.

  Scott J. Bleakley has served as our Vice President, Marketing since December 1998 and served as Vice President, Corporate Development from April 1998 to that time. Prior to joining us, Mr. Bleakley served as Vice President of Business Development of Tivoli Systems, Inc. Prior to Tivoli, Mr. Bleakley served in a number of positions at IBM over a 6 year period where he most recently served as the Sales Operations Executive for the RS/6000 product line in the U.S. and Canada. Mr. Bleakley received a B.A. in Economics from Ohio Wesleyan University and an M.B.A. from Miami University.

  John E. Farr has served as our Vice President, Finance since October 1998. Previously, Mr. Farr served as Director of Finance from April 1997 to October 1998 and as Controller from November 1994 to April 1997. Prior to joining Pervasive, Mr. Farr served as Senior Audit Manager for KPMG LLP, an international accounting firm. Mr. Farr received a B.B.A. in Accounting from Southwestern University.

  Casey G. A. Leaman has served as our Vice President, Worldwide Sales since January 1998. Previously, Mr. Leaman served as Vice President, International Sales from February 1997 to January 1998. Prior to joining us, Mr. Leaman served as Vice President of International Sales of CenterLine Software, Inc., a developer of compilers and software testing tools, from October 1995 to October 1996. Prior to that time, Mr. Leaman served as a director of Kanishka Systems PTE Ltd. (Singapore), a developer of document management software, from March 1994 to May 1995 and as President and Chief Operating Officer from January 1995 to May 1995. From August 1992 to January 1994, Mr. Leaman served as Regional Managing Director-Asia for a division of ASK Computer Systems Inc., a software developer. Mr. Leaman received a B.S. in Agricultural Business Management from Penn State University and an M.S. in Agricultural Economics from Purdue University.

  Marcus D. Marshall has served as our Vice President, Customer Engineering since May 1997. He served as our Vice President, Development from November 1995 to May 1997 and as Vice President, Engineering and Technical Support from June 1995 to November 1995. Prior to joining us, Mr. Marshall served as Director of Engineering (U.S.) of Computer Resources International, a developer of software engineering environments, from February 1994 to June 1995. From November 1991 to February 1994, Mr. Marshall served as Vice President of Development of International Software Systems, Inc., a developer of software engineering environments and software productivity enhancement tools. Mr. Marshall received a B.S. and an M.S. in Electrical Engineering from Rice University.

  Joseph C. Aragona has served as one of our directors since June 1995. Since June 1982, Mr. Aragona has served as a General Partner of Austin Ventures, a venture capital firm. He also serves as a director for various private companies. Mr. Aragona received a B.A. from Harvard College and an M.B.A. from the Harvard University Graduate School of Business.

  David A. Boucher has served as one of our directors since October 1995. Mr. Boucher has served as a General Partner of Applied Technology, a venture capital firm, since January 1993. From January 1981 to August 1992, Mr. Boucher served as President and Chief Executive Officer of Interleaf, Inc., an electronic publishing software developer. Mr. Boucher also serves as director of Wang Laboratories, Inc., a network integration services company, Interleaf, Inc. and various private companies.

  David R. Bradford has served as one of our directors since October 1995. Mr. Bradford has served as Senior Vice President, General Counsel of Novell, Inc., a networking software company, since 1985. Mr. Bradford also serves as a director of a private company. Mr. Bradford received a B.A. in Political Science and a J.D. from Brigham Young University and an M.B.A. from Pepperdine University.

  Shelby H. Carter, Jr. has served as one of our directors since August 1996. Since January 1986, Mr. Carter has served as a distinguished adjunct professor at the University of Texas Graduate School of Business and College of Business Administration. Mr. Carter has founded several successful high technology companies and currently serves as a director of several private companies. Mr. Carter received a B.B.A. from the University of Texas at Austin.

  Nancy R. Woodward is one of our founders and has served as a director and Chairman of the Board since our inception. Ms. Woodward received a B.S. in Computer Science from the University of Michigan.

Board Composition

  We currently have authorized seven directors. The terms of office of the board of directors are divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2001; Class II, whose term will expire at the annual meeting of stockholders to be held in 1999; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2000. The Class I directors are Joseph C. Aragona and David Bradford, the Class II directors are David A. Boucher and Nancy R. Woodward, and the Class III directors are Ron R. Harris and Shelby H. Carter, Jr. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management.

  Each officer is elected by and serves at the discretion of the board of directors. Each of our officers and directors, other than nonemployee directors, devotes substantially full time to our affairs. Our nonemployee directors devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees.

  Committees of the Board. The audit committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including:

  .  The selection of our independent accountants;

  .  The scope of our annual audits;

  .  Fees to be paid to the independent accountants;

  .  The performance of our independent accountants; and

  .  Our accounting practices.

  The compensation committee establishes salaries, incentives and other forms of compensation for our officers and our other employees and administers our incentive compensation and benefit plans.

  Director Compensation. Certain non-employee directors receive $1,000 per meeting attended, plus a retainer of $8,000 annually for serving on the board of directors. Directors are not compensated for attending committee meetings. All directors are reimbursed for reasonable expenses incurred by them in attending board and committee meetings. Certain non-employee board members are eligible for option grants pursuant to the provisions of the Automatic Option Grant Program under our 1997 Stock Incentive Plan. Under the Automatic Option Grant Program, each individual who first joins the board as an eligible non-employee director on or after the effective date of the 1997 Stock Incentive Plan will receive at that time, an automatic option grant for 20,000 shares of common stock. In addition, at each annual stockholders meeting, beginning with the first annual meeting after June 30, 1998, each eligible non-employee director, whether or not he or she is standing for re-election at that particular meeting, will be granted a stock option to purchase 5,000 shares of common stock. A non-employee director is not eligible for automatic option grants if such individual is a preferred stockholder, owns 5% or more of our voting power, or represents entities that own preferred stock or 5% or more of our voting power. The optionee will vest in each automatic option grant in a series of four annual installments over the optionee's period of board service, beginning one year from the grant date. Each option will have an exercise price equal to the fair market value of the common stock on the automatic grant date and a maximum term of ten years, subject to earlier termination following the optionee's cessation of board service. Vesting of the automatic option shares will automatically accelerate and the options become fully exercisable upon (1) a change in our control by merger or consolidation, sale of all or substantially all of our assets or tender offer for 50% or more of our outstanding voting stock or (2) the death or disability of the optionee while serving as a board member. Mr. Carter was granted options to purchase 10,000 shares of common stock on August 21, 1996 at an exercise price of $0.13 per share and 10,000 shares of common stock on March 19, 1997 at an exercise price of $2.00 per share. Mr. Bradford was granted options to purchase 10,000 shares of common stock on October 4, 1995 at an exercise price of $0.13 per share. Pursuant to the Automatic Option Grant Program, each of Mr. Boucher, Mr. Bradford and Mr. Carter were granted options to purchase 5,000 shares of common stock on the date of the last annual stockholder meeting.

  Directors who are also our employees are eligible to participate in our Bonus Plan, to receive options and be issued shares of common stock directly under the 1997 Stock Incentive Plan, and are also eligible to participate, subject to certain limitations, in our Employee Stock Purchase Plan, subject to certain limitations.

Compensation Committee Interlocks and Insider Participation

  The compensation committee of our board was formed in March 1997, and the members of the compensation committee are Joseph C. Aragona, Shelby H. Carter, Jr. and Nancy R. Woodward. Other than Nancy R. Woodward, who has served as our Secretary and is currently chairman of the board, none of these individuals was at any time during fiscal 1998, or at any other time, an officer or employee of Pervasive. No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or compensation committee.

Executive Compensation

  The following Summary Compensation Table sets forth the compensation earned for the two fiscal years ended June 30, 1998 by our chief executive officer and the four other most highly compensated officers whose salary and bonus for the 1998 fiscal year were in excess of $100,000.

                           Summary Compensation Table

                                         Annual           Long-Term
                                      Compensation       Compensation
                                    -----------------    ------------
                                                            Awards
                                                         ------------
                                                          Securities  All Other
                             Fiscal                       Underlying  Compensa-
Name and Principal Position   Year  Salary(1)  Bonus      Options(#)   tion(2)
---------------------------  ------ --------- -------    ------------ ---------
Ron R. Harris..............   1998  $165,851  $     0           --     $  690
 President, Chief Executive   1997   150,587   50,000           --        510
  Officer and Director
James R. Offerdahl(3)......   1998   153,000        0       50,000        486
 Chief Operating Officer,     1997   105,000   15,000      200,000        352
  Chief Financial Officer
  and Secretary
Robert J. Adams, Jr.(4)....   1998   154,299   13,988           --     11,967
 Former Vice President,       1997   142,654   24,200       50,000        308
  Worldwide Marketing
Casey G.A. Leaman(5).......   1998   124,500   44,165(6)    50,000     21,116
 Vice President, Worldwide    1997    41,654   25,333(6)   100,000     20,342
  Sales
Marcus D. Marshall.........   1998   133,481        0       20,000        739
 Vice President, Customer     1997   115,390   10,000       20,000        603
  Engineering
Theodule J. Doucet, Jr.....   1998   114,166   49,842(6)        --        196
 Former Vice President,       1997   104,112   56,281(6)    40,000        314
  Strategic Sales

--------
(1) Salary includes amounts deferred under Pervasive's 401(k) Plan.
(2) All Other Compensation consists of life insurance premiums, except that Mr. Adam's compensation includes $11,637 in 1998 for relocation expenses and Mr. Leaman's compensation includes $20,000 for relocation expenses in each of 1997 and 1998.
(3) Mr. Offerdahl commenced employment with Pervasive on October 1, 1996.
(4) In January 1999, Scott J. Bleakley succeeded Mr. Adams as Vice President, Marketing.
(5) Mr. Leaman commenced employment with Pervasive on February 10, 1997.
(6) Represents sales commissions.

  The following table contains information concerning the stock option grants made in the fiscal year ended June 30, 1998 to the named executive officers. No stock appreciation rights were granted to these individuals during such year.

                       Option Grants in Last Fiscal Year

                                                                         Potential Realizable
                                                                           Value at Assumed
                                                                         Annual Rates of Stock
                                                                          Price Appreciation
                                        Individual Grants                 for Option Terms(4)
                         ----------------------------------------------- ----------------------
                         Number of
                         Securities   % of Total
                         Underlying Options Granted Exercise
                          Options   to Employees in Price per Expiration
          Name           Granted(1)     1998(2)     Share(3)     Date      5%($)      10%($)
------------------------ ---------- --------------- --------- ---------- ---------- -----------
Ron R. Harris...........        0          --            --          --          --         --
James R. Offerdahl......   50,000           7%        $8.37    10/28/07     263,192    666,981
Robert J. Adams, Jr.....        0          --            --          --          --         --
Casey G.A. Leaman.......   50,000           7          7.50    12/16/07     235,835    597,653
Marcus D. Marshall......   20,000           3          8.37    10/28/07     105,277    266,792
Theodule J. Doucet,
 Jr.....................        0          --            --          --          --         --

--------
(1) The options listed in the table become exercisable in four equal annual installments. Upon a merger or other change in control, the option shall become exercisable and the option shares shall become vested as if the optionee had been employed for an additional 12 months. In addition, the option shares shall vest in full if outstanding options are not assumed by the acquiring entity. Should options be assumed but the optionee's employment be involuntarily terminated within 12 months of such a change in control, then the option shares shall vest in full. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of employment with Pervasive.
(2) Based on an aggregate of 726,400 options granted in fiscal 1998.
(3) The exercise price may be paid in cash or through a cashless exercise procedure.
(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of Pervasive's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

  The following table sets forth information concerning the shares acquired and the value realized upon the exercise of stock options during fiscal 1998 and the fiscal year-end number and value of unexercised options with respect to the named executive officers. No stock appreciation rights were exercised by these individuals in fiscal 1998 or were outstanding at the end of that year.

                 Aggregate Option Exercises in Last Fiscal Year
                       And Fiscal Year-End Option Values

                                                          Number of
                                                    Securities Underlying     Value of Unexercised
                                                     Unexercised Options      in-the-Money Options
                           Shares                  at June 30, 1998(#)(2)       at June 30, 1998(3)
                         Acquired on     Value    ------------------------- -------------------------
          Name           Exercise(#)  Realized(1) Exercisable Unexercisable Exercisable Unexercisable
------------------------ -----------  ----------  ----------- ------------- ----------- -------------
Ron R. Harris...........         0           --    1,335,816         --     $13,725,510         --
James R. Offerdahl......         0           --           --     50,000              --   $100,250
Robert J. Adams, Jr.....         0           --       50,000         --         338,750         --
Casey G.A. Leaman.......   100,000(4)   500,000           --     50,000              --    143,750
Marcus D. Marshall......         0           --       10,000     20,000          67,750     40,100
Theodule J. Doucet,
 Jr.....................    17,500(4)  $189,800       50,000         --         407,301         --

--------
(1) Market price at exercise less exercise price.
(2) The options granted before July 1, 1997 are immediately exercisable for all the option shares, but any shares purchased thereunder will be subject to repurchase by Pervasive at the original exercise price paid per share upon the optionee's cessation of service to Pervasive prior to vesting in such shares. As of June 30, 1998, the repurchase right had lapsed as to 1,038,475 unexercised option shares for Mr. Harris, none for Mr. Offerdahl, 12,500 option shares for Mr. Adams, none for Mr. Leaman, 2,500 option shares for Mr. Marshall, and 7,500 option shares for Mr. Doucet.
(3) Based on the fair market value of Pervasive's common stock at fiscal year end (June 30, 1998) ($10.375 per share), as reported on the Nasdaq National Market.
(4) The acquired shares include options for vested and unvested shares. As of June 30, 1998 Pervasive's repurchase right had lapsed with respect to shares acquired during the fiscal year as follows: Mr. Doucet (no shares) and Mr. Leaman (25,000 shares).

Bonus Plan

  We have adopted a bonus program pursuant to which all full-time, non-commissioned employees are eligible for annual cash bonuses based upon a combination of Pervasive's achieving specified objectives and the employee meeting specified individual performance objectives.

1997 Stock Incentive Plan

  Pervasive's 1997 Stock Incentive Plan was adopted by our board on May 22, 1997 and was approved by our stockholders as the successor to the 1994 Incentive Plan. We have reserved 5,614,605 shares of common stock for issuance under the 1997 Stock Incentive Plan as of December 31, 1998. As of July 1, 1999 and 2000, the number of shares reserved for issuance under the 1997 Stock Incentive Plan will be increased automatically by 5% of the total number of shares of common stock then outstanding or, if less, by 1,000,000 shares. As of December 31, 1998, 1,714,223 shares had been issued under the 1997 Stock Incentive Plan, options for 3,418,683 shares were outstanding (including options incorporated from the 1994 Stock Incentive Plan) and 793,546 shares remained available for future grant. No participant in the 1997 Stock Incentive Plan may acquire shares of common stock under the 1997 Stock Incentive Plan in excess of 500,000 shares each calendar year over the term of the plan. Except as otherwise noted below, the outstanding options under the 1994 Stock Incentive Plan contain substantially the same terms as options granted under the 1997 Stock Incentive Plan.

  Under the 1997 Stock Incentive Plan, the eligible individuals are: employees, non-employee members of the board of directors and consultants. The types of awards that may be made under the 1997 Stock Incentive Plan are options to purchase shares of common stock, stock appreciation rights, and restricted shares. Options may be incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 or nonstatutory stock options not designed to qualify for such favorable tax treatment. Non-employee members of our board are also eligible for automatic option grants under the 1997 Stock Incentive Plan. With limited restrictions, if shares awarded under the 1997 Stock Incentive Plan or the 1994 Stock Incentive Plan are forfeited, then those shares will again become available for new awards under the 1997 Stock Incentive Plan.

  The compensation committee of our board of directors administers the 1997 Stock Incentive Plan. The committee has complete discretion to make all decisions relating to the interpretation and operation of the 1997 Stock Incentive Plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

  The exercise price for incentive stock options granted under the 1997 Stock Incentive Plan may not be less than 100% of the fair market value of the common stock on the option grant date. The exercise price for non-qualified options granted under the 1997 Stock Incentive Plan may not be less than 85% of the fair market value of the common stock on the option grant date. The exercise price may be paid in cash or in outstanding shares of common stock. The exercise price may also be paid by using a cashless exercise method or promissory note. The purchase price for newly issued restricted shares awarded under the 1997 Stock Incentive Plan may be paid in cash, by promissory note or by the rendering of past or future services.

  The committee may reprice options and may modify, extend or assume outstanding options and stock appreciation rights. The committee may accept the cancellation of outstanding options or stock appreciation rights in return for the grant of new options or stock appreciation rights. The new option or right may have the same or a different number of shares and the same or a different exercise price.

  In the event we are acquired by merger, consolidation or asset sale, each option or stock award outstanding at the time under the 1997 Stock Incentive Plan will become vested or exercisable in 12 additional months' worth of stock. In addition, each award will become fully exercisable or fully vested if the option or award is not assumed by the surviving corporation or its parent. Should the acquiring corporation or its parent assume an outstanding option and the optionee be involuntarily terminated within twelve (12) months following the date of the acquisition, the assumed options will fully vest. In addition, the committee has the discretion to accelerate the vesting of options in its discretion.

  Under the automatic grant program, each individual will receive at the time he or she first joins the board as a non-employee director an automatic option to purchase 20,000 shares of common stock. In addition, at each annual stockholders meeting, beginning in 1998, each non-employee director, whether or not he or she is standing for re-election at that particular meeting, will be granted a stock option to purchase 5,000 shares of common stock. The optionee will vest in each automatic option grant in a series of four annual installments over the optionee's period of board service, beginning one year from the grant date. Each option will have an exercise price equal to the fair market value of the common stock on the automatic grant date and a maximum term of ten years, subject to earlier termination following the optionee's cessation of board service. Vesting of the automatic option shares will automatically accelerate and the options become fully exercisable upon (A) an acquisition of us by merger, consolidation or asset sale or (B) the death or disability of the optionee while serving as a board member.

  The board may amend the 1997 Stock Incentive Plan at any time. If the board amends the plan, stockholder approval of the amendment will be sought only if required by an applicable law. The 1997 Stock Incentive Plan will terminate on June 30, 2007, unless the board decides to terminate the plan sooner.

Employee Stock Purchase Plan

  Pervasive's Employee Stock Purchase Plan was adopted by our board on May 22, 1997 and was approved by our stockholders. We have reserved 1,000,000 shares of common stock for issuance under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code. Two overlapping offering periods each with a duration of 24 months commence every May 1 and November 1 each calendar year.

  Purchases of common stock will occur on April 30 and October 31 each calendar year during an offering period. The Employee Stock Purchase Plan will be administered by the compensation committee of our board. Each of our employees is eligible to participate if he or she is employed by us for at least 20 hours per week and for more than five months per year.

  The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's cash compensation, nor more than 250 shares per participant on any purchase date. The price of each share of common stock purchased under the Employee Stock Purchase Plan will be 85% of the lower of (A) the fair market value per share of common stock on the date immediately before the first date of the applicable offering period or (B) the fair market value per share of common stock on the purchase date. In the case of the first offering period, the price per share under the plan was 85% of the price offered to the public in the initial public offering. Employees may end their participation in the Employee Stock Purchase Plan at any time. Participation ends automatically upon termination of employment with us.

  Each outstanding purchase right will be exercised immediately prior to a merger or consolidation with the payroll deductions accumulated to date by participating employees. The board may amend or terminate the Employee Stock Purchase Plan immediately after the close of any purchase date. If the Board increases the number of shares of common stock reserved for issuance under the Employee Stock Purchase Plan, it must seek the approval of our stockholders. The Purchase Plan will in all events terminate in July 2007.

Employment Contracts and Change in Control Arrangements

  The compensation committee of the board of directors has the authority under our 1997 Stock Incentive Plan to provide for accelerated vesting of the shares of common stock subject to outstanding options held by any employee or director in connection with certain changes in control of Pervasive or the subsequent termination of the officer's employment following the change in control event. None of the individuals listed in the summary compensation table above have employment agreements with Pervasive, and their employment may be terminated at any time. In connection with Mr. Doucet's termination of employment, Pervasive entered into an agreement dated January 23, 1998, pursuant to which he agreed to make himself available up to 40 hours per week and Pervasive agreed to continue his salary and certain benefits and to continue vesting his option shares through June 30, 1998 and thereafter, through September 5, 1998, he agreed to make himself available for up to 20 hours per week at a reduced salary. Pursuant to the agreement, Mr. Doucet agreed to release any potential claims against Pervasive.

                              CERTAIN TRANSACTIONS

Transactions with Directors and Officers

  In August 1996, we granted options to purchase 10,000 shares of our common stock at an exercise price of $0.13 per share to Shelby H. Carter, Jr., one of our directors. In March 1997, we granted Mr. Carter options to purchase 10,000 shares of our common stock at an exercise of $2.00 per share.

  In October 1998, we granted Novell a non-exclusive, perpetual, irrevocable license to reproduce and distribute a two-user version of Pervasive.SQL for distribution only in combination with other products distributed by Novell. David Bradford, one of our directors, serves as General Counsel to Novell.

  We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans (if any), between Pervasive and our officers, directors and principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Indemnification

  Our Certificate of Incorporation limits the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. We have also entered into indemnification agreements with our officers and directors containing certain provisions that may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth, as of January 31, 1999, certain information with respect to shares beneficially owned by (1) each person who is known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock; (2) the Chief Executive Officer and the four other most highly compensated executive officers with base salaries in excess of $100,000; (3) each of our directors; and (4) all current directors and executive officers as a group. This table is based upon information supplied by officers, directors and principal stockholders and a Schedule 13G filed with the SEC. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date. The percentage of beneficial ownership for the following table is based on 13,495,459 shares of common stock outstanding as of January 31, 1999, and 14,995,459 shares of common stock outstanding after the completion of this offering. The number of shares of common stock outstanding after this offering includes 1,500,000 shares of common stock being offered by Pervasive in this offering. Unless otherwise indicated, the address for each listed stockholder is: c/o Pervasive Software Inc., 12365 Riata Trace Parkway, Bldg. II, Austin, Texas 78727. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

                                       Shares                      Shares
                                    Beneficially                Beneficially
                                        Owned                       Owned
                                  Prior to Offering            After Offering
                                  ----------------- Number of -----------------
Name and Address of Beneficial                       Shares
Owner(1)                           Number   Percent  Offered   Number   Percent
------------------------------    --------- ------- --------- --------- -------
Funds affiliated with Austin
 Ventures(1).....................   750,057   5.6%    500,000   250,057   1.7%
 114 West Seventh Street
 1300 Norwood Tower
 Austin, TX 78701
Paul J. Schupf Associates(2)..... 1,283,400   9.5          -- 1,283,400   8.6
 P.O. Box 179
 Hamilton, NY 13346
Ron R. Harris(3)................. 1,455,816  10.8     120,000 1,335,816   8.9
Robert J. Adams, Jr.(4)..........   100,750     *          --   100,750     *
Casey G.A. Leaman(5).............   110,750     *       5,000   105,750     *
Marcus D. Marshall(6)............    70,750     *      10,000    60,750     *
James R. Offerdahl(7)............   205,213   1.5      10,000   195,213   1.3
Nancy R. and Douglas W.
 Woodward(8)..................... 4,134,186  30.6     855,000 3,279,186  21.9
Joseph C. Aragona(1).............   810,784   6.0     500,000   310,784   2.1
David A. Boucher(9)..............   160,000   1.2          --   160,000   1.1
David R. Bradford(10)............    10,000     *          --    10,000     *
Shelby H. Carter, Jr.(11)........    20,000     *          --    20,000     *
All directors and executive
 officers as a group
 (14 persons)(12)................ 7,156,949  48.1%  1,500,000 5,656,949  37.7%

--------
*Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
(1) Includes 242,103 shares held by Austin Ventures IV-A, L.P. and 507,954 shares held by Austin Ventures IV-B, L.P. Mr. Aragona's shares also include 6,808 shares held by Mr. Aragona and 53,919 shares held by Aragona Ltd. Mr. Aragona, a director of Pervasive, is a General Partner of AV Partners IV, L.P., which is the general partner of Austin Ventures IV-A, L.P. and Austin Ventures IV-B, L.P. Mr. Aragona disclaims beneficial ownership of the shares held by Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P. and Aragona Ltd., except to the extent of his pecuniary interest therein arising from his general partnership interest in AV Partners IV, L.P. and his interest in Aragona Ltd.
(2) Based on a Schedule 13G dated August 19, 1998, Paul J. Schupf Associates has reported that it may be deemed to be the beneficial owner of 1,283,400 shares of common stock of Pervasive.
(3) Includes options immediately exercisable for 1,335,816 shares of common stock.
(4) Includes options immediately exercisable for 25,000 shares of common stock. Also includes 62,500 shares of common stock that are subject to Pervasive's repurchase right which lapses in increments over time.
(5) Includes 75,000 shares of common stock that are subject to Pervasive's repurchase right which lapses in increments over time.
(6) Includes options immediately exercisable for 10,000 shares of common stock. Also includes 17,500 shares of common stock that are subject to Pervasive's repurchase right which lapses in increments over time.
(7) Includes 100,000 shares of common stock that are subject to Pervasive's repurchase right which lapses in increments over time.
(8) Includes 235,160 shares held by Northern Trust Bank of Texas N.A. as trustee of Nancy R. Woodward Grantor Retained Annuity Trust and 235,160 shares held by Northern Trust Bank of Texas N.A. as trustee of Douglas W. Woodward Grantor Retained Annuity Trust. Each of the trusts will sell 52,500 shares in the offering.
(9) Includes 160,000 shares held by Technologies for Information and Entertainment, L.P.
(10) Includes options immediately exercisable for 10,000 shares of common stock.
(11) Includes options immediately exercisable for 10,000 shares of common stock.
(12) Includes options immediately exercisable for 1,390,816 shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, our authorized capital stock will consist of 75,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

Common Stock

  As of December 31, 1998, there were 13,473,099 shares of common stock outstanding that were held of record by approximately 131 stockholders. This number does not include stockholders whose shares are held by a brokerage house or clearing agency, but does include each brokerage house or clearing agency as one record holder. There will be 14,973,099 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and assuming no exercise after December 31, 1998, of outstanding options) after giving effect to the sale of the shares of common stock to the public offered hereby and the conversion of our preferred stock into common stock at a one-to-one ratio.

  The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. See "Dividend Policy."

Preferred Stock

  The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

Anti-Takeover Effects of Provisions of the Our Certificate of Incorporation and Bylaws and Delaware Law

 Certificate of Incorporation and Bylaws

  Our Certificate of Incorporation provides that the board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. The Certificate of Incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Further, provisions of the bylaws and the Certificate of Incorporation provide that the stockholders may amend the bylaws or certain provisions of the Certificate of Incorporation only with the affirmative vote of 75% of our capital stock. These provisions of the Certificate of Incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in our control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

 Delaware Takeover Statute

  We are subject to Section 203 of the Delaware General Corporation Law, or DGCL Section 203, which regulates corporate acquisitions. DGCL Section 203 prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a "business combination" includes, among other things, a merger or consolidation involving Pervasive and the interested stockholder and the sale of more than ten percent (10%) of Pervasive's assets. In general, DGCL Section 203 defines an "interested stockholder" as any entity or person beneficially owning fifteen percent (15%) or more of the outstanding voting stock of Pervasive and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of DGCL Section 203 with an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not "opted out" of the provisions of DGCL
Section 203.

Registration Rights

  After this offering, the holders of approximately 3,692,543 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such common stock therein. Additionally, such holders are also entitled to certain demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect such registration. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within six months following an offering of our securities, including the offering made hereby.

Transfer Agent and Registrar

  The Transfer Agent and Registrar for the common stock is American Securities Transfer and Trust, Inc., and its telephone number is (303) 234-5300.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, we will have approximately 14,973,099 shares of common stock outstanding. Of this amount, the 3,000,000 shares offered hereby will be available for immediate sale in the public market as of the date of this prospectus. Approximately 3,968,706 additional shares will be available for sale in the public market following the expiration of 90-day lock-up agreements with the representatives of the underwriters or us, subject in some cases to compliance with the volume and other limitations of Rule 144.

   Days after Date of       Approximate Shares
    this Prospectus      Eligible for Future Sale                              Comment
   ------------------    ------------------------                              -------
Upon Effectiveness......        11,004,393        Freely tradeable shares sold in offering and shares saleable under
                                                   Rule 144(k) that are not subject to 90-day lock-up
90 days.................         3,968,706        Lock-up released; shares saleable under Rule 144 or 144(k)
Thereafter..............              None        Restricted securities held for one year or less

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of common stock (approximately 149,731 shares immediately after the offering) or (ii) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. A person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

  We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock offered hereby.

  Pervasive, our directors, executive officers, and certain of our other stockholders have agreed pursuant to the Underwriting Agreement and other agreements that they will not sell any common stock without the prior consent of BancBoston Robertson Stephens Inc. for a period of 90 days from the date of this prospectus, except that we may, without such consent, grant options and sell shares pursuant to our stock plans.

  In addition, after this offering, the holders of approximately 3,692,543 shares of common stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by our affiliates) immediately upon the effectiveness of such registration.

                                  UNDERWRITING

  The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Hambrecht and Quist LLC and Piper Jaffray Inc., have severally agreed with us and the selling stockholders, subject to the terms and conditions of the underwriting agreement, to purchase the number of shares of common stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                                        Number
                               Underwriter                             of Shares
                               -----------                             ---------
   BancBoston Robertson Stephens Inc. ................................ 1,530,000
   Hambrecht and Quist LLC............................................   810,000
   Piper Jaffray Inc..................................................   660,000
                                                                       ---------
     Total............................................................ 3,000,000
                                                                       =========

  The underwriters' representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain
dealers at such price less a concession of not in excess of $         per
share, of which $         may be reallowed to other dealers. After the public
offering, the public offering price, concession, and reallowance to dealers may be reduced by the underwriters' representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

  We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 450,000 additional shares of common stock at the same price per share as will be paid for the 3,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 3,000,000 shares offered hereby. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 3,000,000 shares are being sold.

  The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  Pervasive, our directors, officers and certain of our other stockholders have each agreed that, without the prior written consent of BancBoston Robertson Stephens Inc. on behalf of the underwriters, during the period ending 90 days after the date of this prospectus, we will not, directly or indirectly;

  . Offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from us); or

  . Enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

  The restrictions described in the previous paragraph do not apply to

  . the sale to the underwriters of the shares of common stock under the underwriting agreement;

  . the issuance by Pervasive of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus which is described in the prospectus;

  . transactions by any person other than Pervasive relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares of common stock; or

  . issuances of shares of common stock or options to purchase shares of common stock pursuant to our employee benefit plans as in existence on the date of the prospectus and consistent with past practices.

  The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Stabilization Disclosure

  The underwriters' representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the underwriters' representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the underwriters' representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The underwriters' representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Regulation M/Passive Market Disclosure

  In connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the business day prior to the pricing of the offering before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Austin, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Austin, Texas.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and financial statement schedule at June 30, 1997 and 1998, and for each of the three years in the period ended June 30, 1998, as set forth in their report. We have included our financial statements and financial statement schedule in the Prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

  KPMG LLP, independent auditors, have audited the consolidated financial statements of EveryWare Development Inc., consisting of consolidated balance sheets as of June 30, 1998, June 30, 1997 and December 31, 1996 and the related consolidated statements of loss and deficit and changes in financial position for the year ended June 30, 1998, the six months ended June 30, 1997 and the year ended December 31, 1996, as set forth in their report, which is included in this Prospectus. The consolidated financial statements of EveryWare Development Inc. are included in this Prospectus in reliance on their report, given on their authority as experts in accounting and auditing. The report of KPMG LLP covering the June 30, 1998 consolidated financial statements of EveryWare notes that, under U.S. reporting standards, their report would contain an additional explanatory paragraph that states that EveryWare's recurring losses from operations raise substantial doubt about EveryWare's ability to continue as a going concern. The consolidated financial statements of EveryWare do not include any adjustments that might result from the outcome of that uncertainty.

                             ADDITIONAL INFORMATION

  We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information contained in the registration statement, and the exhibits and schedules to the registration statement. For further information with respect to Pervasive and our common stock, we refer you to the registration statement, and the exhibits and schedules filed as part of the registration statement. Statements made in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified by the filed exhibits. The registration statement and the exhibits and schedules to the registration statement may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the SEC after payment fees prescribed by the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC and provide our stockholders with annual reports containing audited consolidated financial statements. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC in Washington, D.C. and at the SEC's regional offices in New York, New York and Chicago, Illinois. The SEC also makes electronic filings publicly available on its Web site within 24 hours of acceptance. Our common stock is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning Pervasive may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                            PERVASIVE SOFTWARE INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Pervasive Software Inc.
Annual Financial Statements
  Report of Independent Auditors..........................................  F-2
  Consolidated Balance Sheets at June 30, 1997 and 1998...................  F-3
  Consolidated Statements of Operations for the three years ended June 30,
   1998...................................................................  F-4
  Consolidated Statements of Changes in Redeemable Convertible Preferred
   Stock and Stockholders' Equity (Deficit) for the three years ended June
   30, 1998...............................................................  F-5
  Consolidated Statements of Cash Flows for the three years ended June 30,
   1998...................................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
Interim Financial Statements
  Condensed Consolidated Balance Sheet at December 31, 1998 (Unaudited)... F-19
  Condensed Consolidated Statements of Operations for the six months ended
   December 31, 1997 and 1998 (Unaudited)................................. F-20
  Condensed Consolidated Statements of Cash Flows for the six months ended
   December 31, 1997 and 1998 (Unaudited)................................. F-21
  Notes to Condensed Consolidated Financial Statements (Unaudited)........ F-22
Pro Forma Condensed Financial Statements
  Unaudited Pro Forma Condensed Statements of Operations for the year ended June 30, 1998 and the six months ended December 31, 1998......... F-25
  Notes to Unaudited Pro Forma Condensed Financial Statements............. F-28
EveryWare Development Inc. (An Acquired Business of Pervasive Software
 Inc.)
Annual Financial Statements
  Report of Independent Auditors.......................................... F-29
  Consolidated Balance Sheets at June 30, 1997 and 1998 and December 31,
   1996................................................................... F-30
  Consolidated Statements of Loss and Deficit for the year ended June 30,
   1998, the six months ended June 30, 1997 and the year ended December
   31, 1996............................................................... F-31
  Consolidated Statements of Changes in Financial Position for the year ended June 30, 1998, the six months ended June 30, 1997 and the year ended December 31, 1996................................................ F-32
  Notes to Consolidated Financial Statements.............................. F-33

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Pervasive Software Inc.

  We have audited the accompanying consolidated balance sheets of Pervasive Software Inc. and Subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1998. Our audits also included the financial statement schedule listed in the Index at Item 16(b). These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pervasive Software Inc. and Subsidiaries at June 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                   /s/ Ernst & Young LLP

Austin, Texas
July 17, 1998

                            PERVASIVE SOFTWARE INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                 June 30,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
                                                              (in thousands,
                                                               except share
                                                                   data)
ASSETS
Current assets:
  Cash and cash equivalents, including interest bearing
   investments of $3,075 in 1997 and $15,130 in 1998......... $ 4,058  $15,587
  Marketable securities......................................     --     4,943
  Trade accounts receivable, net of allowance for doubtful
   accounts of $100 in 1997 and $300 in 1998.................   2,803    5,304
  Inventory..................................................     105      350
  Deferred income taxes......................................     157      546
  Prepaid expenses and other current assets..................     555    1,370
                                                              -------  -------
Total current assets.........................................   7,678   28,100
Property and equipment, net..................................   2,664    3,667
Other assets.................................................     103      876
                                                              -------  -------
Total assets................................................. $10,445  $32,643
                                                              =======  =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Trade accounts payable..................................... $ 1,052  $ 1,382
  Accrued payroll and payroll related costs..................     517      966
  Other accrued expenses.....................................   2,273    2,710
  Deferred revenue...........................................   1,267    1,929
  Income taxes payable.......................................     301    1,140
  Deferred royalty payable -- Novell.........................     708      158
                                                              -------  -------
Total current liabilities....................................   6,118    8,285
Minority interest in subsidiary..............................     695      379
Redeemable convertible preferred stock.......................   4,026      --
Stockholders' equity (deficit):
  Preferred stock............................................   3,915      --
  Common stock, $0.001 par value; Authorized--75,000,000
   shares; issued and outstanding--1,391,611 shares in 1997
   and 13,347,724 shares in 1998.............................     205   26,270
  Accumulated deficit........................................  (4,514)  (2,291)
                                                              -------  -------
Total stockholders' equity (deficit).........................    (394)  23,979
                                                              -------  -------
Total liabilities and stockholders' equity................... $10,445  $32,643
                                                              =======  =======

                            See accompanying notes.

                            PERVASIVE SOFTWARE INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       Year ended June 30,
                                                     -------------------------
                                                      1996     1997     1998
                                                     -------  -------  -------
                                                      (in thousands, except
                                                         per share data)
Revenues............................................ $13,476  $24,481  $36,700
Costs and expenses:
  Cost of revenues and technical support............   2,605    3,310    5,292
  Sales and marketing...............................   6,998   10,034   15,438
  Research and development..........................   4,477    5,996    9,556
  General and administrative........................   2,505    2,886    3,070
                                                     -------  -------  -------
Total costs and expenses............................  16,585   22,226   33,356
                                                     -------  -------  -------
Operating income (loss).............................  (3,109)   2,255    3,344
  Interest and other income.........................      99       55      573
                                                     -------  -------  -------
Income (loss) before income taxes and minority
 interest...........................................  (3,010)   2,310    3,917
  Provision for income taxes........................    (170)    (593)  (1,101)
  Minority interest in earnings of subsidiary, net
   of income taxes..................................     (25)    (127)     (94)
                                                     -------  -------  -------
Net income (loss)................................... $(3,205) $ 1,590  $ 2,722
                                                     =======  =======  =======
Basic earnings (loss) per share..................... $(1,602) $  1.90  $  0.26
                                                     =======  =======  =======
Diluted earnings (loss) per share................... $(1,602) $  0.12  $  0.18
                                                     =======  =======  =======


                            See accompanying notes.

                            PERVASIVE SOFTWARE INC.

          CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE
               PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

                                           Stockholders' Equity (Deficit)
                                     --------------------------------------------
                         Redeemable                                     Total
                         Convertible                                Stockholders'
                          Preferred  Preferred Common   Accumulated    Equity
                            Stock      Stock    Stock     Deficit     (Deficit)
                         ----------- --------- -------  ----------- -------------
                                    (in thousands, except share data)
Balances at June 30,
 1995...................   $4,026     $3,915   $   --     $(2,854)     $ 1,061
  Foreign currency
   translation
   adjustment...........      --         --        --          61           61
  Net loss..............      --         --        --      (3,205)      (3,205)
                           ------     ------   -------    -------      -------
Balances at June 30,
 1996...................    4,026      3,915       --      (5,998)      (2,083)
  Issuance of 1,389,611
   shares of common
   stock pursuant to the
   exercise of stock
   options..............      --         --        205        --           205
  Foreign currency
   translation
   adjustment...........      --         --        --        (106)        (106)
  Net income............      --         --        --       1,590        1,590
                           ------     ------   -------    -------      -------
Balances at June 30,
 1997...................    4,026      3,915       205     (4,514)        (394)
  Conversion of
   9,713,132 shares of
   preferred stock......   (4,026)    (3,915)    7,941        --         4,026
  Issuance of 2,000,000
   shares of common
   stock, net of
   issuance costs of
   $1,168...............      --         --     17,432        --        17,432
  Issuance of 23,752
   shares of common
   stock in purchase of
   a business...........      --         --        162        --           162
  Acquisition of 74,012
   treasury shares,
   cumulative treasury
   shares of 74,012 and
   cost of $10 at June
   30, 1998.............      --         --        (10)       --           (10)
  Issuance of 249,699
   shares of common
   stock pursuant to the
   exercise of stock
   options..............      --         --        170        --           170
  Issuance of 43,542
   shares of common
   stock pursuant to the
   employee stock
   purchase plan........      --         --        370        --           370
  Foreign currency
   translation
   adjustment,
   cumulative amount of
   $(586) at June 30,
   1998.................      --         --        --        (499)        (499)
  Net income............      --         --        --       2,722        2,722
                           ------     ------   -------    -------      -------
Balances at June 30,
 1998...................   $  --      $  --    $26,270    $(2,291)     $23,979
                           ======     ======   =======    =======      =======

                            See accompanying notes.

                            PERVASIVE SOFTWARE INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Year ended June 30,
                                                    --------------------------
                                                     1996     1997      1998
                                                    -------  -------  --------
                                                         (in thousands)
Cash from operating activities
  Net income (loss)................................ $(3,205) $ 1,590  $  2,722
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
    Depreciation and amortization..................     575      749     1,442
    Non cash compensation expense pursuant to
     employee stock purchase plan..................     --       --        469
    Deferred income tax benefit....................     --      (157)     (782)
    Other non cash items...........................     132        6       110
    Change in current assets and liabilities:
      Increase in current assets...................  (1,663)     (16)   (3,602)
      Increase in accounts payable and accrued
       liabilities.................................     878    2,085     2,017
      Increase (decrease) in deferred revenue......   1,738     (525)      662
                                                    -------  -------  --------
Net cash provided by (used in) operating
 activities........................................  (1,545)   3,732     3,038
Cash from investing activities
  Purchase of property and equipment...............    (843)  (2,161)   (2,421)
  Purchase of marketable securities................     --       --    (23,393)
  Proceeds from sale of marketable securities......     --       --     18,450
  Purchase of business, net of cash acquired.......     --       --       (333)
  Purchase of minority interest....................     --       --       (266)
  Increase in other assets.........................     --       --        (60)
                                                    -------  -------  --------
Net cash used in investing activities..............    (843)  (2,161)   (8,023)
Cash from financing activities
  Proceeds from issuance of stock, net of issuance
   costs...........................................     --       --     17,432
  Purchase of treasury stock.......................     --       --        (10)
  Payment of royalty to Novell.....................     --      (370)     (570)
  Proceeds from exercise of stock options..........     --       205       170
                                                    -------  -------  --------
Net cash provided by (used in) financing
 activities........................................     --      (165)   17,022
Effect of exchange rate changes on cash and cash
 equivalents.......................................      31      (87)     (508)
                                                    -------  -------  --------
Increase (decrease) in cash and cash equivalents...  (2,357)   1,319    11,529
Cash and cash equivalents at beginning of year.....   5,096    2,739     4,058
                                                    -------  -------  --------
Cash and cash equivalents at end of year........... $ 2,739  $ 4,058  $ 15,587
                                                    =======  =======  ========

                            See accompanying notes.

                            PERVASIVE SOFTWARE INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 June 30, 1998

1. The Company

  Pervasive Software Inc. (the Company), is a leading provider of ultra light embedded database software designed to enable the cost-effective development, deployment and support of low-maintenance packaged client/server applications. The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

  On September 25, 1997 the Company completed an initial public offering in which the Company sold 2,000,000 shares of common stock for net proceeds to the Company of $17.4 million, after deducting the underwriters' discount and other costs of the offering.

2. Summary of Significant Accounting Policies

 Revenue Recognition

  The Company licenses its software through OEM license agreements with independent software vendors (ISVs) and through shrink-wrap software licenses, sold through ISVs, value-added resellers (VARs) and distributors. Revenues are generally recognized from the license of software upon the later of shipment or when all significant vendor obligations have been satisfied. Revenues related to OEM license agreements involving nonrefundable fixed minimum license fees are generally recognized upon delivery of the product master or first copy if no significant vendor obligations remain. Per copy royalties related to OEM license agreements in excess of a fixed minimum amount are recognized as revenue when such amounts are reported to the Company. The Company generally provides telephone support to customers and end users in the 30 days immediately following the sale at no additional charge and at a minimal cost per call. When material, the Company accrues the cost of providing this support. Revenue from training is recognized when the related services are performed. The Company enters into agreements with certain distributors that provide for certain stock rotation and price protection rights. These rights allow the distributor to return products in a non-cash exchange for other products or for credits against future purchases. The Company reserves for the cost of estimated sales returns, rotation and price protection rights as well as uncollectible accounts based on experience. Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

 Software Development Costs

  Software development costs incurred by the Company in connection with its long-term development projects are accounted for in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed (Statement 86). The Company has not capitalized any internal costs through June 30, 1998 related to its software development activities.

 Advertising Costs

  The Company expenses costs of producing advertising and sales related collateral materials as incurred. Other production costs associated with direct mail programs, placement costs associated with magazine or other printed media and all direct costs associated with trade shows and other sales related events are expensed when the related direct mail is sent, advertising space is used or the event is held. These expenses in 1996, 1997 and 1998 were approximately $1,900,000, $700,000 and $700,000, respectively.

 Income Taxes

  Under the asset and liability method of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109), deferred tax assets and liabilities are recognized for the future tax

                            PERVASIVE SOFTWARE INC.

consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

 Cash and Cash Equivalents

  Cash and cash equivalents include cash, certificates of deposit, and securities with original maturities less than ninety days when purchased.

 Marketable Securities

  Marketable securities have been classified as available-for-sale and such designation is reevaluated as of each balance sheet date. While the Company's intent is to hold debt securities to maturity, they are classified as available-for-sale because the sale of such securities may be required prior to maturity. Realized gains and losses are recorded on the specific identification method. Unrealized gains and losses have been insignificant for all periods presented.

  All of the Company's marketable securities mature on or before June 30, 1999. All are stated at cost, which approximates fair market value as of June 30, 1997 and 1998, and consist of the following (in thousands):

                                                                    June 30,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
   Marketable securities
     U.S. Government agencies.................................... $  --  $3,907
     Municipal bonds.............................................    --   1,036
                                                                  ------ ------
       Total..................................................... $  --  $4,943
                                                                  ====== ======

 Inventory

  Inventories, consisting primarily of finished goods, are stated at the lower of cost (first in, first out) or market. The Company utilizes the services of fulfillment houses to manufacture, store, and ship inventory and process returned product. The Company does not take title to product in inventory until the point at which the product is packaged by the fulfillment houses and is available for shipping.

 Property and Equipment

  Property and equipment are stated at cost and are being depreciated over their estimated useful lives (2 to 5 years) using the straight-line method. Leasehold improvements are amortized over the life of the lease or the estimated useful life, whichever is shorter.

 Foreign Currency Transactions

  For the Company's foreign subsidiaries, the functional currency has been determined to be the local currency, and therefore, assets and liabilities are translated at year end exchange rates, and income statement items are translated at average exchange rates prevailing during the year. Such translation adjustments are recorded in aggregate as a component of stockholders' equity. Gains and losses from foreign currency denominated transactions are included in other income (expense) and were not material in 1996, 1997 or 1998.

  Financial instruments, principally forward pricing contracts, are used by the Company in the management of its foreign currency exposures. Gains and losses on foreign currency transaction hedges are recognized in

                            PERVASIVE SOFTWARE INC.

income when realized and offset the foreign exchange gains and losses on the underlying transactions. The Company does not hold or issue derivative financial instruments for trading purposes.

 Fair Value of Financial Instruments

  Cash equivalents, accounts receivable, accounts payable, accrued liabilities and other liabilities are stated at cost which approximates fair value due to the short-term maturity of these instruments.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist of short-term investments, including marketable securities, and trade receivables. The Company's short-term investments, which are included in cash and cash equivalents and in marketable securities for reporting purposes, are placed with high credit quality financial institutions and issuers. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Estimated credit losses are provided for in the financial statements and historically have been within management's expectations.

  For the year ended June 30, 1996, Distributor A accounted for $2,390,000 of the Company's total revenues. For the year ended June 30, 1997, Distributors A and B accounted for $2,530,000 and $4,530,000, respectively, of the Company's total revenues. For the year ended June 30, 1998, Distributor A accounted for $3,700,000 of the Company's total revenues. No other customers accounted for more than 10% of the Company's revenues during the years ended June 30, 1996, 1997 or 1998.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Stock-Based Compensation

  The Company has adopted the provisions of Financial Accounting Standards Statement No. 123, Accounting for Stock Based Compensation and has elected to account for its employee stock options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

 Net Income Per Share

 In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128 (Statement 128), Earnings Per Share. Statement 128 replaced "primary" and "fully diluted" earnings per share with "basic" and "diluted" earnings per share. All weighted average share and earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement 128 requirements.

 Recently Issued Accounting Standards

  In October 1997, the AICPA issued Statement of Position (SOP) 97-2, Software Revenue Recognition, which changes the requirements for revenue recognition. In March 1998, the AICPA issued SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, "Software Revenue Recognition." The Company is required to adopt SOP 97-2 and SOP 98-4 during the year ended June 30, 1999. The Company believes that the adoption of the SOP will not have a material effect on its 1999 financial statements.

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income (Statement 130). This statement establishes standards for reporting and display of comprehensive income. The Company is required to

                            PERVASIVE SOFTWARE INC.

adopt Statement 130 in fiscal 1999. The Company believes that the adoption of Statement 130 will not affect its results of operations or financial position, but will affect the disclosure of comprehensive items in the future.

  In June 1997, the FASB also issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement 131). Statement 131 establishes the standards for the manner in which public enterprises are required to report financial and descriptive information about their operating segments. The Company is required to adopt Statement 131 in fiscal 1999. The Company believes that the adoption of Statement 131 will not affect its results of operations or financial position, and will not significantly affect the disclosure of segment information in the future.

3. Property and Equipment

  Property and equipment consists of the following (in thousands):

                                                                  June 30,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Computer equipment and purchased software.................. $ 2,881  $ 4,640
   Office equipment, furniture and fixtures...................     932    1,461
   Leasehold improvements.....................................     213      407
                                                               -------  -------
                                                                 4,026    6,508
   Less accumulated depreciation and amortization.............  (1,362)  (2,841)
                                                               -------  -------
                                                               $ 2,664  $ 3,667
                                                               =======  =======

4. Income Taxes

  The components of income (loss) before income taxes and minority interest consist of the following (in thousands):

                                                     Year ended June 30,
                                                   --------------------------
                                                     1996     1997     1998
                                                   --------  -------  -------
   Domestic income (loss)......................... $ (3,083) $ 1,384  $ 2,820
   Foreign income.................................       73      926    1,097
                                                   --------  -------  -------
   Income (loss) before taxes and minority
    interest...................................... $ (3,010) $ 2,310  $ 3,917
                                                   ========  =======  =======

  Details of the income tax provision consist of the following (in thousands):

                                                     Year ended June 30,
                                                   --------------------------
                                                     1996     1997     1998
                                                   --------  -------  -------
   Income tax provision:
     Current:
       Federal.................................... $    (61) $   185  $   942
       Foreign....................................      160      551      850
       State......................................      --        14       91
                                                   --------  -------  -------
     Total current................................       99      750    1,883
                                                   --------  -------  -------
     Deferred:
       Federal....................................       71     (157)    (782)
                                                   --------  -------  -------
     Total deferred...............................       71     (157)    (782)
                                                   --------  -------  -------
                                                   $    170  $   593  $ 1,101
                                                   ========  =======  =======

                            PERVASIVE SOFTWARE INC.

  The foreign taxes include withholdings on royalties from foreign countries.

  The Company's provision for income taxes differs from the expected provision (benefit) amount computed by applying the statutory federal income tax rate of 34% to income (loss) before income taxes and minority interest for 1996, 1997 and 1998 as a result of the following (in thousands):

                                                        Year ended June 30,
                                                      -------------------------
                                                       1996     1997     1998
                                                      -------  -------  -------
   Computed at statutory rate of 34%................. $(1,023) $   785  $ 1,332
   Effect of foreign operations......................     159      236      266
   State income taxes, net of federal benefit........     --        14       60
   Tax exempt interest...............................     --       --       (63)
   Research tax credit...............................     --       --       (40)
   Future benefits not currently recognized..........   1,023     (428)    (462)
   Other.............................................      11      (14)       8
                                                      -------  -------  -------
                                                      $   170  $   593  $ 1,101
                                                      =======  =======  =======


  The components of deferred income taxes at June 30, 1997 and 1998 are as follows (in thousands):

                                                                  June 30,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Deferred tax assets:
     Purchased technology, net................................ $   799  $   747
     Tax credit carryforwards.................................     308      --
     Accrued expenses not deductible for tax purposes.........     352      789
     Revenue deferred for financial purposes..................     296      483
     Other....................................................     100      156
                                                               -------  -------
       Total deferred tax assets..............................   1,855    2,175
   Valuation allowance for deferred tax assets................  (1,698)  (1,236)
                                                               -------  -------
       Net deferred tax assets................................ $   157  $   939
                                                               =======  =======

  Management believes that, based on a number of factors, it is more likely than not that a substantial amount of the Company's deferred tax assets may not be realized. These factors include the lack of a significant history of profits, recent increases in expense levels to support the Company's growth, the lack of carryback capacity to realize the deferred tax asset in full, the potential impact of anticipated deductions due to exercise of employee stock options on deferred tax assets with limited carryforward periods, and the fact that the Company operates in an intensely competitive market subject to rapid change. Accordingly, the Company has recorded a valuation allowance to the extent deferred tax assets exceed the potential benefit from carryback of deferred items to offset current or prior year taxable income. During the year ended June 30, 1998, the valuation allowance was reduced by approximately $462,000 primarily due to additional carryback potential generated in the current year.

5. Employee Benefits

  The Company's employees are offered health and dental coverage under a partially self-funded plan in which the Company purchases specific stop-loss insurance coverage at $30,000 per year, per employee. The Company has also purchased an aggregate stop-loss insurance coverage to limit its maximum annual exposure to claims funded. Based on the policy census at June 30, 1998, such maximum annual exposure for the policy

                            PERVASIVE SOFTWARE INC.

year ending December 31, 1998 is approximately $490,000. The Company pays a fixed fee per covered individual for administrative costs of the administrator and the cost of the stop-loss insurance purchased on the Company's behalf. The Company contributes 100% toward the cost to insure each employee and 75% toward the cost to insure dependents for which coverage is requested by the employee. Expenses for the partially self-funded plan including premiums and claims funded for the years ended June 30, 1996, 1997 and 1998 were approximately $255,000, $311,000 and $508,000, respectively.

  The Company has a 401(k) retirement plan which is available to all domestic, full-time employees. The Company's expenses related to the plan were not significant in the years ended June 30, 1996, 1997 or 1998.

6. Common Stock and Stock Options

  The Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors in July 1997 and approved by the stockholders in August 1997. A total of 500,000 shares of common stock has been reserved for issuance under the 1997 Purchase Plan. The 1997 Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and has consecutive and overlapping twenty-four month offering periods that begin every six months. The 1997 Purchase Plan commenced after the completion of the initial public offering. Each twenty-four month offering period includes four six-month purchase periods, during which payroll deductions are accumulated and at the end of which, shares of common stock are purchased with a participant's accumulated payroll deductions. The 1997 Purchase Plan permits eligible employees to purchase common stock through payroll deductions of up to 250 shares per purchase period, 500 shares in the initial purchase period ended April 30, 1998. The price of common stock to be purchased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the relevant purchase period. In fiscal 1998, 43,542 shares of common stock at a price of $8.50 per share were issued under the 1997 Purchase Plan. Shares available for purchase under the 1997 Purchase Plan were 456,458 at June 30, 1998. The Company recorded non-cash compensation expense totaling approximately $469,000 during 1998 related to employee withholdings under the 1997 Purchase Plan.

  The Company's 1997 Stock Incentive Plan (the 1997 Plan) was adopted by the Board of Directors on May 22, 1997, and approved by the stockholders on August 12, 1997, as the successor to the First Amended and Restated 1994 Incentive Plan (the 1994 Plan). Outstanding options under the 1994 Plan have been incorporated into the 1997 Plan and no further options grants will be made under the 1994 Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1997 Plan to those options.

  Incentive stock options may be granted to employees of the Company entitling them to purchase shares of common stock for a maximum of ten years (five years in the case of options granted to a person possessing more than 10% of the combined voting power of the Company as of the date of grant). The exercise price for incentive stock options may not be less than fair market value of the common stock on the date of the grant (110% of fair market value in the case of options granted to a person possessing more than 10% of the combined voting power of the Company). Nonqualified stock options may be granted to employees, officers, directors, independent contractors and consultants of the Company. The exercise price for nonqualified stock options may not be less than 85% of the fair market value of the common stock on the date of the grant (110% of fair market value in the case of options granted to a person possessing more than 10% of the combined voting power of the Company). The Company may also award Restricted Stock and Stock Appreciation Rights subject to provisions in the 1997 Plan.

  The vesting period for stock options is generally a four-year period. Options granted prior to July 1, 1997 are exercisable by the holder prior to vesting, however, unvested shares are subject to repurchase by the Company at the exercise price should the employee be terminated or leave the Company prior to vesting in such options.

                            PERVASIVE SOFTWARE INC.

  A summary of changes in common stock options during the year ended June 30, 1996, 1997 and 1998 is as follows:

                                                                       Weighted
                                                                       Average
                                                     Range of Exercise Exercise
                                           Shares         Prices        Price
                                         ----------  ----------------- --------
Options outstanding, June 30, 1995......  2,255,066     $0.10- 0.13     $0.10
  Granted...............................    644,510           $0.13     $0.13
  Exercised.............................        --              --        --
  Surrendered...........................   (108,600)    $0.10- 0.13     $0.11
                                         ----------     -----------     -----
Options outstanding, June 30, 1996......  2,790,976     $0.10- 0.13     $0.11
  Granted...............................  1,094,018     $0.13- 4.60     $1.17
  Exercised............................. (1,389,611)    $0.10- 2.00     $0.15
  Surrendered...........................   (235,686)    $0.10- 2.00     $0.15
                                         ----------     -----------     -----
Options outstanding, June 30, 1997......  2,259,697     $0.10- 4.60     $0.59
  Granted...............................    726,400     $6.00-13.88     $8.09
  Exercised.............................   (249,699)    $0.10- 3.60     $0.72
  Surrendered...........................   (177,599)    $0.10-10.63     $1.86
                                         ----------     -----------     -----
Options outstanding, June 30, 1998......  2,558,799     $0.10-13.88     $1.68
                                         ==========     ===========     =====

  The following is additional information relating to options outstanding at June 30, 1998:

                               Options Outstanding
     --------------------------------------------------------------------------
                                                               Weighted-Average
                                                                  Remaining
         Range of                           Weighted Average   Contractual Life
      Exercise Price    Number of Options    Exercise Price       of Options
      --------------    -----------------   ----------------   ----------------
      $0.10 to $0.30        1,545,922            $0.11               6.93
      $0.60 to $0.90          121,438            $0.74               8.52
      $2.00 to $4.60          212,638            $3.22               8.86
      $6.00 to $8.37          416,400            $7.51               9.28
     $10.63 to $13.88         262,401            $11.94              9.74
     ----------------
                            ---------       ---------------          ----
     $0.10 to $13.88        2,558,799       $0.11 to $11.94          7.60
     ===============        =========       ===============          ====

  Of the options exercised, 480,486 shares remain unvested at June 30, 1998 and may be repurchased by the Company at the option's exercise price and recorded as treasury stock should vesting requirements not be fulfilled. At June 30, 1998, 3,184,012 shares of common stock were reserved for exercise of stock options. As part of the Company's 1997 Plan, the number of shares of common stock available for issuance automatically increases on July 1 each calendar year beginning July 1, 1998 and ending July 1, 2000, by an amount equal to five percent (5%) of the shares of common stock and common stock equivalents outstanding on the trading day immediately preceding July 1, with a maximum annual increase of 1,000,000 shares.

  Pro forma compensation expense regarding net income and earnings per share is required by Statement 123, which also requires the information be determined as if the Company has accounted for its employee stock options granted subsequent to June 30, 1995, under the fair value method prescribed by Statement 123. During fiscal 1998, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-

                            PERVASIVE SOFTWARE INC.

pricing model and during fiscal 1997 and 1996, the fair value of each option grant was estimated using the minimum value model, with the following weighted average assumptions:

                                                                Employee Stock
                                     Employee Stock Options     Purchase Plan
                                     ----------------------     --------------
                                     1996     1997      1998         1998
                                    -------  -------  --------  --------------
Risk free interest rate............    5.99%    6.49%     5.80%      5.46%
Dividend yield.....................    0.00%    0.00%     0.00%      0.00%
Volatility factor..................     --       --      0.582      0.582
Weighted average expected life of
 options (in years)................       4        4         4        0.5

  For purposes of pro forma disclosures, the estimated fair value of the options is expensed over the options' vesting periods and stock purchased under the 1997 Employee Stock Purchase Plan is amortized over the six month purchase period. The Company's pro forma information follows (in thousands, except per share amounts):

                                                          1996     1997   1998
                                                         -------  ------ ------
Pro forma stock based compensation expense.............. $     2  $   12 $  387
Pro forma net income (loss)............................. $(3,207) $1,578 $2,335
Pro forma basic earnings per share...................... $   --   $ 1.89 $ 0.22
Pro forma diluted earnings per share.................... $   --   $ 0.12 $ 0.16
Weighted average grant date fair value.................. $  0.03  $ 0.22 $ 4.39

  Because Statement 123 is applicable only to options granted subsequent to June 30, 1995, the pro forma effect will not be fully reflected until fiscal 1999.

7. Preferred Stock

  On September 25, 1997, the effective date of the Company's initial public offering, all of the outstanding preferred stock was converted into 9,713,132 shares of common stock. In addition, the Company's Certificate of Incorporation was amended authorizing the Board of Directors to issue preferred stock ("new preferred stock") in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. At June 30, 1998, the Company had not issued any new preferred stock.

                            PERVASIVE SOFTWARE INC.

8. Earnings Per Share

  The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                         Year Ended June 30,
                                                       ------------------------
                                                        1996     1997    1998
                                                       -------  ------- -------
Numerator:
    Net income (loss)................................. $(3,205) $ 1,590 $ 2,722
                                                       =======  ======= =======
Denominator:
  Denominator for basic earnings per share--weighted
   average shares.....................................       2      835  10,468
  Effect of dilutive securities:
    Convertible preferred shares......................     --     9,713   2,315
    Employee stock options............................     --     2,532   1,958
                                                       -------  ------- -------
    Potentially dilutive common shares................     --    12,245   4,273
                                                       -------  ------- -------
  Denominator for diluted earnings per share--adjusted
   weighted average shares and assumed conversions....       2   13,080  14,741
                                                       =======  ======= =======
Basic earnings per share.............................. $(1,603) $  1.90 $  0.26
                                                       =======  ======= =======
Diluted earnings per share............................ $(1,603) $  0.12 $  0.18
                                                       =======  ======= =======

  The Company's historical capital structure prior to its initial public offering is not indicative of its prospective structure due to the automatic conversion of all shares of convertible preferred stock into common stock concurrent with the closing of the Company's anticipated initial public offering. Accordingly, historical net income (loss) per share for the year ended June 30, 1996 is not considered meaningful and has not been presented herein.

9. Investment in Pervasive Software Co., Ltd.

  In May 1995, the Company acquired a 65.5% controlling interest in a newly formed entity, Pervasive Software Co., Ltd. ("Pervasive Japan", formerly known as Btrieve Technologies Japan, Ltd.). Pervasive Japan was formed for the purpose of localization, support and marketing in Japan of the Company's ultra light embedded database products for packaged client/server applications.

  On February 10, 1998, the Company acquired an additional 15% ownership interest in Pervasive Japan by acquiring stock held by minority shareholders for approximately $266,000 in cash, which approximated its proportionate share of book value. The acquisition was accounted for under the purchase method. After the acquisition, the Company holds 80.5% of the outstanding stock of Pervasive Japan. Pervasive Japan's net assets before elimination of intercompany balances at June 30, 1997 and 1998 were approximately $2,000,000, and $1,900,000 respectively. Pervasive Japan had entered into various operating agreements with certain of its former minority shareholders in which these certain shareholders provide localization, pre- and post-sales support, management and marketing services. Expenses related to these agreements during the period in which the related entity was a minority shareholder were $590,000, $616,000 and $326,000 in 1996, 1997 and 1998, respectively. One of the former minority shareholders is also a distributor for Pervasive Japan. Sales to this distributor during the period in which the related entity was a minority shareholder were approximately $2,390,000, $2,530,000 and $1,800,000 in 1996, 1997 and 1998, respectively. Receivables from this former shareholder were $530,000 as of June 30, 1997.

                            PERVASIVE SOFTWARE INC.

10. Acquisition of Smithware, Inc.

  On February 13, 1998, the Company acquired Smithware, Inc. ("Smithware") a developer of database development and reporting components for Pervasive products. The Company acquired Smithware for approximately $390,000 consisting of $170,000 in cash, 23,752 shares of common stock of the Company valued at $160,000 and acquisition costs of $60,000, plus up to an additional $80,000 of cash and 47,502 shares of stock payable upon achievement of certain milestones in the future. In conjunction with the acquisition, the Company repaid Smithware's outstanding debts of approximately $110,000. The acquisition has been accounted for under the purchase method and, accordingly, the operating results of Smithware have been included in the consolidated financial statements from the date of the acquisition. The acquisition did not have a material effect on operations. The excess of purchase price over the fair value of the net assets ($390,000) was recorded as goodwill, is being amortized over a ten year period and will be increased by any consideration paid upon achievement of certain milestones in the future. As of June 30, 1998, accumulated amortization of goodwill was approximately $13,000.

11. Line of Credit

  At June 30, 1998, the Company has a $4,000,000 revolving line of credit with a bank, but at no time has borrowed under such line. Borrowings under the line of credit would be collateralized by substantially all accounts receivable, inventory and equipment and bears interest at the bank's prime lending rate or LIBOR rate at the Company's option. The revolving line of credit will expire on September 30, 1999.

12. Commitments and Contingencies

  The Company leases its office space and is obligated for its proportionate share of utilities and other defined operating expenses of the building. Office rent expense for the year ended June 30, 1996, 1997 and 1998, was approximately $451,000, $573,000 and $924,000, respectively.

  The Company will move its headquarters from its current facility of approximately 46,000 square feet to a new facility of approximately 70,000 square feet in the second quarter of fiscal 1999. The new facility will provide additional space and expansion options to accommodate future growth at rental rates per square foot consistent with the current facility. Future minimum lease payments at June 30, 1998, under the operating leases for office space, net of minimum sublease rent payments, are as follows (in thousands):

   1999.................................................................. $1,148
   2000..................................................................  1,329
   2001..................................................................  1,299
   2002..................................................................  1,421
   2003..................................................................  1,466
                                                                          ------
                                                                          $6,663
                                                                          ======

  The leases for office space include options to renew the leases for additional five year periods and are partially collateralized by letters of credit totaling $301,000 to and in favor of the landlords.

13. Foreign Currency Swap Agreement

  The Company has entered into foreign currency swap contracts to minimize foreign exchange exposure related to yen-denominated intercompany transactions. At June 30, 1998, the Company had two offsetting foreign currency contracts outstanding with notional amounts of approximately $224,000 and maturing in March 1999. Gains and losses on currency swaps were not material to the consolidated financial statements as of June 30, 1996, 1997 and 1998.

                            PERVASIVE SOFTWARE INC.

14. Segments of Business and Geographic Area Information

  The Company is engaged in the design, development and marketing of ultra light embedded database products for packaged client/server applications. The Company considers its business activities to constitute a single segment of business.

  A summary of the Company's operations by geographic area follows:

                                                        Year ended June 30,
                                                      ------------------------
                                                       1996     1997    1998
                                                      -------  ------- -------
Revenue:
  Domestic........................................... $ 7,747  $16,135 $22,476
  Europe (all originating from U.S.).................   2,716    4,693   9,293
  Japan..............................................   2,425    2,863   3,877
  Rest of World (all originating from U.S.)..........     588      790   1,054
                                                      -------  ------- -------
    Total............................................ $13,476  $24,481 $36,700
                                                      =======  ======= =======
Operating income (loss)(A):
  United States...................................... $(2,983) $   361 $(1,279)
  Europe (inclusive of revenue originating from
   U.S.).............................................    (202)   1,131   3,765
  Japan..............................................      76      763     858
                                                      -------  ------- -------
    Total............................................ $(3,109) $ 2,255 $ 3,344
                                                      =======  ======= =======
Identifiable assets:
  United States...................................... $ 5,646  $ 6,644 $29,253
  Europe.............................................     392      810     620
  Japan..............................................   1,433    2,991   2,770
                                                      -------  ------- -------
    Total............................................ $ 7,471  $10,445 $32,643
                                                      =======  ======= =======

(A) Operating income for Europe does not include any allocation of marketing, product development, technical support and administrative costs incurred in the United States.

15. Statements of Cash Flows

  The increase in current assets reflected in the statements of cash flows is comprised of the following (in thousands):

                                                      Year ended June 30,
                                                    -------------------------
                                                     1996     1997     1998
                                                    -------  -------  -------
   (Increase) in trade accounts receivable......... $(1,485) $  (259) $(2,550)
   Decrease (increase) in inventory................     123      (19)    (234)
   Decrease (increase) in prepaid expenses and
    other..........................................    (301)     262     (818)
                                                    -------  -------  -------
                                                    $(1,663) $   (16) $(3,602)
                                                    =======  =======  =======

                            PERVASIVE SOFTWARE INC.

  The increase in accounts payable and accrued liabilities reflected in the statements of cash flows is comprised of the following (in thousands):

                                                         Year ended June 30,
                                                         ---------------------
                                                          1996    1997   1998
                                                         ------  ------ ------
   Increase (decrease) in trade accounts payable........ $ (126) $  342 $  289
   Increase in accrued payroll and payroll related
    costs...............................................    213      57    362
   Increase in income taxes refundable/payable..........    311     301    906
   Increase in accrued expenses.........................    480   1,385    460
                                                         ------  ------ ------
                                                         $  878  $2,085 $2,017
                                                         ======  ====== ======
   Supplemental disclosures:
     Interest paid during the year...................... $  --   $  --  $  --
                                                         ======  ====== ======
     Income taxes paid (refunded) during the year:
       Domestic......................................... $ (316) $  376 $  426
                                                         ======  ====== ======
       Foreign.......................................... $  159  $  --  $  271
                                                         ======  ====== ======

                            PERVASIVE SOFTWARE INC.

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)

                                                                  December 31,
                                                                      1998
                                                                  ------------
ASSETS
Current assets:
  Cash and cash equivalents......................................   $ 1,862
  Marketable securities..........................................     6,590
  Trade accounts receivable, net.................................     6,859
  Prepaid expenses and other current assets......................     3,050
                                                                    -------
Total current assets.............................................    18,361
Property and equipment, net......................................     6,648
Purchased technology and excess of cost over fair value of net
 assets acquired, net............................................    11,387
Other assets.....................................................       754
                                                                    -------
Total assets.....................................................   $37,150
                                                                    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable.........................................   $ 1,868
  Accrued payroll and payroll related costs......................     1,398
  Other accrued expenses.........................................     3,904
  Deferred revenues..............................................     2,878
  Income taxes payable...........................................       627
                                                                    -------
Total current liabilities........................................    10,675
Deferred tax liability...........................................       600
                                                                    -------
Total liabilities................................................    11,275
Minority interest in subsidiary..................................       450
Stockholders' equity:
  Common stock...................................................    27,111
  Retained deficit...............................................    (1,686)
                                                                    -------
Total stockholders' equity.......................................    25,425
                                                                    -------
Total liabilities and stockholders' equity.......................   $37,150
                                                                    =======


                            See accompanying notes.

                            PERVASIVE SOFTWARE INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                            Six months ended
                                                              December 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
Revenues................................................... $ 16,141  $ 25,863
Costs and expenses:
  Cost of revenues and technical support...................    2,394     3,806
  Sales and marketing......................................    6,632    10,514
  Research and development.................................    4,543     6,481
  General and administrative...............................    1,421     2,218
  Amortization of excess of cost over fair value of net
   assets acquired.........................................      --        155
  Charge for purchased research and development............      --      1,800
                                                            --------  --------
Total costs and expenses...................................   14,990    24,974
                                                            --------  --------
Operating income...........................................    1,151       889
  Interest and other income, net...........................      199       340
                                                            --------  --------
Income before income taxes and minority interest...........    1,350     1,229
  Provision for income taxes...............................     (404)     (932)
  Minority interest in earnings of subsidiary, net of tax..      (41)       (3)
                                                            --------  --------
Net income................................................. $    905  $    294
                                                            ========  ========
Basic earnings per share................................... $   0.12  $   0.02
                                                            ========  ========
Diluted earnings per share................................. $   0.06  $   0.02
                                                            ========  ========




                            See accompanying notes.

                            PERVASIVE SOFTWARE INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                             Six months ended
                                                               December 31,
                                                             -----------------
                                                              1997      1998
                                                             -------  --------
Cash from operating activities
  Net income................................................ $   905  $    294
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Depreciation and amortization...........................     631     1,177
    Non cash compensation expense pursuant to employee stock
     purchase plan..........................................     196       339
    Other non cash items....................................     127       331
    Charge for purchased research and development...........     --      1,800
    Change in current assets and liabilities:
      Increase in trade accounts receivable.................  (1,349)   (1,145)
      Increase in prepaid expenses and other current
       assets...............................................    (365)     (448)
      Increase in accounts payable and accrued liabilities..     347        44
      Increase in deferred revenue..........................      48       764
      Increase (decrease) in income taxes payable...........      64      (669)
                                                             -------  --------
Net cash provided by operating activities...................     604     2,487
Cash from investing activities
  Purchase of property and equipment........................  (1,162)   (3,127)
  Purchase of marketable securities.........................     --     (1,647)
  Purchase of businesses, net of cash acquired..............     --    (11,449)
  Increase in other assets..................................     (31)       26
                                                             -------  --------
Net cash used in investing activities.......................  (1,193)  (16,197)
Cash from financing activities
  Payment of royalty to Novell..............................    (224)     (158)
  Proceeds from issuance of stock, net of issuance costs....  17,545       130
                                                             -------  --------
Net cash provided by (used in) financing activities.........  17,321       (28)
Effect of exchange rate on cash and cash equivalents........    (293)       13
                                                             -------  --------
Increase (decrease) in cash and cash equivalents............  16,439   (13,725)
Cash and cash equivalents at beginning of period............   4,058    15,587
                                                             -------  --------
Cash and cash equivalents at end of period.................. $20,497  $  1,862
                                                             =======  ========

                            See accompanying notes.

                            PERVASIVE SOFTWARE INC.

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

1.General and Basis of Financial Statements

  The unaudited interim condensed consolidated financial statements include the accounts of Pervasive Software Inc. and its majority-owned subsidiaries (collectively, the "Company" or "Pervasive"). All material intercompany accounts and transactions have been eliminated in consolidation.

  The financial statements included herein reflect all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to fairly state the Company's financial position, results of operations and cash flows for the periods presented. The results of operations for the six month periods ended December 31, 1998 and 1997 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year.


2.Business Combinations

  On November 12, 1998, Pervasive acquired for cash approximately 93% of the outstanding common shares of EveryWare Development Inc. ("EveryWare"), a Web development tool and Web application server provider based in Toronto Canada. Pervasive acquired the remaining outstanding shares of EveryWare in December 1998. The total value of the acquisition, including assumption of outstanding options and transaction costs, was approximately $11.8 million. In addition, the Company made advances to EveryWare totalling $705,000 in October and November 1998.

  The acquisition has been accounted for as a purchase business combination by the Company and, accordingly, the net assets acquired were recorded at their estimated fair values at the effective date of the acquisition. The following table presents the allocation of the purchase price (in thousands):

     Software technology............................................. $ 1,200
     Purchased research and development..............................   1,800
     Excess of cost over fair value of net assets acquired...........   9,761
     Deferred tax adjustment related to intangible assets acquired...    (600)
     Net fair value of tangible assets acquired and liabilities
      assumed........................................................    (377)
                                                                      -------
                                                                      $11,784
                                                                      =======

  Valuation of the intangible assets acquired were determined by an independent third party appraisal company and consisted of purchased research and development, software technology, and excess of fair value of net assets acquired. The amount related to purchased research and development, as determined by the independent third party appraisal company, was $1.8 million and was charged against income in the quarter ended December 31, 1998 because the underlying research and development projects had not yet reached technological feasibility and had no alternative future uses. The excess of costs over fair value of net assets acquired is amortized over a ten year period.

  On February 13, 1998, the Company acquired Smithware, Inc. ("Smithware"), a developer of database development and reporting components for Pervasive products, for cash and common stock of the Company, plus up to an additional $80,000 of cash and 47,502 shares of common stock payable upon achievement of certain milestones in the future. In July 1998, the Company paid $80,000 in cash and issued 19,000 shares of the Company's common stock valued at $155,000 to the former Smithware shareholders upon achieving the first two milestones specified in the acquisition agreement. Payment of the additional purchase price was recorded as additional goodwill and is being amortized over a ten year period.

                            PERVASIVE SOFTWARE INC.

3.Pro Forma Results of Operations

  Pro forma results of operations for the six months ended December 31, 1997 and 1998 are presented below for illustrative purposes, as if the acquisition of EveryWare had occurred as of the beginning of the fiscal year for each of the periods presented.

                                                                 Six Months
                                                                    Ended
                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
     Revenues................................................. $19,560  $27,006
     Operating income.........................................     200      471
     Net loss.................................................    (172)    (271)
     Basic loss per share..................................... $ (0.01) $ (0.02)

4.Earnings Per Share

  The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                                Six Months
                                                              Ended December
                                                                    31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
     Numerator:
       Net income ........................................... $   905  $   294
                                                              =======  =======
     Denominator:
       Denominator for basic earnings per share--weighted
        average shares.......................................   7,681   13,404
       Effect of dilutive securities:
         Convertible preferred shares........................   4,593       --
         Employee stock options..............................   2,039    1,851
                                                              -------  -------
         Potentially dilutive common shares..................   6,632    1,851
                                                              -------  -------
       Denominator for diluted earnings per share--adjusted
        weighted average shares and assumed conversions......  14,313   15,255
                                                              =======  =======
     Basic earnings per share................................ $  0.12  $  0.02
                                                              =======  =======
     Diluted earnings per share.............................. $  0.06  $  0.02
                                                              =======  =======

5.Comprehensive Income

  Effective July 1, 1998, the Company adopted Financial Accounting Standards
Board (FASB) Statement No. 130, Reporting Comprehensive Income (Statement
130). Statement 130 establishes new rules for the reporting and display of comprehensive income and its components. The components of comprehensive income are as follows (in thousands):

                                                                Six months
                                                                   ended
                                                               December 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
     Net income.............................................. $   905  $   294
     Foreign currency translation adjustments................    (230)     444
                                                              -------  -------
     Comprehensive income.................................... $   675  $   738
                                                              =======  =======

                            PERVASIVE SOFTWARE INC.

6.Recent Accounting Pronouncements

  Effective July 1, 1998, the Company adopted AICPA Statement of Position
(SOP) 97-2, Software Revenue Recognition and SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2. The Company believes the effect of such adoption will not have a material effect on its financial statements in fiscal 1999.

  In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning March 15, 1999. We believe that the adoption of SOP 98-9 will not have a material effect on the Company's results of operations or financial position.

  In June 1997, FASB issued Statement of Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement 131), which establishes the standards for the manner in which public enterprises are required to report financial and descriptive information about their operating segments. In accordance with Statement 131, the Company will provide the required disclosures for the first time in its annual report on Form 10-K for the year ended June 30, 1999 and on Form 10-Q for the quarter ended September 30, 1999. The Company believes that the adoption of Statement 131 will not affect its results of operations or financial position, and will not significantly affect the disclosure of segment information in the future.

  In February 1998, the FASB issued Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The Statement supersedes the disclosure requirements in Statements No. 87, Employers' Accounting for Pensions, No. 88, Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Statement 132 revises the required disclosures about pensions and other postretirement benefits. We believe that the adoption of Statement 132 will have no affect on our results of operations, financial position or disclosures in the future.

  In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in fiscal 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of Statement 133 will have a significant effect on the Company's results of operations or the financial position of the Company.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

  On November 12, 1998, Pervasive Software Inc. (the "Company") acquired 93% of the outstanding shares of EveryWare Development Inc. ("EveryWare"). The Company acquired the remaining outstanding shares of EveryWare in December 1998 (the November and December transactions are herein referred to as the "Acquisition"). The Acquisition was accounted for as a purchase business combination by the Company. The pro forma condensed financial statements are based on the historical financial statements of the Company and EveryWare. These financial statements include the following unaudited pro forma condensed financial statements: (i) Unaudited Pro Forma Condensed Statements of Operations of the Company and EveryWare for the year ended June 30, 1998 which were based on the audited financial statements of the Company and EveryWare and the pro forma financial statements for the six months ended December 31, 1998 which were based on the unaudited financial statements of the Company and EveryWare; and (ii) related notes thereto. The unaudited pro forma condensed statements of operations assume the Acquisition had been consummated on July 1, 1997.

  The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been reported if the Acquisition had been consummated as presented in the accompanying unaudited pro forma condensed financial statements, nor is it necessarily indicative of the Company's future results of operations. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the unaudited pro forma condensed financial statements.

  These unaudited pro forma condensed financial statements are based on and should be read in conjunction with the historical consolidated financial statements and related notes thereto of the Company and the financial statements and notes thereto of EveryWare for the year ended June 30, 1998.

  The financial information for EveryWare included in these unaudited pro forma condensed financial statements has been derived from financial statements prepared in accordance with Canadian GAAP in Canadian dollars. These financial statements have been conformed to comply with U.S. GAAP and have been translated to U.S. dollars at an average exchange rate of Cdn$1.00=US$0.66 for the year ended June 30, 1998 and for the six months ended December 31, 1998. Such translations should not be construed as representations that the Canadian dollar amounts represent, or have been or could be, converted into U.S. dollars at that or any other rate.

                            PERVASIVE SOFTWARE INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1998

                                             EVERYWARE
                                             HISTORICAL    PRO FORMA
                                PERVASIVE  (July 1, 98 to ADJUSTMENTS     PRO
                                HISTORICAL  Nov. 11, 98)   (NOTE 2)      FORMA
                                ---------- -------------- -----------   -------
                                  (in thousands of U.S. dollars, except per
                                                 share data)
Revenues......................   $25,863      $ 1,143       $   --      $27,006
Cost and expenses:
  Cost of revenues and
   technical support..........     3,806          730          (185)(c)   4,396
                                                                 45 (a)
  Sales and marketing.........    10,514          958           --       11,472
  Research and development....     6,481          595           --        7,076
  General and administrative..     2,218          850           --        3,068
  Amortization of excess cost
   over fair value of net
   assets acquired............       155                        368 (a)     523
  Charge for purchased
   research and development...     1,800          --         (1,800)(b)     --
                                 -------      -------       -------     -------
Total costs and expenses......    24,974        3,133        (1,572)     26,535
                                 -------      -------       -------     -------
Operating income (loss).......       889       (1,990)        1,572         471
  Interest and other income...       340          --           (170)(d)     170
                                 -------      -------       -------     -------
Income (loss) before income
 taxes and
 minority interest............     1,229       (1,990)        1,402         641
  Provision for income taxes..      (932)         --             23 (e)    (909)
  Minority interest in
   earnings of subsidiary, net
   of income taxes............        (3)         --            --           (3)
                                 -------      -------       -------     -------
Net income (loss).............   $   294      $(1,990)      $ 1,425     $  (271)
                                 =======      =======       =======     =======
Basic earnings per share......   $  0.02                                $ (0.02)
                                 =======                                =======
Shares used in computing basic
 earnings per share...........    13,404                                 13,404

Diluted earnings per share....   $  0.02                                $ (0.02)
                                 =======                                =======
Shares used in computing
 diluted earnings per share...    15,255                                 13,404

                            See accompanying notes.

                            PERVASIVE SOFTWARE INC.
             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1998
             (in thousands of U.S. dollars, except per share data)

                                                          PRO FORMA
                                   PERVASIVE  EVERYWARE  ADJUSTMENTS
                                   HISTORICAL HISTORICAL  (NOTE 2)     PRO FORMA
                                   ---------- ---------- -----------   ---------
Revenues..........................  $36,700    $ 5,169     $   --       $41,869
Cost and expenses:
  Cost of revenues and technical
   support........................    5,292      1,775       (509)(c)     6,678
                                                              120 (a)
  Sales and marketing.............   15,438      3,558        --         18,996
  Research and development........    9,556      1,950        --         11,506
  General and administrative......    3,041      1,660        --          4,701
  Amortization of excess cost over
   fair value of net assets
   acquired.......................       29        --         980 (a)     1,009
                                    -------    -------     ------       -------
Total costs and expenses..........   33,356      8,943        591        42,890
                                    -------    -------     ------       -------
Operating income (loss)...........    3,344     (3,774)      (591)       (1,021)
  Interest and other income.......      573         15       (460)(d)       128
                                    -------    -------     ------       -------
Income (loss) before income taxes
 and minority interest............    3,917     (3,759)    (1,051)         (893)
  Provision for income taxes......   (1,101)       --          60 (e)    (1,041)
  Minority interest in earnings of
   subsidiary, net of income
   taxes..........................      (94)       --         --            (94)
                                    -------    -------     ------       -------
Net income (loss).................  $ 2,722    $(3,759)    $ (991)      $(2,028)
                                    =======    =======     ======       =======
Basic earnings per share..........  $  0.26                             $ (0.19)
                                    =======                             =======
Shares used in computing basic
 earnings per share...............   10,468                              10,468
                                    =======                             =======
Diluted earnings per share........  $  0.18                             $ (0.19)
                                    =======                             =======
Shares used in computing diluted
 earnings per share...............   14,741                              10,468

                            See accompanying notes.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
                         (in thousand of U.S. dollars)

1. GENERAL

  The Acquisition has been accounted for as a purchase business combination by the Company. The accompanying unaudited pro forma condensed financial statements reflect an aggregate purchase price of approximately $11.8 million, consisting of cash paid to EveryWare stockholders and optionholders, costs directly related to the Acquisition and value of replacement options issued to EveryWare employees.

  For purposes of the accompanying unaudited pro forma condensed financial statements, the aggregate purchase price has been allocated to the net assets acquired, with the remainder recorded as excess cost over net assets acquired on the basis of preliminary estimates of fair values. These preliminary estimates of fair value were determined by the Company's management based primarily on information furnished by management of EveryWare and an independent valuation of acquired technologies and research and development. The final allocation of the purchase price will be based on a complete evaluation of the assets and liabilities of EveryWare. Accordingly, the information presented herein may differ from the final purchase price allocation, however, it is expected that such differences, if any, will not materially affect the accompanying pro forma financial information.

2. UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

  The accompanying unaudited pro forma condensed statements of operations have been prepared as if the Acquisition was consummated as of July 1, 1997 and reflect the following pro forma adjustments:

  (a) Reflects the new basis and amortization period of intangibles associated with acquired intangibles. The amortization was based on the value of intangible assets at December 31, 1998. Amounts are amortized over 10 years.

  (b) To eliminate the one-time impact of the charge for purchased research and development of $1.8 million recorded by the Company in connection with the Acquisition.

  (c) To eliminate EveryWare's historical intangibles amortization expense.

  (d) To adjust interest income to reflect interest foregone as a result of US$11.5 million cash payment for the acquisition of EveryWare and related acquisition costs assuming an average rate of 4%.

  (e) To record decrease in deferred tax liabilities associated with the amortization of acquired intangibles.

3. ALLOCATION OF PURCHASE PRICE

  The following table presents the allocation of the purchase price (in thousands):

   Software technology...............................................  $ 1,200
   Purchased research and development................................    1,800
   Excess of cost over fair value of net assets acquired.............    9,761
   Deferred tax adjustment related to intangible assets acquired.....     (600)
   Net fair value of tangible assets acquired and
    liabilities assumed..............................................     (377)
                                                                       -------
                                                                       $11,784
                                                                       =======

  Valuation of the intangible assets acquired were determined by an independent third party appraisal company and consisted of purchased research and development, software technology, and excess cost over fair value of net assets acquired. The amount related to purchased research and development, as determined by the independent third party appraisal company, was $1.8 million and was charged against income in the quarter ended December 31, 1998 because the underlying research and development projects had not yet reached technological feasibility and had no alternative future uses. The excess of costs over fair value of net assets acquired is amortized over a ten year period.

                               AUDITORS' REPORT

To the Board of Directors of EveryWare Development Inc.

  We have audited the consolidated balance sheets of EveryWare Development Inc. as at June 30, 1998 and 1997 and December 31, 1996 and the consolidated statements of loss and deficit and changes in financial position for the year ended June 30, 1998, for the six months ended June 30, 1997 and for the year ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at June 30, 1998 and 1997 and December 31, 1996 and the results of its operations and the changes in its financial position for the year ended June 30, 1998, for the six months ended June 30, 1997 and for the year ended December 31, 1996 in accordance with generally accepted accounting principles in Canada which, except as described in note 16, conform in all material respects with accounting principles generally accepted in the United States.

/s/ KPMG LLP
Chartered Accountants
Hamilton, Canada

September 24, 1998, except as to note 15, which is as of October 1, 1998

Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Difference

  In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in note 1 to the financial statements. Our report to the directors dated September 24, 1998, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

/s/ KPMG LLP
Chartered Accountants
Hamilton, Canada
September 24, 1998

                           EVERYWARE DEVELOPMENT INC.

                          CONSOLIDATED BALANCE SHEETS

                                         June 30,     June 30,    December 31,
                                           1998         1997          1996
                                       ------------  -----------  ------------
                                               (in Canadian dollars)
                Assets
Current assets:
  Cash and short-term deposits........ $    227,036  $ 2,196,503  $   247,132
  Accounts receivable.................    1,778,782    1,241,041    2,264,099
  Inventory...........................      180,659      194,723      165,260
  Investment tax credits receivable...          --       110,491      573,067
  Prepaid expenses....................      125,827       87,242      129,612
                                       ------------  -----------  -----------
                                          2,312,304    3,830,000    3,379,170
Capital assets (note 3)...............      971,217    1,188,453      852,050
Purchased technology and product
 rights (note 4)......................    1,783,383    2,723,364          --
Deferred development costs, net (note
 5)...................................          --           --       390,000
                                       ------------  -----------  -----------
                                       $  5,066,904  $ 7,741,817  $ 4,621,220
                                       ============  ===========  ===========
 Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable and accrued
   liabilities........................ $  1,547,232  $ 2,499,920  $ 1,182,860
  Deferred revenue....................      111,698        5,625       12,924
                                       ------------  -----------  -----------
                                          1,658,930    2,505,545    1,195,784
Shareholders' equity:
  Share capital (note 6)..............   13,514,902   11,765,889    5,721,300
  Deficit.............................  (10,106,928)  (6,529,617)  (2,295,864)
                                       ------------  -----------  -----------
                                          3,407,974    5,236,272    3,425,436
Commitments (note 9)
Basis of presentation (note 1)
                                       ------------  -----------  -----------
                                       $  5,066,904  $ 7,741,817  $ 4,621,220
                                       ============  ===========  ===========

          See accompanying notes to consolidated financial statements.

                           EVERYWARE DEVELOPMENT INC.

                  CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

                                            Year      Six months       Year
                                           ended         ended        ended
                                          June 30,     June 30,    December 31,
                                            1998         1997          1996
                                        ------------  -----------  ------------
                                                (in Canadian dollars)
Sales.................................  $  7,919,202  $ 2,183,319  $ 6,065,517
Cost of sales.........................       513,801      457,434    1,083,807
                                        ------------  -----------  -----------
                                           7,405,401    1,725,885    4,981,710
Expenses:
  Selling, general and
   administrative.....................     7,796,958    4,146,552    5,455,744
  Research and development (note 5)...     2,293,245    1,608,179    1,608,694
  Depreciation of capital assets......       625,577      207,537      278,116
  Amortization of purchased
   technology.........................       289,981          --           --
  Interest expense....................         1,022       10,170          --
                                        ------------  -----------  -----------
                                          11,006,783    5,972,438    7,342,554
                                        ------------  -----------  -----------
                                          (3,601,382)  (4,246,553)  (2,360,844)
Interest income.......................        24,071       12,800       61,033
                                        ------------  -----------  -----------
Loss before income taxes..............    (3,577,311)  (4,233,753)  (2,299,811)
Income taxes (note 10)................           --           --           --
                                        ------------  -----------  -----------
Net loss..............................    (3,577,311)  (4,233,753)  (2,299,811)
(Deficit) retained earnings, beginning
 of period............................    (6,529,617)  (2,295,864)       3,947
                                        ------------  -----------  -----------
Deficit, end of period................  $(10,106,928) $(6,529,617) $(2,295,864)
                                        ------------  -----------  -----------
Net loss per share (note 11)..........  $    (0.3262) $   (0.5844) $   (0.3487)
                                        ============  ===========  ===========


          See accompanying notes to consolidated financial statements.

                           EVERYWARE DEVELOPMENT INC.

            Consolidated Statements of Changes in Financial Position

                                            Year      Six months       Year
                                            ended        ended        ended
                                          June 30,     June 30,    December 31,
                                            1998         1997          1996
                                         -----------  -----------  ------------
                                                (in Canadian dollars)
Cash provided by (used in):
Operations:
  Net loss.............................. $(3,577,311) $(4,233,753) $(2,299,811)
  Items not involving cash:
    Amortization of deferred development
     costs..............................         --       692,944    1,231,340
    Amortization of purchased
     technology.........................     289,981          --           --
    Depreciation of capital assets......     625,577      207,537      278,116
    Gain on sale of subsidiaries........      (2,500)         --           --
  Changes in non-cash operating working
   capital (note 12)....................  (1,298,386)   1,832,818     (965,918)
                                         -----------  -----------  -----------
                                          (3,962,639)  (1,500,454)  (1,756,273)
Financing:
  Proceeds on issuance of common shares
   and warrants.........................   1,749,013    6,044,589    2,872,510
  Proceeds on sale of subsidiaries (note
   8)...................................     652,500          --           --
                                         -----------  -----------  -----------
                                           2,401,513    6,044,589    2,872,510
Investments:
  Acquisition of InContext Systems Inc.
   (note 8).............................         --    (2,074,653)         --
  Purchases of capital assets...........    (408,341)    (217,167)    (749,781)
  Expenditures on deferred development
   (net)................................         --      (302,944)  (1,231,340)
                                         -----------  -----------  -----------
                                            (408,341)  (2,594,764)  (1,981,121)
                                         -----------  -----------  -----------
Increase (decrease) in cash position....  (1,969,467)   1,949,371     (864,884)
Cash position, beginning of period......   2,196,503      247,132    1,112,016
                                         -----------  -----------  -----------
Cash position, end of period............ $   227,036  $ 2,196,503  $   247,132
                                         ===========  ===========  ===========

  Cash position is defined as cash and short-term deposits.

          See accompanying notes to consolidated financial statements.

                          EVERYWARE DEVELOPMENT INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (in Canadian dollars)

  The consolidated financial statements of EveryWare Development Inc. (the "Company") have been prepared by management of the Company in accordance with accounting principles generally accepted in Canada which, except as described in note 16, conform in all material respects with accounting principles generally accepted in the United States and practices prescribed by the United States Securities and Exchange Commission.

1. Basis of presentation:

  On June 30, 1997, EveryWare Development Canada Corp. ("EDCC") amalgamated with InContext Systems Inc. ("InContext") and continues to operate as one company under the name EveryWare Development Inc. ("EDI", "Company"). EDCC changed its name from Patshare Capital Inc. on April 26, 1996.

  The Company designs and distributes computer software products under the trade name EveryWare Development Corp. ("EDC").

  These financial statements have been prepared on the going concern basis which assumes that the Company will continue in operation in the foreseeable future and be able to realize assets and satisfy liabilities in its normal course of business.

  The Company has incurred significant losses in recent years and does not currently have a confirmed source of additional financing in place. The Company is seeking additional financing to fund operations until positive cash flows from operations can be generated. There can be no assurance the Company will be successful in obtaining the necessary financing to continue operations.

   (a)Basis of consolidation:

     The consolidated financial statements comprise the financial statements of EveryWare Development Inc. and its wholly-owned subsidiary companies. All significant intercompany balances and transactions have been eliminated.

   (b)Accounting principles:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (c)Business combination of EDCC and InContext:

     On June 30, 1997, EDCC completed a Plan of Arrangement with InContext, a public company, which was a software developer. A new company, EDI was formed.

     Under the terms of the amalgamation agreement, the shareholders of EDCC received 0.1 common shares in EDI (8,805,144 shares in total) in exchange for each share of EDCC tendered. The shareholders of InContext received
   0.035 common shares in EDI (1,281,108 shares in total) and 0.05 warrants (1,830,155 warrants in total), with each whole warrant entitling the holder to acquire one EDI share for $4.00 per share at any time before July 1, 1999, in exchange for each share of InContext tendered.

     The holders of warrants of EDCC received 0.1 EDI warrants in exchange for each EDCC warrant held. Each whole EDI warrant has identical terms for exercise as the EDCC warrant converted and entitles the holder to purchase one EDI common share at a purchase price of 10 multiplied by the exercise price of the EDCC warrant, at any time during the term of the warrant. Details of the EDI warrants issued are provided in note 6(b)(v).

                          EVERYWARE DEVELOPMENT INC.

                             (in Canadian dollars)


     The holders of EDCC Special Compensation Options received 0.1 EDI Special Compensation Option in exchange for each EDCC Special Compensation Option held. Each whole EDI Special Compensation Option entitles the holder to acquire for no additional consideration one EDI Compensation Option, each of which entitles the holder to acquire one EDI common share and one EDI warrant, until March 18, 1999 at a price of $3.00 per option.

   (d)Accounting for the business combination of EDCC and InContext (see also note 8):

     The combination of EDCC and InContext to form EDI, has been accounted for as an acquisition of InContext by EDCC. Therefore, the purchase method has been used to account for the combination.

     Application of purchase accounting results in the following:

     (i) The financial statements of EDI are considered a continuation of the financial statements of EDCC. The results of operations of InContext are included in the financial statements of EDI from June 30, 1997 forward.

     (ii) EDCC's interest in identifiable assets acquired and liabilities assumed from InContext was based on their fair values on the date of acquisition.

     (iii) The excess of the acquisition cost over EDCC's interest in the identifiable assets acquired and liabilities assumed from InContext has been reflected as purchased technology and product rights.

   (e)Business combination of EDCC and EDC:

     On March 12, 1996, EDCC acquired all of the outstanding shares and warrants to acquire common shares of EDC, a private company. Under the terms of the agreement, the shareholders of EDC received one common share of EDCC for each share of EDC tendered (59,278,000 shares in total) and one warrant that entitles the holder to acquire one common share of EDCC for $0.60 per share until March 12, 1998 for each EDC warrant tendered (10,000,000 warrants in total).

   (f)Accounting for the business combination of EDCC and EDC:

     As former shareholders of EDC held a majority of the outstanding shares of EDCC subsequent to these transactions, the business combination of the two companies was accounted for as a reverse takeover of EDCC by EDC.

     Application of reverse takeover accounting resulted in the following:

     (i) As EDC was deemed to be the acquirer for accounting purposes, its assets and liabilities were included in the consolidated financial statements at their historical carrying values in the accounts of EDC;

     (ii) Control of the net assets of EDCC was deemed to be acquired by EDC. For purposes of this transaction, the deemed consideration was the $2,204,638 ascribed to the 9,116,435 common shares and 3,624,500 warrants of EDCC outstanding at March 12, 1996.

     The accounting for the business combination on this basis can be summarized as follows:

        Deemed consideration........................................ $2,204,638
                                                                     ----------
        Assigned value of net assets of EDCC:.......................
        Current assets.............................................. $2,259,774
        Current liabilities.........................................    (55,136)
                                                                     ----------
                                                                     $2,204,638
                                                                     ==========

                          EVERYWARE DEVELOPMENT INC.

                             (in Canadian dollars)


2. Significant accounting policies:

   (a)Short-term investments:

     Short-term deposits consist of high quality short-term (less than three months) non-leveraged financial instruments issued by or guaranteed by major financial institutions in Canada or in similar low risk instruments. Since the Company intends to hold the financial instruments to maturity, they are valued at cost plus accumulated interest.

   (b)Inventory:

     Inventory consists of computer CDs and manuals and is stated at the lower of cost and net realizable value.

   (c)Capital assets:

     Capital assets are stated at cost. Depreciation is provided using the following methods and over the following terms:

      Asset                                                  Basis       Term
      -----                                              ------------- --------
      Computer hardware................................. Straight-line  3 years
      Computer software................................. Straight-line  3 years
      Furniture and fixtures............................ Straight-line 10 years
      Leasehold improvements............................ Straight-line  4 years

   (d)Purchased technology and product rights:

     Purchased technology and product rights, representing the underlying technology for the InContext products, are being amortized to income on a straight-line basis, over 8 years. The carrying value of purchased technology and product rights are periodically reassessed and are written down to net recoverable value when it is determined that a permanent impairment in ongoing value has occurred.

   (e)Research and development costs:

     Research costs are expensed as incurred. Development costs are expensed in the year incurred unless management believes a development project meets the generally accepted accounting criteria for deferral and amortization.

   (f)Revenue recognition:

     The Company recognizes revenue from software licenses, net of allowance for estimated returns and cancellations, upon the later of delivery of the software or when all significant vendor obligations have been satisfied.

     Revenue from license agreements with original equipment manufacturers ("OEMs") for redistribution to the OEMs' end user customers is recognized when the Company delivers the software to the OEM.

     Revenue from post contract support and maintenance agreements is recognized in proportion to the estimated costs incurred over the service period.

     Revenue from consulting and other software related services is recognized as the services are rendered.

                          EVERYWARE DEVELOPMENT INC.

                             (in Canadian dollars)


     Deferred revenues represent payments received prior to the completion of the earnings process.

   (g)Investment tax credits:

     Investment tax credits are recorded as a reduction of the related expense or the cost of the asset acquired. The benefits are recognized when the Company has complied with the terms and conditions of the applicable tax legislation.

   (h)Segmented information:

     The Company operates in one industry segment being the design and distribution of computer software products. Sales made to customers located outside of Canada for the year ended June 30, 1998 were approximately $5,000,000 (six months ended June 30, 1997: $1,500,000; year ended December 31, 1996: $4,500,000).

   (i)Foreign currency translation:

     The Company's subsidiaries are considered to be integrated operations. Accordingly, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the rate of exchange prevailing at year end, while other consolidated balance sheet items are translated at historic rates. Revenues and expenses are translated at the rate of exchange on the transaction dates. Realized and unrealized foreign exchange gains and losses are included in income in the year in which they occur, except where they arise from translation of non-current monetary items. Such gains and losses are deferred and amortized to income on a straight-line basis over the remaining life of the underlying monetary items.

3. Capital assets:

                                                       June 30, 1998
                                             ----------------------------------
                                                        Accumulated   Net book
                                                Cost    depreciation   value
                                             ---------- ------------ ----------
Computer hardware........................... $1,666,473  $  988,376    $678,097
Computer software...........................    284,616     159,506     125,110
Furniture and fixtures......................    198,444      57,259     141,185
Leasehold improvements......................     62,252      35,427      26,825
                                             ----------  ----------  ----------
                                             $2,211,785  $1,240,568    $971,217
                                             ==========  ==========  ==========
                                                       June 30, 1997
                                             ----------------------------------
                                                        Accumulated   Net book
                                                Cost    depreciation   value
                                             ---------- ------------ ----------
Computer hardware........................... $1,416,433    $584,375  $  832,058
Computer software...........................    253,011      97,368     155,643
Furniture and fixtures......................    196,512      35,896     160,616
Leasehold improvements......................     61,465      21,329      40,136
                                             ----------  ----------  ----------
                                             $1,927,421    $738,968  $1,188,453
                                             ==========  ==========  ==========

                           EVERYWARE DEVELOPMENT INC.

                             (in Canadian dollars)

                                                      December 31, 1996
                                               --------------------------------
                                                          Accumulated  Net book
                                                  Cost    amortization  value
                                               ---------- ------------ --------
Computer hardware............................. $1,025,700   $409,220   $616,480
Computer software.............................    148,760     79,020     69,740
Furniture and fixtures........................    160,782     27,731    133,051
Leasehold improvements........................     48,242     15,463     32,779
                                               ----------   --------   --------
                                               $1,383,484   $531,434   $852,050
                                               ==========   ========   ========

4. Purchased technology and product rights:

                                               June 30,   June 30,  December 31,
                                                 1998       1997        1996
                                              ---------- ---------- ------------
Cost......................................... $2,073,364 $2,723,364     $--
Accumulated amortization.....................    289,981        --       --
                                              ---------- ----------     --------
                                              $1,783,383 $2,723,364     $--
                                              ========== ==========     ========

5. Research and development costs:

                                               Year    Six months     Year
                                              ended      ended       ended
                                             June 30,   June 30,  December 31,
                                               1998       1997        1996
                                            ---------- ---------- ------------
Research and development costs............. $2,293,245 $1,218,179 $ 1,819,654
Investment tax credits.....................        --         --     (210,960)
Software development costs deferred........        --   (302,944)  (1,231,340)
Software development costs amortized.......        --     692,944   1,231,340
                                            ---------- ---------- -----------
Research and development expense........... $2,293,245 $1,608,179 $ 1,608,694
                                            ========== ========== ===========

  The cost and accumulated amortization of deferred development costs at June 30, 1998 are $Nil (June 30, 1997: $Nil; December 31, 1996: $1,748,486 and
$1,358,486, respectively).

  The balances outstanding at June 30, 1997 have each been reduced by $2,051,430 to reflect the elimination of fully written down balances, which relate to product versions no longer marketed by the Company.

                          EVERYWARE DEVELOPMENT INC.

                             (in Canadian dollars)
6. Share capital:

   (a)As at June 30, 1998:

     The authorized share capital of EDI consists of an unlimited number of common and preferred shares. The issued share capital of EDI as at June 30, 1998 is as follows:

                 Common
                 shares                   Warrants                                  Amount
                 ------                   ---------                               -----------
               12,237,160                 3,675,567                               $13,514,902
               ----------                 ---------                               -----------

     The warrants outstanding at June 30, 1998 entitled the holder to purchase common shares as follows:

                                      Price per                              Expiry
               Warrants                 share                                 date
               --------               ---------                         -----------------
                 100,000                $1.65                           November 19, 1998
               1,268,500                $1.65                           March 18, 1999
               1,707,067                $1.80                           July 1, 1999
                 600,000                $0.52                           October 4, 1999
               ---------                -----                           -----------------
               3,675,567

   (b)Changes in share capital:

     (i) January 1, 1996 to March 12, 1996:

     As described in notes 1(e) and 1(f), EDC is deemed, for accounting purposes, to have acquired EDCC effective March 12, 1996.

     Changes in the share capital of EDC to March 12, 1996, the effective date of the business combination with EDCC, were as follows:

                                   Common                Special
                                   shares    Warrants   warrants      Amount
                                 ---------- ---------- -----------  ----------
Share capital of EDC, December
 31, 1995......................  47,278,000        --   10,000,000  $2,848,790
Shares issued as finders fee...   1,000,000        --          --          --
Exercise of special warrants...  10,000,000 10,000,000 (10,000,000)        --
Exercise of warrants by
 underwriters..................   1,000,000        --          --      320,000
Additional share issue costs...         --         --          --     (211,878)
                                 ---------- ---------- -----------  ----------
Share capital of EDC, March 11,
 1996..........................  59,278,000 10,000,000         --   $2,956,912
                                 ========== ========== ===========  ==========

     As part of a 1995 private placement, underwriters were granted options to acquire 1,000,000 common share purchase warrants entitling the holder to purchase shares at a price of $0.32 per share. These options were exercised in 1996. In addition, Yorkton Securities Inc. and Securities Trading S.A. were issued a finder's fee which resulted in them acquiring in total, 1,000,000 common shares of EDC for no cash proceeds.

     (ii) As at March 12, 1996:

     The ascribed share capital of EDCC as at March 12, 1996 for accounting purposes, is computed as follows:

      Existing share capital of EDC, March 12, 1996................. $2,956,912
      Ascribed value of shares of EDCC..............................  2,204,638
                                                                     ----------
      Share capital of EDCC, March 12, 1996......................... $5,161,550
                                                                     ==========

                          EVERYWARE DEVELOPMENT INC.

                             (in Canadian dollars)


     The number of outstanding common shares and warrants of EDCC as at March 12, 1996, is computed as follows:

                                                           Common
                                                           shares    Warrants
                                                         ---------- ----------
Existing EDCC shares and warrants March 12, 1996........  9,116,435  3,624,500
Shares and warrants issued to effect business
 combination with EDC................................... 59,278,000 10,000,000
                                                         ---------- ----------
                                                         68,394,435 13,624,500
                                                         ========== ==========

     (iii) March 12, 1996 to June 30, 1997:

     Changes in the share capital of EDCC to June 30, 1997, the effective date of the business combination with InContext, were as follows:

                                 Common                 Special
                                 shares    Warrants    warrants      Amount
                               ---------- ----------  -----------  -----------
Share capital of EDCC,
March 12, 1996...............  68,394,435 13,624,500          --   $ 5,161,550
Exercise of stock options....     435,000        --           --        65,250
Exercise of warrants.........     157,500   (157,500)         --        94,500
Proceeds from private place-
 ment........................   2,000,000  2,000,000          --       400,000
                               ---------- ----------  -----------  -----------
Share capital of EDCC, Decem-
 ber 31, 1996................  70,986,935 15,467,000          --     5,721,300
Proceeds from private place-
 ment March 19, 1997.........         --         --    11,650,000    3,095,450
Proceeds from private place-
 ment April 4, 1997..........         --         --     5,200,000    1,404,600
Exercise of special war-
 rants.......................  16,850,000 16,850,000  (16,850,000)         --
Additional share issue
 costs.......................         --         --           --      (166,274)
Exercise of stock options....      75,000        --           --        11,250
Exercise of warrants.........     139,500   (139,500)         --        27,900
                               ---------- ----------  -----------  -----------
Share capital of EDCC, June
 30, 1997....................  88,051,435 32,177,500          --   $10,094,226
                               ========== ==========  ===========  ===========

     On November 19, 1996, EDCC completed a private placement for proceeds of $400,000. Pursuant to the private placement, 2,000,000 common shares were issued and 2,000,000 warrants were granted which entitle the holder to purchase one common share at $0.35 per share for each warrant tendered until November 19, 1998.

     On March 19, 1997, EDCC raised gross proceeds of $3,495,000 less transaction costs of $399,550 by way of private placement of 11,650,000 Special Warrants at a price of $0.30 per Special Warrant. Each Special Warrant consisted of one common share and one warrant, each warrant entitling the holder thereof to purchase one common share of EDCC until March 19, 1999 at a price of $0.35 per share.

     On April 4, 1997, a private placement of 5,200,000 Special Warrants at $0.30 per Special Warrant raised gross proceeds of $1,560,000, less transaction costs of $155,400. Each Special Warrant consisted of one common share and one warrant, each warrant entitling the holder thereof to purchase one common share and one warrant, each warrant entitling the holder thereof to purchase one common share of EDCC until April 4, 1999 at a price of $0.35 per share.

     On March 19, 1997, EDCC issued, to the underwriters of the private placement 1,685,000 non-assignable Special Compensation Options for no consideration. Each Special Compensation Option

                          EVERYWARE DEVELOPMENT INC.

                             (in Canadian dollars)

   entitles the holder thereof to acquire one EDCC common share and one EDCC warrant until March 18, 1999 at a price of $0.30 per option. Each warrant entitles the holder thereof to purchase one common share of EDCC until March 19, 1999 at a price of $0.35 per share.

     (iv) As at June 30, 1997

     As described in note 1(c), EDI was formed on the amalgamation of EDCC and InContext, effective June 30, 1997.

     The issued share capital of EDI as at June 30, 1997 is as follows:

                                                Common
                                                shares   Warrants    Amount
                                              ---------- --------- -----------
      EDI common shares and warrants issued
       to EDCC shareholders..................  8,805,144 3,217,750 $10,094,226
      EDI common shares and warrants issued
       to InContext shareholders.............  1,281,108 1,830,155   1,671,663
                                              ---------- --------- -----------
                                              10,086,252 5,047,905 $11,765,889
                                              ========== ========= ===========

     (v) July 1, 1997 to June 30, 1998

                                            Common
                                            shares    Warrants     Amount
                                          ---------- ----------  -----------
      Share capital of EDI, June 30,
       1997.............................. 10,086,252  5,047,905  $11,765,889
      Exercise of warrants...............  1,154,305 (1,154,305)   1,238,031
      Expiration of warrants.............        --    (818,033)         --
      Proceeds from private placements...    996,603    600,000      523,982
      Share issue costs..................        --         --       (13,000)
                                          ---------- ----------  -----------
      Share capital of EDI, June 30,
       1998.............................. 12,237,160  3,675,567  $13,514,902
                                          ========== ==========  ===========

  On February 12, 1998, the Board of Directors approved the repricing of certain warrants previously granted. The 1,332,750 series A warrants expiring on March 12, 1998 were reduced to $1.10 per share until expiry. The 200,000 series B warrants expiring on November 19, 1998 were reduced to $1.10 per share until March 12, 1998 and thereafter increased to $1.65 per share. The 1,685,000 series C warrants expiring on March 18, 1999 were reduced to $1.10 per share until March 12, 1998 and thereafter increased to $1.65 per share. The 1,830,155 series D warrants expiring on July 1, 1999 were reduced to $1.10 per share until March 12, 1998 and thereafter increased to $1.80 per share.

  During March 1998, 1,153,843 warrants were exercised at a price of $1.10 per share for net proceeds of $1,237,199 after transaction costs. On June 10, 1998, 462 warrants were exercised at a price of $1.80 per share for proceeds of $832. On March 12, 1998, 818,033 warrants expired.

  On October 3, 1997, EDI completed a private placement for proceeds of $249,600. Pursuant to the private placement, 600,000, common shares were issued and 600,000 warrants were granted which entitled the holder to purchase one common share at $0.52 per share for each warrant tendered until October 4, 1999. On November 12, 1997, EDI completed a private placement for proceeds of $97,500. Pursuant to the private placement, 75,000 common shares were issued. On May 15, 1998, EDI completed a private placement for proceeds of $176,882. Pursuant to the private placement, 321,603 common shares were issued.

                          EVERYWARE DEVELOPMENT INC.

                             (in Canadian dollars)


  Warrants outstanding at June 30, 1998 entitle the holder to purchase common shares as follows:

               Common                 Price per
               shares                   share                                 Expiring
               ------                 ---------                           -----------------
                100,000                 $1.65                             November 19, 1998
              1,268,500                 $1.65                             March 18, 1999
              1,707,067                 $1.80                             July 1, 1999
                600,000                 $0.52                             October 4, 1999
              ---------
              3,675,567

7. Stock options:

  EDI has a stock option plan covering all employees. A summary of option activity is as follows:

Outstanding at January 1, 1996....................................     510,000
  Granted.........................................................   6,225,000
  Exercised.......................................................    (435,000)
  Expired or cancelled............................................    (525,000)
                                                                    ----------
Outstanding at December 31, 1996..................................   5,775,000
  Granted.........................................................   1,302,500
  Exercised.......................................................     (75,000)
  Expired or cancelled............................................    (595,000)
                                                                    ----------
Options to acquire EDCC common stock outstanding at June 30,1997..   6,407,500
Adjustment to convert EDCC options to EDI options.................  (5,766,750)
                                                                    ----------
                                                                       640,750
Options to acquire EDI common stock converted from former options
 to acquire InContext common stock................................     106,995
                                                                    ----------
Options to acquire EDI common stock outstanding at June 30,1997...     747,745
  Granted.........................................................   1,140,100
  Expired or cancelled............................................    (957,245)
                                                                    ----------
Options to acquire EDI common stock outstanding at June 30,1998...     930,600
                                                                    ==========

  Under the amalgamation agreement, the options to acquire EDCC and InContext common stocks were converted into options under the EDI stock option plan as follows:

  . each EDCC stock option outstanding shall be treated as if such options had been issued as EDI stock options under the EDI stock option plan, except that each holder of such former EDCC stock options, upon due exercise of such former EDCC stock options shall be entitled to receive
     0.1 EDI common shares for every EDCC common share which such holder would have been entitled to receive otherwise upon due exercise of such former EDCC stock options.

  . each InContext stock option outstanding shall be treated as if such options had been issued as EDI stock options under the EDI stock option plan, except that each holder of such former InContext stock options upon due exercise of such former InContext stock options shall be entitled to receive 0.035 EDI common shares for every InContext common share which such holder would have been entitled to receive otherwise upon due exercise of such former InContext stock options.

  Under the EDI stock option plan, the aggregate number of common shares reserved for issuance is 10% of the issued common shares, of which 293,116 remain available at June 30, 1998.

                          EVERYWARE DEVELOPMENT INC.

                             (in Canadian dollars)


  Options outstanding at June 30, 1998 are as follows:

             Common                 Price per
             shares                   share                                     Expiry
             ------                 ---------                                   ------
               4,550                 $14.29                               September 19, 1999
              12,000                 $ 2.50                               October 10, 1999
               3,500                 $14.29                               March 29, 2000
               2,450                 $44.57                               July 28, 2000
              30,000                 $ 2.25                               July 29, 2001
             329,000                 $ 0.375                              August 12, 2002
             416,000                 $ 0.74                               September 30, 2002
             133,100                 $ 0.74                               March 24, 2003
             -------
             930,600
             =======

8. Divestitures/Acquisitions:

  Divestitures:

    During the year ended June 30, 1998, the Company sold for cash two of its subsidiaries, InContext Corporation and Bottom Line Software resulting in a gain on sale of $2,500.

    The total selling price was approximately $752,500 less selling costs of $100,000. The net assets sold consisted of purchased technology and product rights of $650,000, current assets of approximately $150,000, capital assets of approximately $20,000, accounts payable and accrued liabilities of approximately $170,000.

    For the year ended June 30, 1998 the subsidiaries reported sales of approximately $800,000 ($120,000 six months ended June 30, 1997; $410,000 year ended December 31, 1996).

  Acquisition of InContext Systems Inc.:

    As described in notes 1(c) and 1(d) the business combination with InContext has been accounted for as an acquisition of InContext by EDCC.

    The total purchase price for InContext Systems Inc. and its two subsidiaries InContext Corporation and InContext USA Corporation was $2,171,663. The consideration comprised 1,281,108 shares in EDI with an ascribed value of $1,921,663 at $1.50 per share plus $250,000 of transaction costs.

    The acquired business included at fair value, $97,010 of cash, $29,210 of other current assets, $326,772 of capital assets and $1,004,693 of current liabilities.

    The difference between the total purchase price and the net fair value of all identifiable assets and liabilities acquired was $2,723,364 and has been reflected in the financial statements as purchased technology and product rights.

  During 1996, the Company purchased the net assets of Bottom Line Software, which were nominal in amount, from related parties for $1. The Company previously held a 20% ownership interest in Bottom Line Software.

                          EVERYWARE DEVELOPMENT INC.

                             (in Canadian dollars)

9. Commitments:

  Under various agreements, the Company has an obligation to pay royalties based upon sales of certain computer software products. There are no minimum royalties required under these agreements.

  The Company is committed under operating leases for office space. The annual commitments for the years ending June 30 are as follows: 1999--$450,000; 2000--$303,000 and 2001--$23,000.

10. Income taxes:

  At June 30, 1998, the Company has tax loss carry-forwards available to reduce future years' income for tax purposes. Federal and provincial losses are approximately $8,200,000 and $9,400,000 respective, expiring between 2002 and 2005. The Company also has scientific research costs of approximately $2,000,000 and share issue costs of approximately $1,000,000 available to reduce future years' income for tax purposes. The benefit of the foregoing items has not been recorded in these accounts.

11. Net loss per share:

  Net loss per share has been calculated using the weighted average number of shares deemed or actually outstanding during the year ended June 30, 1998 and consists of 10,968,047 shares (six months ended June 30, 1997: 7,245,212 shares; year ended December 31, 1996: 6,595,778 shares).

12. Changes in non-cash operating working capital:

                                            Year      Six months      Year
                                            ended       ended        ended
                                          June 30,     June 30,   December 31,
                                            1998         1997         1996
                                         -----------  ----------  ------------
Decrease (increase) in accounts
 receivable............................. $  (537,741) $1,023,058  $(1,733,199)
Decrease (increase) in inventory........      14,064      (6,002)     (99,990)
Decrease (increase) in investment tax
 credits receivable.....................     110,491     462,576      (16,772)
Decrease (increase) in prepaid
 expenses...............................     (38,585)     48,118      (57,029)
Decrease in receivable from related
 companies..............................         --          --        17,777
Increase (decrease) in accounts payable
 and accrued liabilities................    (952,688)    312,367      954,746
Decrease (increase) in deferred
 revenue................................     106,073      (7,299)     (31,451)
                                         -----------  ----------  -----------
                                         $(1,298,386) $1,832,818  $  (965,918)
                                         ===========  ==========  ===========

13. Fair values of financial instruments:

  The carrying values of all financial assets and liabilities approximate their fair value due to the relatively short periods to maturity of the instruments.

14. Uncertainty due to the Year 2000 Issue:

  The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue

                          EVERYWARE DEVELOPMENT INC.

                             (in Canadian dollars)

affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

15. Subsequent event:

  On October 1, 1998, an offer was made to the existing shareholders of the Company to purchase for cash all of the outstanding common shares at a price of $1.20 per share. The offer to purchase the shares is conditional upon, among other things, at least 66 2/3% of the outstanding common shares being tendered.

16. Reconciliation to United States Generally Accepted Accounting Principles:

  Reconciliations of net loss determined in accordance with generally accepted accounting principles in Canada to net loss determined under accounting principles which are generally accepted in the United States are as follows:

                                             Year      Six months       Year
                                             ended        ended        ended
                                           June 30,     June 30,    December 31,
                                             1998         1997          1996
                                          -----------  -----------  ------------
Net loss for the period in accordance
 with Canadian accounting principles, as
 reported...............................  $(3,577,311) $(4,233,753) $(2,299,811)
Development expenses (a)................          --       390,000          --
Compensation expense related to options
 granted to non-employees (b)...........     (100,000)     (50,000)     (60,000)
Compensation expense related to options
 granted to employees (c)...............     (590,000)    (320,000)    (360,000)
Expense associated with repricing of
 warrants (d)...........................   (1,000,000)         --           --
Impact of adjustments to purchase price
 of InContext Systems Inc. (e)..........     (490,207)         --           --
                                          -----------  -----------  -----------
Net loss for the period in accordance
 with United States accounting
 principles.............................  $(5,757,518) $(4,213,753) $(2,719,811)
                                          ===========  ===========  ===========
Net loss per share in accordance with
 United States accounting principles--
 Basic and Fully Diluted................  $   (0.5249) $   (0.5816) $   (0.4124)
                                          ===========  ===========  ===========

  Differences between Canadian and United States accounting principles are as follows:

   (a) Under Canadian accounting principles, development costs, which meet certain criteria, are deferred and amortized. Under United States accounting principles, such development costs would not have met the test for capitalization and accordingly have been expensed as incurred.

   (b) During the year ended December 31, 1996, the Company issued options to purchase 500,000 common shares for $0.48 per share to a shareholder who was performing consulting services for the Company. The options vest over a thirty month period. During the period ended June 30, 1997, the Company reduced the exercise price of the option to $0.25 per share. All other terms of the original option agreement were unchanged. Under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" the fair value of these options must be recognized as an expense and as additional paid in capital over the vesting period of the options.

     The fair value of the option at the date of grant has been estimated using the Black-Scholes option pricing model with the following weighted average assumptions used for original grant and repricing. In 1996 and 1997, respectively: dividend yield of zero, expected volatility of 70% , risk-free interest rates

                          EVERYWARE DEVELOPMENT INC.

                             (in Canadian dollars)

   of 4% for both years and expected lives of 30 months and 15 months for 1996 options and 1997 repriced options.

   (c) At June 30, 1998, the Company has a stock-based compensation plan for employees. The Company applies APB Opinion 25 and related Interpretations in accounting for compensation costs for the employee stock option plan for U.S. GAAP purposes. Accordingly, compensation cost has been recognized under U.S. GAAP over the vesting period for the plan where the options were issued and the strike price at the date of being granted was less than the trading price of the Company's shares. Where the options issued had a strike price greater than the market value of the shares, no compensation cost has been recognized.

   (d) During 1998, the Board of Directors approved the repricing of certain warrants granted as outlined in note 6(b). Under US GAAP, in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the fair value of the repriced warrants in excess of the fair value of the warrant immediately prior to repricing is accounted for as compensation expense.

       The fair value of the warrants has been estimated using the Black-Scholes option pricing model with the following weighted average assumptions used: dividend yield of zero, expected volatility of 70%, risk-free interest rate of 4% and expected life of 11 months.

   (e) On June 30, 1997, EDCC completed a Plan of Arrangement with InContext, a public company, which was a software developer. A new company, EDI was formed as described in note 1(c). As described in note 8, the amalgamation of InContext and EDCC was accounted for as an acquisition of InContext by EDCC using the purchase method of accounting for business combinations under Canadian GAAP.

     Under US GAAP, the transaction also would be accounted for using the purchase method of accounting. However, under US GAAP, the value of the equity securities issued is based on the trading price of Everyware's shares for a reasonable period of time before and after the two companies have reached an agreement on the transaction terms and conditions and the proposed transaction are announced. Accordingly, the date for measuring the consideration paid by Everyware to acquire InContext is deemed to be May 16, 1997 rather than June 30, 1997 used under Canadian GAAP.

     Under US GAAP, the value ascribed to the consideration paid by Everyware to acquire InContext has been determined as follows:

    Common shares................................................... $3,843,324
    Warrants........................................................  1,750,000
    Transaction costs...............................................    500,000
                                                                     ----------
                                                                      6,093,324
    Purchase price consideration under Canadian GAAP................  2,171,663
                                                                     ----------
                                                                     $3,921,661
                                                                     ==========

     This difference has been allocated to goodwill and is being amortized over 8 years.

  The cumulative effect of the application of the above-noted United States accounting principles on the balance sheet of the Company as at June 30, 1998 would be to decrease deferred development costs asset by Nil (June 30, 1997-- Nil, December 31, 1996--$390,000), increase goodwill by $3,431,454 (June 30,
1997-- $3,921,661, December 31, 1996--Nil), and increase shareholders' equity by $3,431,454 (June 30, 1997--increase $3,921,661, December 31, 1996--decrease
$390,000).

                          EVERYWARE DEVELOPMENT INC.

                             (in Canadian dollars)

  Under US GAAP, non-cash financing and investing activities are excluded from the Statement of Cash Flows. Accordingly, the Consolidated Statement of Changes in Financial Position would be revised for the acquisition of InContext on June 30, 1997 through the issuance of shares with an ascribed value of $1,671,663. Further, expenditures on deferred development would be reclassified from investing activities to operating activities. The impact on the Company's Consolidated Statement of Financial Position is as follows:

                                            Year      Six months       Year
                                            ended        ended        ended
                                          June 30,     June 30,    December 31,
                                            1998         1997          1996
                                         -----------  -----------  ------------
Cash provided by (used in):
Operations:
  Under Canadian GAAP................... $(3,962,639) $(1,500,454) $(1,756,273)
  Expenditures on deferred development..         --      (302,944)  (1,231,340)
                                         -----------  -----------  -----------
  Under US GAAP......................... $(3,962,639) $(1,803,398) $(2,987,613)
                                         ===========  ===========  ===========
Financing:
  Under Canadian GAAP................... $ 2,401,513  $ 6,044,589  $ 2,872,510
  Non-cash proceeds on issuance of
   common shares and warrants...........         --    (1,671,633)         --
                                         -----------  -----------  -----------
  Under US GAAP......................... $ 2,401,513  $ 4,372,956  $ 2,872,510
                                         ===========  ===========  ===========
Investments:
  Under Canadian GAAP................... $  (408,341) $(2,594,764) $(1,981,121)
  Non-cash acquisition of InContext.....         --     1,671,633          --
  Expenditures on deferred development..         --       302,944    1,231,340
                                         -----------  -----------  -----------
  Under US GAAP......................... $  (408,341) $  (620,187) $  (749,781)
                                         ===========  ===========  ===========

                              [Inside Back Cover]

[Graphic]

Think of it as the Pervasive two-step.

[Graphic of shrinkwrap packaged application software boxes labeled Pervasive.SQL and Tango Developer Studio]

Managing information and lowering the cost of ownership in packaged and Web-based business solutions.

Pervasive Software's Pervasive.SQL database products and Tango Web development and deployment environment dramatically simplify the development, deployment and maintenance of Web-based and distributed applications. Our products reduce businesses' reliance on scarce and expensive IT professionals. They save development time. And they comprise a comprehensive, single-vendor solution that integrates the Web application server and underlying database for today's high-volume, dynamic Web-based applications.

Pervasive.SQL combines transactional and relational data access in a high-performance zero-administration database engine.

Tango enables developers to create and deploy complex database-driven Web applications quickly and easily.

Together, these products lower the total cost of ownership of today's sophisticated, business critical applications.

[Graphic of Pervasive Software Logo]

                   [LOGO OF PERVASIVE SOFTWARE APPEARS HERE]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC Registration fee.................................................. $ 17,206
NASD fee..............................................................    7,359
Nasdaq National Market listing fee....................................   17,500
Printing and engraving expenses.......................................  120,000
Legal fees and expenses...............................................  250,000
Accounting fees and expenses..........................................   40,000
Blue sky fees and expenses............................................    5,000
Transfer agent fees...................................................   10,000
Miscellaneous fees and expenses.......................................   57,935
                                                                       --------
  Total............................................................... $525,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law." Reference is made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

  On April 19, 1995, the Company issued and sold 2,213,132 shares of its Series C Preferred Stock to Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P., Technologies for Information and Publishing, L.P., Technologies for Information and Entertainment, L.P. and Triad Ventures Limited, II for an aggregate purchase price of $2,725,029.42.

  The issuance described above was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transaction. To the Registrant's knowledge, all recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

Exhibit No  Description
----------  -----------
1.1/1/....  Form of Underwriting Agreement (preliminary form).
2.1/4/....  Support Agreement between Pervasive Software Inc. and EveryWare
            Development Inc. dated September 30, 1998, including Schedules A and
            B thereto.
3.1/2/....  Restated Certificate of Incorporation.
3.2/2/....  Bylaws of the Registrant.
4.1.......  Reference is made to Exhibits 3.1, 3.2 and 4.3.
4.2/2/....  Specimen common stock certificate.
4.3/2/....  Investors' Rights Agreement dated April 19, 1995, between the
            Registrant and the investors named therein.
5.1/1/....  Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
            LLP.
10.1/2/...  Form of Indemnification Agreement.
10.2/2/...  1997 Stock Incentive Plan.
10.3/2/...  Employee Stock Purchase Plan.
10.4/2/...  First Amended and Restated 1994 Incentive Plan.
10.5/2/...  Amendment and Restatement of Credit Agreement dated March 31, 1997 between the Company and Texas Commerce Bank National Association
            (now known as Chase Bank of Texas, National Association).
10.6/2/...  Lease Agreement dated October 5, 1994 between the Company and Colina
            West Limited.
10.7/2/...  First Amendment to Lease Agreement dated September 8, 1995 between the Company and Colina West Limited.
10.8/2/...  Sublease Agreement dated December 10, 1996 between the Company and
            Reynolds, Loeffler & Dowling, P.C.
10.9/2/...  Joint Venture Agreement dated March 26, 1995 between the Company and Novell Japan, Ltd.,
            AG Tech Corporation and Empower Ltd.
10.10/3/..  Lease agreement dated April 2, 1998 between the Company and
            CarrAmerica Realty, L.P. T/A Riata Corporate Park.
10.11/3/..  Amendment and Restatement of Credit Agreement and Promissory Note
            dated February 28, 1998 between the Company and Chase Bank of Texas,
            National Association.
21.1......  Subsidiaries of the Registrant.
23.1......  Consent of Independent Auditors, Ernst & Young LLP.
23.2......  Consent of Independent Auditors, KPMG LLP.
23.3......  Consent of Counsel. Reference is made to Exhibit 5.1.
24.1......  Power of Attorney (see page II-4).
27.1......  Financial Data Schedule.

--------
/1/ To be filed by amendment.
/2/ Incorporated by reference to the Company's Registration Statement on Form
    S-1 (File No. 333-32199).
/3/ Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1998.
/4/ Incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on October 6, 1998.

  (b) Financial Statement Schedules

Schedule II--Valuation and Qualifying Accounts

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 8th day of February, 1999.

                                          PERVASIVE SOFTWARE INC.

                                                     /s/ Ron R. Harris
                                          By: _________________________________
                                            Ron R. Harris
                                            President and Chief Executive
                                            Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Ron R. Harris and James R. Offerdahl, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          /s/ Ron R. Harris            President, Chief Executive Officer  February 8, 1999
______________________________________  and Director (Principal Executive
            Ron R. Harris               Officer)

        /s/ James R. Offerdahl         Chief Financial Officer, Vice       February 8, 1999
______________________________________  President, Administration and
          James R. Offerdahl            Secretary (Principal Financial
                                        and Accounting Officer)

        /s/ Nancy R. Woodward          Director                            February 8, 1999
______________________________________
          Nancy R. Woodward

        /s/ Joseph C. Aragona          Director                            February 8, 1999
______________________________________
          Joseph C. Aragona

         /s/ David A. Boucher          Director                            February 8, 1999
______________________________________
           David A. Boucher

                                       Director                            February 8, 1999
______________________________________
            David Bradford

      /s/ Shelby H. Carter, Jr.        Director                            February 8, 1999
______________________________________
        Shelby H. Carter, Jr.


                                  SCHEDULE II

                            PERVASIVE SOFTWARE INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                 (in thousands)

                                               Additions  Deductions
                                    Balance at Charged to Write-offs  Balance
                                    Beginning  Costs and  Charged to at End of
            Description             of Period   Expenses  Allowance   Period
            -----------             ---------- ---------- ---------- ---------
Allowance for Doubtful accounts:
Year ended June 30, 1996...........   $  --      $  --      $ --      $  --
Year ended June 30, 1997...........      --         100       --         100
Year ended June 30, 1998...........      100        200       --         300
Valuation Allowance for Deferred
 Tax Asset:
Year ended June 30, 1996...........    1,079      1,047       --       2,126
Year ended June 30, 1997...........    2,126        --        428      1,698
Year ended June 30, 1998...........    1,698        --        462      1,236

                                      S-1